Exhibit 10.1

SUBJECT TO FRE 408 AND EQUIVALENTS

EXECUTION VERSION

THIS AMENDED AND RESTATED TRANSACTION SUPPORT AGREEMENT DOES NOT CONSTITUTE, AND SHALL NOT BE DEEMED, AN OFFER OR A SOLICITATION WITH RESPECT TO ANY SECURITIES. ANY SUCH OFFER OR SOLICITATION WILL COMPLY WITH ALL APPLICABLE SECURITIES LAWS. NOTHING CONTAINED IN THIS AMENDED AND RESTATED TRANSACTION SUPPORT AGREEMENT SHALL BE AN ADMISSION OF FACT OR LIABILITY OR, UNTIL THE OCCURRENCE OF THE AGREEMENT EFFECTIVE DATE ON THE TERMS DESCRIBED HEREIN, DEEMED BINDING ON ANY OF THE PARTIES HERETO.

THIS AMENDED AND RESTATED TRANSACTION SUPPORT AGREEMENT DOES NOT PURPORT TO SUMMARIZE ALL OF THE TERMS, CONDITIONS, REPRESENTATIONS, WARRANTIES, AND OTHER AGREEMENTS WITH RESPECT TO THE TRANSACTIONS DESCRIBED IN THIS AMENDED AND RESTATED TRANSACTION SUPPORT AGREEMENT, WHICH TRANSACTIONS WILL BE SUBJECT TO THE EXECUTION OF DEFINITIVE DOCUMENTS INCORPORATING THE TERMS AND CONDITIONS SET FORTH IN THIS AMENDED AND RESTATED TRANSACTION SUPPORT AGREEMENT AND THE CLOSING OF ANY TRANSACTION SHALL BE SUBJECT TO THE TERMS AND CONDITIONS SET FORTH IN SUCH DEFINITIVE DOCUMENTS.

AMENDED AND RESTATED TRANSACTION SUPPORT AGREEMENT

This Amended and Restated Transaction Support Agreement (together with the exhibits and attachments hereto, including the Term Sheet (as defined below), as each may be amended, restated, supplemented, or otherwise modified from time to time in accordance with the terms hereof, this “Agreement”), dated as of January 22, 2024, is entered into by and among:

(a)

Lumen Technologies, Inc., a Louisiana corporation (“Lumen”), Level 3 Financing, Inc., a Delaware corporation (“Level 3”), and Qwest Corporation, a Colorado corporation (“Qwest”, and collectively with Lumen and Level 3, the “Company”) (each such party listed in this clause (a), a “Company Party” and, such parties collectively, the “Company Parties”); and

(b)	the Consenting Parties[1] (as defined below).

[1]

For the avoidance of doubt, any Affiliates (as defined herein) or related parties of any such Consenting Party shall not, as a result of being Affiliates or related parties, be deemed to be Consenting Parties themselves. The Parties acknowledge and agree that all representations, warranties, covenants, releases and other agreements made by any Consenting Party that is (1) a separately managed fund or account of or advised or sub-advised by an investment manager or (2) a trustee are being made, in the case of a Consenting Party described in clause (1) hereof, only with respect to the Claims held by such separately managed, advised or sub-advised fund or account (in the amount identified on the signature pages hereto), and, in the case of a Consenting Party described in clause (2) hereof, solely in its capacity as trustee of such trust (in the related

This Agreement collectively refers to the Company Parties and the Consenting Parties signatory hereto as the “Parties” and each individually as a “Party.”

amount identified on the signature pages hereto) and only with respect to Claims held by such trust, and, in no event shall such representations, warranties or covenants apply to (or be deemed to be made in relation to) any Claims that may be beneficially owned by other funds, accounts or clients that are managed, advised or sub-advised by such investment manager or an Affiliate of such investment manager or other trusts for which such Consenting Party is trustee. The Parties further acknowledge and agree that all representations, warranties, covenants, releases and other agreements made by any Consenting Party that is (i) an investment advisor, sub-advisor, manager of managed funds or accounts or trustee are being made solely in such Consenting Party’s capacity as an investment advisor, sub-advisor, manager to the beneficial owners of or trustee of a trust that holds the Existing Debt specified on the applicable signature pages hereto (in the amount identified on such signature pages), and shall not apply to (or be deemed to be made in relation to) such investment advisor, sub-advisor, manager or trustee in any other capacity, including, without limitation, in its capacity as an investment advisor, sub-advisor, or manager of other managed funds or accounts or trustee of other trusts or (ii) a trading desk or group of an entity, are being made solely with respect to such trading desk or group that holds Existing Debt specified on the applicable signature pages hereto (in the amount identified on such signature pages), and shall not apply to (or be deemed to be made in relation to) any other trading desk or group of such entity.

23.	Notices	40

24.	No Third-Party Beneficiaries	42

25.	Publicity; Non-Disclosure	42

26.	Successors and Assigns; Severability	43

27.	Error; Ambiguity	44

28.	Joinder	44

Schedules

Schedule 1	Consenting Lumen Tech Revolving Lenders Trading Desks
Schedule 2	New Money Commitments
Schedule 3	Backstop Parties
Schedule 4	Specified Lumen Tech Consenting Parties
Schedule 5	Additional Specified Lumen Tech Consenting Parties
Schedule 6	Level 3 Senior Unsecured Notes Transaction

Exhibits

Exhibit A	Term Sheet
Exhibit B	[Reserved]
Exhibit C	[Reserved]
Exhibit D	[Reserved]
Exhibit E	Form of Permitted Transferee Joinder
Exhibit F	Form of Additional Consenting Party Joinder

RECITALS

WHEREAS, on October 31, 2023, the Company Parties and certain of the Initial Consenting Parties entered into that certain Transaction Support Agreement (the “Original Transaction Support Agreement”), pursuant to which such parties agreed to support and pursue the Transactions (as defined therein) on the terms and conditions set forth therein;

WHEREAS, the Company Parties, the Initial Consenting Parties, the Specified Lumen Tech Consenting Parties and each of the Existing Lumen Tech Revolving Lenders have engaged in arm’s length, good faith negotiations and reached an agreement regarding certain modifications to the Original Transaction Support Agreement on the terms set forth in this Agreement and have agreed to support and pursue the Transactions (as defined herein) that are specified in the term sheet attached as Exhibit A hereto (together with the exhibits and attachments hereto, as each may be amended, restated, supplemented, or otherwise modified from time to time in accordance with the terms hereof, the “Term Sheet”) in accordance with and subject to the terms and conditions set forth herein;

WHEREAS, the Company Parties indicated to the Consenting Parties that, as of the date hereof, they would not commit to the Transactions governed hereby relating to certain of the Existing Debt with any parties other than the Consenting Parties;

WHEREAS, pursuant to Section 17 of the Original Transaction Support Agreement, the Company Parties and all Initial Consenting Parties, desire to amend, restate and replace in its entirety the Original Transaction Support Agreement with this Agreement, and each of the Existing Lumen Tech Revolving Lenders party hereto and the Specified Lumen Tech Consenting Parties have agreed to become party to this Agreement as Consenting Parties, in each case, as of the Agreement Effective Date;

WHEREAS, this Agreement amends and restates the Original Transaction Support Agreement among the parties thereto in its entirety; and

WHEREAS, this Agreement sets forth the agreements among the Parties concerning their respective commitments, subject to the terms and conditions hereof, to support and implement the Transactions.

NOW, THEREFORE, in consideration of the promises, mutual covenants, and agreements set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, each of the Parties, intending to be legally bound, hereby agrees as follows:

AGREEMENT

DEFINITIONS AND INTERPRETIVE MATTERS

1.    Definitions; Construction.

(a)    Capitalized terms used but not otherwise defined herein shall have the meanings given to them in the Term Sheet or as otherwise expressly set forth herein. The following terms used in this Agreement are defined as:

“Ad Hoc Group” means the ad hoc group of holders of Existing Debt represented by the Ad Hoc Group Advisors.

“Ad Hoc Group Advisors” means, collectively, Davis Polk and Houlihan Lokey.

“Additional Consenting Party” or “Additional Consenting Parties” has the meaning set forth in Section 28 hereof.

“Affiliate” means, with respect to any Person, any other Person directly or indirectly controlling, controlled by or under common control with, such Person. For the avoidance of doubt, Parties with investments managed by separate Persons shall be deemed to be Affiliates of one another if the Persons who manage their investments are themselves under common control.

“Agreement” has the meaning set forth in the preamble hereof.

“Agreement Effective Date” has the meaning set forth in Section 3 hereof.

“Alternative Transaction” means any dissolution, winding up, liquidation, receivership, assignment for the benefit of creditors, restructuring, reorganization, workout, exchange, extension, sale, disposition, merger, amalgamation, acquisition, consolidation, partnership, plan of arrangement, plan of reorganization, plan of liquidation, investment, debt investment, equity investment, tender offer, refinancing, recapitalization, share exchange, business combination, joint venture or similar transaction involving all or a material portion of the assets, debt or equity of the Company Parties and their respective subsidiaries (taken as a whole), in each case that is a bona fide alternative to the Transactions.

“Amendments” has the meaning set forth in the Term Sheet.

“Applicable Existing Debt” has the meaning set forth in Section 8(a) hereof.

“Automatic Termination Event” has the meaning set forth in Section 7(d) hereof.

“Backstop Commitment” means the commitments of each of the Consenting Parties (as in effect upon the Company’s receipt of the Subscription Notice) to fund its Backstop Commitment Percentage of the Uncommitted First Lien Amount.

“Backstop Commitment Amount” has the meaning set forth in Section 6(d) hereof.

“Backstop Commitment Percentage” means, for each Backstop Party, the percentage set forth opposite such Backstop Party’s name on Schedule 3 hereto.

“Backstop Commitment Premium” has the meaning set forth in the Term Sheet.

“Backstop Parties” means the Consenting Parties identified on Schedule 3 hereto.

“Bankruptcy Code” means title 11 of the United States Code, 11 U.S.C. §§ 101, et seq., as amended from time to time.

“Business Day” means any day other than a Saturday, Sunday, or any other day on which banks in New York, New York are authorized or required by law to close.

“Cahill” means Cahill Gordon & Reindel LLP.

“Claim” means (a) a right to payment, whether or not such right is reduced to judgment, liquidated, unliquidated, fixed, contingent, matured, unmatured, disputed, undisputed, legal, equitable, secured, or unsecured, or (b) a right to an equitable remedy for breach of performance if such breach gives rise to a right to payment, whether or not such right to an equitable remedy is reduced to judgment, fixed, contingent, matured, unmatured, disputed undisputed, secured, or unsecured, each as set forth in section 101(5) of the Bankruptcy Code.

“Closing Conditions” has the meaning set forth in Section 3(b).

“Closing Date” shall mean the date of the satisfaction (or waiver, if applicable) of the closing conditions set forth in Section 3 hereof, the Definitive Documents and the consummation of the Transactions, including the funding of the New Money First Lien Indenture and the extension of the new Lumen Tech Superpriority Revolving Facility.

“Company” has the meaning set forth in the preamble hereof.

“Company Party” or “Company Parties” has the meaning set forth in the preamble hereof.

“Company Released Claims” has the meaning set forth in Section 10(a).

“Company Released Party” means each of: (a) the Company Parties and each of their Affiliates; (b) the predecessors, successors, and assigns of each of the foregoing; and (c) the current and former officers, directors, members, managers, partners, employees, shareholders, advisors, agents, professionals, attorneys, financial advisors, and other representatives of each of the foregoing, in each case in their capacity as such.

“Company Termination Event” has the meaning given to such term in Section 7(b) hereof.

“Consenting Lumen Tech Revolving Lenders” means, collectively, each of the undersigned Existing Lumen Tech Revolving Lenders.

“Consenting Lumen Tech Revolving Lenders Trading Desks” means, collectively, each of the Lumen Tech Revolving Lenders Trading Desks set forth on Schedule 1 hereto solely in respect of (a) subject to the proviso below the Existing Debt held thereby as of the Original Agreement Effective Date and (b) that pursuant to Section 4(i) elect in their sole discretion to become Party to this Agreement; provided, however, that with regards to ability to participate in notes exchanges, such entities shall only be deemed Consenting

Lumen Tech Revolving Lenders Trading Desks with respect to the Existing Debt expressly identified on Schedule 1, which, with respect to the aggregate amount of Existing Level 3 Senior Secured Notes and the aggregate amount of Existing Level 3 Senior Unsecured Notes, shall not be in excess of the aggregate amount of such Existing Level 3 Senior Secured Notes or Existing Level 3 Senior Unsecured Notes, respectively, by such party on October 31, 2023.

“Consenting Lumen Tech Term A/A-1 Lenders” means, collectively, each of the undersigned Existing Lumen Tech Term A/A-1 Lenders.

“Consenting Parties” means, subject to footnote 1 hereof, collectively,

(a) each of the Consenting Parties under the Original Transaction Support Agreement and the undersigned Existing Lumen Tech Term A/A-1 Lenders, Specified Lumen Tech Consenting Parties, Consenting Lumen Tech Revolving Lenders Trading Desks, and Existing Lumen Tech Revolving Lenders that, in each case, are holders of Existing Debt, and

(b) in their capacity as such, the undersigned investment advisors, sub-advisors, or managers (together with their respective successors and permitted assigns) of discretionary accounts or other beneficial owners that hold Existing Debt, which such accounts or beneficial owners such investment advisors, sub-advisors, or managers have authority to bind or direct (in the event such Consenting Party is party to, or an Affiliate of a party to, a derivative or participation transaction that transfers the economics of ownership to such Consenting Party), and by executing this Agreement do thereby bind or direct (in the case such Consenting Party is party to, or an Affiliate of a party to, a derivative or participation transaction that transfers the economics of ownership to such Consenting Party), to the terms of this Agreement (including, for the avoidance of doubt, the Additional Consenting Parties).

“Consenting Parties Termination Event” has the meaning given to such term in Section 7(a) hereof.

“Consenting Party Released Claims” has the meaning given to such term in Section 10(b) hereof.

“control” (including the terms “controlling,” “controlled by” and “under common control with”), with respect to the relationship between or among two or more Persons, means the possession, directly or indirectly, of the power to direct or cause the direction of the affairs or management of a Person, whether through the ownership of voting securities, as trustee or executor, by contract or otherwise.

“Davis Polk” means Davis Polk & Wardwell LLP.

“Definitive Documents” means:

(a)	the New Money First Lien Indenture,

(b)	the Level 3 First Lien Credit Agreement,

(c)	the Level 3 10.500% First Lien Indenture,

(d)	the Level 3 10.750% First Lien Indenture,

(e)	the Level 3 Second Lien Indentures,

(f)	the Amendments,

(g)	the Lumen Tech Superpriority Revolving/Term A Credit Agreement,

(h)	the Lumen Tech Superpriority Term B Credit Agreement,

(i)	the Lumen Tech 4.125% Superpriority Indenture,

(j)	any security or collateral documents entered into in connection with the Transactions,

(k)	the Intercreditor Agreements,

(l)	securities offering or exchange offer documents in connection with the Transactions,

(m)	consent solicitation statements or other solicitation materials, including related notices, ballots, or other election forms used in connection with the Transactions, and

(n)	all other ancillary and related documents, schedules, exhibits, addenda and instruments entered into in connection with the Transactions.

“Election Date” has the meaning set forth in Section 6(b) hereof.

“EMEA Sale” means the disposition of the Company’s Europe, Middle East and Africa business pursuant to that certain Put Option Agreement, dated as of November 2, 2022, by and among certain affiliates of the Company and Colt Technology Services Group Limited.

“Evercore” means Evercore Group LLC.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Existing Agents” means the administrative agent and collateral agent under (a) the Existing Lumen Tech Credit Agreement and (b) the Existing Level 3 Credit Agreement.

“Existing Debt” means (a) the Existing Lumen Tech Debt, (b) the Existing Level 3 Debt and (c) the Existing Qwest Debt.

“Existing Documents” means, collectively,

(a)	the Existing Level 3 Credit Agreement,

(b)	Existing Level 3 Senior Secured Notes Indentures,

(c)	the Existing Level 3 Senior Unsecured Notes Indentures,

(d)	the Existing Lumen Tech Credit Agreement,

(e)	the Existing Lumen Tech Senior Secured Notes Indenture,

(f)	the Existing Lumen Tech Senior Unsecured Notes Indentures and

(g)	all documents and agreements (including the Amendments and/or Supplemental Indentures) related thereto.

“Existing Level 3 Credit Agreement” has the meaning set forth in the Term Sheet.

“Existing Level 3 Debt” means (a) the Existing Level 3 Term Loans, (b) the Existing Level 3 Senior Secured Notes and (c) the Existing Level 3 Senior Unsecured Notes.

“Existing Level 3 Secured Debt” has the meaning set forth in the Term Sheet.

“Existing Level 3 Senior Secured Notes” has the meaning set forth in the Term Sheet.

“Existing Level 3 Senior Secured Notes Indentures” has the meaning set forth in the Term Sheet.

“Existing Level 3 Senior Unsecured Notes” has the meaning set forth in the Term Sheet.

“Existing Level 3 Senior Unsecured Notes Indentures” has the meaning set forth in the Term Sheet.

“Existing Level 3 Term Loans” means term loans issued pursuant to the Existing Level 3 Credit Agreement.

“Existing Lumen Tech Credit Agreement” has the meaning set forth in the Term Sheet.

“Existing Lumen Tech Debt” means (a) the Existing Lumen Tech Term A/A-1 Loans, (b) the Existing Lumen Tech Term B Loans, (c) the Existing Lumen Tech Revolving Facility, (d) the Existing Lumen Tech Senior Secured Notes and (e) the Existing Lumen Tech Senior Unsecured Notes.

“Existing Lumen Tech Revolving Lenders” means the Revolving Facility Lenders (as defined in the Existing Lumen Tech Credit Agreement).

“Existing Lumen Tech Revolving Facility” means the Revolving Facility (as defined in the Existing Lumen Tech Credit Agreement).

“Existing Lumen Tech Revolving Lender Advisors” means, collectively, Cahill, Freshfields, FTI and Lazard.

“Existing Lumen Tech Senior Secured Notes” has the meaning set forth in the Term Sheet.

“Existing Lumen Tech Senior Secured Notes Indentures” has the meaning set forth in the Term Sheet.

“Existing Lumen Tech Senior Unsecured Notes” has the meaning set forth in the Term Sheet.

“Existing Lumen Tech Senior Unsecured Notes Indentures” has the meaning set forth in the Term Sheet.

“Existing Lumen Tech Term A/A-1 Lenders” means the Term A Lenders and Term A-1 Lenders (each as defined in the Existing Lumen Tech Credit Agreement).

“Existing Lumen Tech Term A/A-1 Loans” means the Term A Loans and Term A-1 Loans (each as defined in the Existing Lumen Tech Credit Agreement).

“Existing Lumen Tech Term B Loans” means the Term B Loans (as defined in the Existing Lumen Tech Credit Agreement).

“Existing Qwest Debt” has the meaning set forth in the Term Sheet.

“Existing Revolver Exposure” has the meaning set forth in the Term Sheet.

“Existing Trustees” means the trustees under (a) the Existing Level 3 Senior Secured Notes Indentures, (b) the Existing Level 3 Senior Unsecured Notes Indentures, (c) the Existing Lumen Tech Senior Secured Notes Indentures and (d) the Existing Lumen Tech Senior Unsecured Notes Indentures, or any successor to any such Existing Trustee that has replaced it in accordance with the applicable provisions of the applicable indenture.

“Freshfields” means Freshfields Bruckhaus Deringer US LLP.

“FTI” means FTI Consulting, Inc.

“Gibson Dunn” means Gibson Dunn & Crutcher LLP.

“Houlihan Lokey” means Houlihan Lokey Capital, Inc.

“Indemnification Obligations” has the meaning set forth in Section 11(a) hereof.

“Indemnified Party” has the meaning set forth in Section 11(a) hereof.

“Initial Consenting Parties” means each Consenting Party that was a party to the Original Transaction Support Agreement on the Original Agreement Effective Date.

“Intercreditor Agreements” means one or more intercreditor agreements in form and substance reasonably satisfactory to the Majority Consenting Parties, the Majority Consenting Lumen Tech Revolving Lenders, the Majority Specified Lumen Tech Consenting Parties and the Company in connection with the Definitive Documents.

“LatAm Sale” means the sale of its Latin American operations to an affiliate of a fund advised by Stonepeak Partners LP that closed on August 1, 2022.

“Lazard” means Lazard Frères & Co. LLC.

“Level 3 10.500% First Lien Indenture” has the meaning set forth in the Term Sheet.

“Level 3 10.750% First Lien Indenture” has the meaning set forth in the Term Sheet.

“Level 3 2029 Exchange” has the meaning set forth in the Term Sheet.

“Level 3 2030 Exchange” has the meaning set forth in the Term Sheet.

“Level 3 First Lien Credit Agreement” has the meaning set forth in the Term Sheet.

“Level 3 Second Lien Indentures” has the meaning set forth in the Term Sheet.

“Level 3 Second Lien Notes” has the meaning set forth in the Term Sheet.

“Level 3 Senior Unsecured Notes Transaction” has the meaning set forth in the Term Sheet.

“Level 3 Term Loan Transaction” has the meaning set forth in the Term Sheet.

“Losses” has the meaning set forth in Section 11(a) hereof.

“Lumen Industry” means the industries in which the Company Parties and their subsidiaries operate.

“Lumen Tech 4.125% Superpriority Indenture” has the meaning set forth in the Term Sheet.

“Lumen Tech Revolving Lenders Trading Desks” means, collectively, each of the entities constituting the trading desks or asset management arms of the Consenting Lumen Tech Revolving Lenders.

“Lumen Tech Secured Exchange” has the meaning set forth in the Term Sheet.

“Lumen Tech Superpriority Revolving Facility” has the meaning set forth in the Term Sheet.

“Lumen Tech Superpriority Revolving/Term A Credit Agreement” has the meaning set forth in the Term Sheet.

“Lumen Tech Superpriority Term B Credit Agreement” has the meaning set forth in the Term Sheet.

“Lumen Tech Superpriority Term Loan A Facility” has the meaning set forth in the Term Sheet.

“Lumen Tech Term Loan A Transaction” has the meaning set forth in the Term Sheet.

“Lumen Tech Term Loan B Transaction” has the meaning set forth in the Term Sheet.

“Lumen Tech Unsecured Notes Transaction” has the meaning set forth in the Term Sheet.

“Majority Consenting Parties” means the Initial Consenting Parties holding a majority of the aggregate principal amount of the Existing Level 3 Debt held by the Initial Consenting Parties at the applicable time.

“Majority Consenting Lumen Tech Revolving Lenders” means the Consenting Lumen Tech Revolving Lenders holding more than 60% of the aggregate principal amount of the Existing Lumen Tech Revolving Facility held by the Consenting Lumen Tech Revolving Lenders at the applicable time.

“Majority Specified Lumen Tech Consenting Parties” means Specified Lumen Tech Consenting Parties holding both (i) a majority of the aggregate principal amount of the Existing Debt held by the Specified Lumen Tech Consenting Parties at the applicable time and (ii) a majority of the aggregate principal amount of the Existing Lumen Tech Senior Secured Notes held by the Specified Lumen Tech Consenting Parties at the applicable time.

“Material Adverse Effect” means (i) an effect, event, change, occurrence or circumstance that is materially adverse to the business, results of operations or financial condition of the Company and its subsidiaries taken as a whole or (ii) a material and adverse effect on the ability of the Company to consummate the Transactions; provided, however, that no effect, event, change, occurrence or circumstance arising or resulting from any of the following, either alone or in combination, shall constitute a Material Adverse Effect:

(a)    operating, business, regulatory, political or other trends or conditions in the Lumen Industry in the United States or elsewhere in the world;

(b)    general economic, monetary, financial, or capital, debt or credit market conditions, changes or trends (including changes in interest or exchange rates or the price of commodities or raw materials), including with respect to government spending, budgets and related matters, in each case, in the United States or anywhere else in the world;

(c)    earthquakes, floods, hurricanes, tornadoes, tsunamis, typhoons, lightning, hail storms, blizzards, droughts, cyclones, mudslides, wildfires, natural disasters or weather or other acts of nature, war or acts of war (whether or not declared), civil unrest, riots, civil disobedience, sabotage, terrorism, military actions, manmade disasters or other natural disasters, acts of God or other force majeure events or occurrences, hostilities, whether perpetrated or encouraged by a state or non-state actor or actors, cyberattacks (including phishing scams or malware attacks), pandemics (including SARS-CoV-2 or COVID-19 (and all related strains and sequences)), and any evolutions, variants or mutations thereof or related or associated epidemics, pandemics, public health emergencies or disease outbreaks, epidemics or other outbreaks of diseases, quarantine restrictions or other public health event (or escalation or worsening of any of the foregoing);

(d)    the negotiation, execution, announcement, pendency or performance of this Agreement or the consummation of the Transactions contemplated hereby (including any litigation relating to or resulting from this Agreement, the Transactions or the other transactions contemplated hereby or any downgrade in any rating assigned to any security of or any Company Party), including the impact thereof on relationships, contractual or otherwise, with, actual or potential loss or impairment of business relationships with, third parties with whom the Company and its subsidiaries interact, including, without limitation, governmental entities, clients, customers, suppliers, distributors, partners, financing sources, employees and/or independent contractors, and/or on revenue, profitability and/or cash flows;

(e)     any change in laws or GAAP or other applicable accounting rules, or the interpretation thereof;

(f)    any decline in the stock price of the common stock, par value $1.00 per share, of the Company, or the failure of the financial or operating performance of the Company or any of its business segments to meet internal or analyst projections, forecasts or budgets for any period (provided that this clause (f) shall not be construed as implying that the Company is making any representation or warranty herein with respect to any internal or analyst projections, forecasts or budgets and no such representations or warranties are being made); and

(g)    any actions taken or not taken by the Company Parties or any of their subsidiaries pursuant to this Agreement or permitted under this Agreement or with consent pursuant to the terms of this Agreement;

provided, however, that in the case of the foregoing clauses (a), (b), (c) and (e), only to the extent such effects, events, changes, occurrences, or circumstances do not materially disproportionately impact the Company and its subsidiaries, taken as a whole, as compared to other Persons operating in the Lumen Industry.

“Mutual Termination Event” has the meaning set forth in Section 7(c) hereof.

“New Money Commitment” means the commitments of the Consenting Parties set forth on Schedule 2 hereto to fund the New Money First Lien Indenture on the Closing Date, subject to the terms and conditions of this Agreement.

“New Money Commitment Amount” has the meaning set forth in Section 6(a) hereof.

“New Money Commitment Percentage” has the meaning set forth in Section 6(a) hereof.

“New Money First Lien Indenture” has the meaning set forth in the Term Sheet.

“New Money First Lien Notes” has the meaning set forth in the Term Sheet.

“Open Trade” means a written transaction, agreement, or other arrangement under which a Party to this Agreement is entitled or obligated to Transfer or receive a Transfer of any Existing Debt, with a trade date on or prior to the applicable date of determination.

“Original Agreement Effective Date” means the Agreement Effective Date of the Original Transaction Support Agreement.

“Original Transaction Support Agreement” has the meaning set forth in the recitals hereof.

“Other Consenting Parties” means each Consenting Party that becomes party to this Agreement after the Agreement Effective Date as determined by the Company in its sole discretion.

“Other Released Parties” means each of (a) the Consenting Parties, the Existing Agents and each of their respective Affiliates, (b) the predecessors, successors, and assigns of each of the foregoing, and (c) the current and former officers, directors, members, managers, partners, employees, shareholders, advisors, agents, professionals, attorneys, financial advisors, and other representatives of each of the foregoing, in each case in their capacity as such.

“Party” or “Parties” has the meaning set forth in the preamble hereof.

“Permitted Transferee” has the meaning set forth in Section 8(a) hereof.

“Person” means an individual, partnership, joint venture, limited liability company, corporation, trust, unincorporated organization, group, or any other legal entity or association.

“Public Disclosure” has the meaning set forth in Section 25(a) hereof.

“Related Fund” means, with respect to a Backstop Party, any Affiliates (including at the institutional level) of such Backstop Party or any fund, account (including any separately managed accounts) or investment vehicle that is controlled, managed, advised or sub-advised by such Backstop Party, an Affiliate of such Backstop Party or by the same investment manager, advisor or subadvisor as such Backstop Party or an Affiliate of such Backstop Party.

“Related Party” and “Related Parties” means, with respect to an Indemnified Party, any (or all, as the context may require) of such Indemnified Party’s affiliates and controlling persons and its or their respective officers, directors, partners, employees, managed funds and accounts, shareholders, advisors, agents, representatives, attorneys and controlling persons.

“Required Threshold” has the meaning set forth in Section 3 hereof.

“Revolver Transaction” has the meaning set forth in the Term Sheet.

“SEC” means the U.S. Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended.

“Specified Default” means, with respect to an individual Consenting Party, a breach by such Consenting Party of Section 5(d), 5(j), 5(k) or 5(l) hereof.

“Specified Lumen Tech Consenting Parties” means the holders of Existing Debt represented by Evercore and Gibson Dunn that are party to this Agreement as of the Agreement

Effective Date or that pursuant to Section 4(j) become party to this Agreement after the date hereof; provided, however, that with regards to ability to participate in notes exchanges with the Existing Level 3 Senior Secured Notes and Existing Level 3 Senior Unsecured Notes held thereby, such entities shall only be deemed Specified Lumen Tech Consenting Parties in amounts of such notes that were held thereby on the Original Agreement Effective Date as expressly identified on their signature page to this Agreement.

“Specified Lumen Tech Consenting Parties Advisors” means, collectively, Evercore and Gibson Dunn.

“Specified Lumen Tech Secured Notes Transaction” has the meaning set forth in the Term Sheet.

“Subscription Notice” has the meaning set forth in Section 6(b) hereof.

“Supplemental Indentures” has the meaning set forth in the Term Sheet.

“Term Loan Transactions” means (a) the Level 3 Term Loan Transaction, (b) the Lumen Tech Term Loan A Transaction and (c) the Lumen Tech Term Loan B Transaction.

“Term Sheet” has the meaning set forth in the recitals hereof.

“Termination Date” has the meaning set forth in Section 7(e) hereof.

“Termination Event” means any of a Consenting Parties Termination Event, a Company Termination Event, a Mutual Termination Event, or an Automatic Termination Event.

“Transactions” means the transactions as described in this Agreement including, without limitation,

(a)	the Revolver Transaction,

(b)	the Term Loan Transactions,

(c)	the Level 3 Senior Unsecured Notes Transaction,

(d)	the Level 3 2029 Exchange,

(e)	the Level 3 2030 Exchange,

(f)	the Lumen Tech Secured Exchange,

(g)	the Specified Lumen Tech Secured Notes Transaction,

(h)	the Lumen Tech Unsecured Notes Transaction,

(i)	entry into the Amendments and

(j)	all other transactions contemplated by or consented to in the foregoing documents.

“Transfer” or “Transferred” has the meaning set forth in Section 8(a) hereof.

“Transferor” has the meaning set forth in Section 8(a) hereof.

“Uncommitted First Lien Amount” means to the extent greater than zero, the aggregate amount of notes to be issued under the New Money First Lien Indenture less the aggregate amount of notes to be issued under the New Money First Lien Indenture that Consenting Parties subscribe to purchase pursuant to duly submitted Subscription Notices.

“Wachtell Lipton” means Wachtell, Lipton, Rosen & Katz.

(b)    In this Agreement, unless the context otherwise requires;

(i)    references to Sections, Exhibits and Schedules are references to the articles and sections or subsections of, and the exhibits and schedules attached to, this Agreement;

(ii)    references in this Agreement to “writing” or comparable expressions include a reference to a written document transmitted by means of electronic mail, in portable document format (pdf), facsimile transmission or comparable means of communication;

(iii)    words expressed in the singular number shall include the plural and vice versa; words expressed in the masculine shall include the feminine and neuter gender and vice versa;

(iv)    the words “hereof,” “herein,” “hereto” and “hereunder,” and words of similar import, when used in this Agreement, shall refer to this Agreement as a whole, including all Exhibits and Schedules attached to this Agreement, and not to any specific provision of this Agreement;

(v)    the term this “Agreement” shall be construed as a reference to this Agreement as the same may have been, or may from time to time be, amended, modified, varied, novated or supplemented;

(vi)    “include,” “includes” and “including” are deemed to be followed by “without limitation” whether or not they are in fact followed by such words;

(vii)    references to “day” or “days” are to calendar days;

(viii)    unless otherwise specified, references to a statute mean such statute as amended from time to time and include any successor legislation thereto and any rules or regulations promulgated thereunder in effect from time to time; and

(ix)    references to “dollars” or “$” refer to the currency of the United States of America, unless otherwise expressly provided.

2.    Definitive Documents; Incorporation by Reference; Amendment to the Original Transaction Support Agreement.

(a)    The Definitive Documents shall be consistent in all respects with the terms as set forth in the Term Sheet and, except as expressly set forth in such Term Sheet, shall be on terms substantially consistent with and not less favorable to the Company Parties or the Consenting Parties than the Existing Documents; provided that notwithstanding anything to the contrary herein, the Company shall have sole discretion to determine the form and substance of all amendments or modifications relating to covenants, prepayments, other “majority consent” matters, collateral, any releases of liens or guarantees, or subordination of any kind with respect to Existing Debt modified by the Amendments (including, for the avoidance of doubt, the Supplemental Indentures) and documents related thereto; provided, further, for the avoidance of doubt, that no such amendment or modification shall amend, modify or otherwise affect the rights or duties of the Administrative Agent or the Collateral Agent under the Existing Lumen Tech Credit Agreement or the Existing Level 3 Credit Agreement without the prior written consent of such Administrative Agent or Collateral Agent, as applicable. The Definitive Documents and every other document, deed, agreement, indenture, filing, notification, letter or instrument related to the Transactions shall contain terms, conditions, representations, warranties and covenants consistent with the terms of this Agreement.

(b)    The exhibits hereto are fully incorporated by reference herein and are made a part of this Agreement as if fully set forth herein, and all references to this Agreement shall include and incorporate all exhibits hereto; provided, however, that (i) to the extent that there is a conflict between this Agreement (excluding the Term Sheet), on the one hand, and the Term Sheet, on the other hand, the terms and provisions of the Term Sheet shall govern and, (ii) to the extent that there is a conflict between the Term Sheet, on the one hand, and any of the Definitive Documents, on the other hand, the terms and provisions of any such Definitive Document shall govern. Neither this Agreement nor any provision hereof may be modified, waived, amended, or supplemented, except in accordance with Section 17 hereof.

(c)    As of the date hereof, the Parties and Initial Consenting Parties (other than the Consenting Lumen Tech Revolving Lenders, it being understood they have not engaged in relevant analysis in connection with this Section 2(c)) do not expect the Transactions to cause a “significant modification” (within the meaning of Treasury Regulations Section 1.1001-3) for U.S. federal income tax purposes of any of the (i) Existing Lumen Tech Term B Loans, (ii) Existing Lumen Tech Senior Secured Notes or (iii) Existing Level 3 Senior Unsecured Notes. The Parties agree to cooperate in good faith to structure and modify the terms of the Transactions as necessary to ensure the Transactions do not cause a “significant modification” (within the meaning of Treasury Regulations Section 1.1001-3) for U.S. federal income tax purposes of any of the (i) Existing Lumen Tech Term B Loans, (ii) Existing Lumen Tech Senior Secured Notes or (iii) Existing Level 3 Senior Unsecured Notes, as determined in good faith by the Company Parties and the Majority Consenting Parties; provided that the modified terms are not materially less favorable to (1) the Consenting Parties (other than the Consenting Lumen Tech Revolving Lenders and the Specified Lumen Tech Consenting Parties), as determined in good faith by the Majority Consenting Parties (2) the Consenting Lumen Tech Revolving Lenders, as determined in good faith by the Majority Consenting Lumen Tech Revolving Lenders, (3) the Specified Lumen Tech Consenting Parties, as determined in good faith by the Majority Specified Lumen Tech Consenting Parties, and (4) the Company Parties or the Company’s Affiliates, as determined in good faith by the Company Parties.

(d)    The Majority Consenting Parties and the Company acknowledge that this Agreement is an amendment to the Original Transaction Support Agreement in accordance with the terms thereof and that all Consenting Parties to the Original Transaction Support Agreement are bound to the terms of this Agreement regardless of whether such Consenting Parties deliver signature pages to this Agreement.

CLOSING

3.    Agreement Effective Date; Conditions to Closing.

(a)    This amended and restated Agreement shall become effective upon the execution by the Company on the date hereof (such date, the “Agreement Effective Date”).

(b)    The obligations of the Company Parties (but not, for the avoidance of doubt, the Consenting Parties) to effect the Transactions are subject to the satisfaction or waiver at or prior to the closing of the Transactions of the following conditions (the “Closing Conditions”):

(i)    the execution and delivery of applicable Definitive Documents by the holders of at least 50.1% of the Existing Level 3 Term Loans;

(ii)    the execution and delivery of applicable Definitive Documents by the holders of at least 66.7% of the Existing Level 3 3.400% Senior Secured Notes due 2027;

(iii)    the execution and delivery of applicable Definitive Documents by the holders of at least 66.7% of the Existing Level 3 3.875% Senior Secured Notes due 2029;

(iv)    the execution and delivery of the applicable Definitive Documents by the holders of at least 50.1% of the Existing Level 3 10.500% Senior Secured Notes due 2030;

(v)    the execution and delivery of the applicable Definitive Documents by the holders of at least 50.1% of Existing Level 3 3.625% Senior Unsecured Notes due 2029:

(vi)    the execution and delivery of the applicable Definitive Documents by the holders of at least 50.1% of the Existing Level 3 3.750% Senior Unsecured ESG Notes due 2029;

(vii)    the execution and delivery of the applicable Definitive Documents by the holders of at least 50.1% of the Existing Level 3 4.250% Senior Unsecured Notes due 2028;

(viii)    the execution and delivery of the applicable Definitive Documents by the holders of at least 50.1% of the Existing Level 3 4.625% Senior Unsecured Notes due 2027;

(ix)    the execution and delivery of the applicable Definitive Documents by the holders of 100% of the Existing Lumen Tech Revolving Facility;

(x)    the execution and delivery of the applicable Definitive Documents by the holders of at least 95% of the Existing Lumen Tech Term A/A-1 Loans;

(xi)    the execution and delivery of the applicable Definitive Documents by the holders of at least 50.1% of the Existing Lumen Tech Term B Loans;

(xii)    the execution and delivery of the applicable Definitive Documents by the holders of at least 66.7% of the Existing Lumen Tech Senior Secured Notes prior to giving effect to any exchange transaction into such notes after the date hereof (the thresholds set forth in the foregoing clauses (i) through (xii) as to any tranche, the “Required Thresholds”); and

(xiii)    100% of the Existing Lumen Tech Revolving Lenders agree to participate on a pro rata basis based on the commitments of each such Existing Lumen Tech Revolving Lender as of the Agreement Effective Date in the Lumen Tech Superpriority Revolving Facility and Lumen Tech Superpriority Term Loan A Facility.

COVENANTS

4.    Commitments of the Company Parties. Subject to the terms and conditions of this Agreement, each Company Party agrees that it shall (and shall cause each of its direct and indirect subsidiaries to), so long as no Termination Event has occurred:

(a)    support and take all commercially reasonable actions necessary to facilitate the implementation and consummation of the Transactions, including, without limitation, (i) taking all commercially reasonable actions to support and complete the Transactions and all other commercially reasonable actions contemplated in connection therewith and under the Definitive Documents, (ii) taking all commercially reasonable actions to obtain any and all required governmental, regulatory and/or third-party approvals or consents for the implementation and consummation of the Transactions and (iii) refraining from taking any actions inconsistent with, and not failing or omitting to take an action that is required by, this Agreement or the Definitive Documents;

(b)    negotiate in good faith the Definitive Documents with the respective Parties thereto and execute and deliver each Definitive Document to which it is to be a party and consummate the Transactions, in each case as promptly as reasonably practicable; provided that notwithstanding anything to the contrary herein, the Company Parties shall not be required to enter into Definitive Documents on any terms less favorable to any Company Party than those terms contemplated by this Agreement (including the Term Sheet and exhibits and annexes thereto);

(c)    using reasonable best efforts to close the Transactions by no later than February 15, 2024, or as soon as reasonably practicable thereafter;

(d)    promptly provide the Majority Consenting Parties, the Majority Consenting Lumen Tech Revolving Lenders and the Majority Specified Lumen Tech Consenting Parties, with any documentation or information that is reasonably requested by the Majority Consenting Parties, Majority Consenting Lumen Tech Revolving Lenders or Majority Specified Lumen Tech Consenting Parties, as applicable, or is reasonably necessary to consummate the Transactions, including “know your customer” and like materials, which documentation and information shall be subject to any confidentiality restrictions to which the Consenting Party may be subject;

(e)    promptly pay when due all the reasonable and documented and invoiced fees, costs, and out-of-pocket expenses of the Ad Hoc Group Advisors, Existing Lumen Tech Revolving Lender Advisors and the Specified Lumen Tech Consenting Parties Advisors, in accordance with their respective engagement letters, fee reimbursement letters and/or fee letters entered into with the Company (if any) or the Existing Lumen Tech Credit Agreement (without duplication);

(f)    without limiting the generality of the foregoing, except as expressly contemplated by this Agreement, each Company Party shall not (and shall cause each of its direct and indirect subsidiaries not to) between the date of this Agreement and the Closing Date:

(i)    declare, set aside or pay any dividend or other distribution (whether in cash, stock or property or any combination thereof) in respect of the capital stock of Lumen, or redeem, repurchase or otherwise acquire or offer to redeem, repurchase, or otherwise acquire any shares of Lumen capital stock (other than pursuant to the Company Parties’ executive compensation plans or long term incentive plans or the Lumen preferred stock);

(ii)    sell, lease or otherwise transfer, or create or incur any lien on, any of the Company’s assets, securities, properties, interests or businesses material to the Company Parties, other than as permitted under the Existing Documents;

(iii)    make any loans, advances or capital contributions to, or investments in, any other Person material to the Company Parties, other than as permitted under the Existing Documents;

(iv)    make any material payment in satisfaction of any Existing Debt other than (x) regularly scheduled payments of interest and principal and (y) in respect of the revolving loans or reimbursement of letters of credit under the Existing Lumen Tech Credit Agreement; or

(v)    create, incur, assume or otherwise be liable with respect to any indebtedness for borrowed money or guarantees thereof (other than with respect to the Existing Debt), other than as permitted under the Existing Documents;

(g)    except to the extent prohibited by applicable law or confidentiality restrictions, notify the Ad Hoc Group Advisors, Existing Lumen Tech Revolving Lender Advisors and

Specified Lumen Tech Consenting Parties Advisors as promptly as reasonably possible (but in no event later than three (3) Business Days after the applicable occurrence) as to:

(i)    the receipt or rejection of any material authorizations (including any consents) from any competent judicial body, governmental authority, banking, taxation, supervisory or regulatory body or any stock exchange that are required for the implementation and consummation of the Transactions;

(ii)    any material governmental or third party complaints, litigations, investigations, or hearings that a Company Party has actual knowledge of;

(iii)    any event or circumstance that a Company Party has actual knowledge of that has occurred, or that is reasonably likely to occur (and if it did so occur), that would reasonably be expected to result in the termination of this Agreement and/or any Consenting Parties Termination Event;

(iv)    any notice of any commencement of any involuntary insolvency proceedings of any Company Party, or material legal suit for payment of debt or securement of security from or by any Person in respect of the Company;

(v)    any material representation or statement made or deemed to be made by any Company Party under this Agreement which is or proves to have been incorrect or misleading in any material respect when made or deemed to be made, to the extent actually known by such Company Party; and

(vi)    any material breach of any of any Company Party’s material obligations or covenants set forth in this Agreement, to the extent actually known by such Company Party; and

(h)    promptly provide the Ad Hoc Group Advisors, the Existing Lumen Tech Revolving Lender Advisors and the Specified Lumen Tech Consenting Parties Advisors, upon reasonable advance notice to the Company, timely responses to all reasonable diligence requests and any documentation or information that is reasonably requested in writing by the Ad Hoc Group Advisors, the Existing Lumen Tech Revolving Lender Advisors or the Specified Lumen Tech Consenting Parties Advisors, for purposes of negotiating, documenting and effectuating the Transactions, subject to any confidentiality restrictions to which the Ad Hoc Group Advisors or the Existing Lumen Tech Revolving Lender Advisors, may be subject.

(i)    notwithstanding the provisions of Section 28 hereof, allow Lumen Tech Revolving Lenders Trading Desks set forth on Schedule 1 hereto to become party to this Agreement as Consenting Lumen Tech Revolving Lenders Trading Desks during the period commencing on the Public Disclosure (as defined below) and ending ten (10) Business Days thereafter, and in the event that a Company Party does not allow a Lumen Tech Revolving Lender Trading Desk to become a party to this Agreement, then the Consenting Lumen Tech Revolving Lender associated with such Lumen Tech Revolving Lender Trading Desk shall have the right upon five (5) Business Days’ notice to terminate this Agreement as to itself to extent not cured by the Company in such notice period.

(j)    notwithstanding the provisions of Section 28 hereof, allow the holders of Existing Lumen Tech Term A/A-1 Loans, Existing Lumen Tech Senior Secured Notes, Existing Lumen Tech Term B Loans, and Existing Level 3 Term Loans (x) that are represented by Gibson Dunn and Evercore and (y) with holdings as set forth the schedule provided by Gibson Dunn and Evercore to Lumen on January 21, 2024, to become party to this Agreement as Specified Lumen Tech Consenting Parties; provided that notes held thereby will not be permitted to participate in the Level 3 Senior Unsecured Notes Transaction, the Level 3 2029 Exchange, the Level 3 2030 Exchange, the Lumen Tech Secured Exchange, or the Lumen Tech Unsecured Notes Transaction unless consented to by the Company in its sole discretion.

5.    Commitments of the Consenting Parties. Subject to the terms and conditions of this Agreement, each Consenting Party (severally and not jointly) and solely in its capacity as a holder of Existing Debt (as applicable) and not in any other capacity agrees (except to the extent that taking or refraining from taking any action, as applicable, would be inconsistent with applicable law, regulation or court order) that it shall, so long as no Termination Event has occurred:

(a)    with respect to the Transactions in which it is a participant, support and take all commercially reasonable actions necessary or reasonably requested by the Company to facilitate the implementation and consummation of the Transactions, including, without limitation:

(i)    taking all commercially reasonable actions to support and complete the Transactions and all other actions contemplated in connection therewith and in this Agreement and under the Definitive Documents;

(ii)    taking all commercially reasonable actions to obtain any and all required regulatory approvals and third party approvals for the Transactions;

(iii)    refraining from taking any actions inconsistent with, and not failing or omitting to take an action that is required by, this Agreement or the Definitive Documents;

(iv)    directing, and, if reasonably requested, providing indemnities in connection therewith, the Existing Agents and the Existing Trustees or other agents appointed from time to time under the Existing Documents, as applicable, to enter into, execute and effect the Amendments (including any Supplemental Indentures) and Intercreditor Agreements, as applicable, including without limitation to any Auction Manager (as defined in the Existing Lumen Tech Credit Agreement) or other agent or manager appointed by Lumen in connection with a Purchaser Offer (as defined in the Existing Lumen Tech Credit Agreement) or other loan repurchase; provided that the failure to provide any such indemnity on grounds of impracticability or after using commercially reasonable efforts shall not constitute a breach of this Agreement;

(v)    if requested by the Company, facilitating the replacement of the Existing Trustees, as applicable, in connection with the consummation of the Transactions (with replacement trustees reasonably acceptable to the Company and the Majority Consenting Parties and any replacement trustee for the Existing Lumen Tech Senior Secured Notes reasonably acceptable to the Majority Specified Lumen Tech Consenting Parties);

(vi)    facilitating the execution, delivery, consummation and settlement of the Transactions; and

(b)    on a timely basis, negotiate in good faith the Definitive Documents with the Company and execute and deliver each Definitive Document to which it is to be a party;

(c)    use reasonable best efforts to close the Transactions by no later than February 15, 2024, or as soon as reasonably practicable thereafter;

(d)    provide all of its consents required for the consummation of the Transactions;

(e)    not (i) object to, delay or impede the Transactions or the implementation thereof or initiate any legal proceedings that are inconsistent with, or that would delay, prevent, frustrate, or impede the approval, solicitation, or consummation of, the Transactions, the Definitive Documents, or any other transactions outlined therein or in this Agreement, or take any other action that is barred by this Agreement; (ii) vote for, consent to, support or participate in the formulation of any other restructuring, exchange or settlement of any Existing Debt or other transaction that is inconsistent with this Agreement or the Transactions; or (iii) solicit, encourage, or direct any Person to undertake any action set forth in clauses (i) and (ii) of this subsection (e);

(f)    not to incur or suffer to exist any lien, charge, encumbrance, participation, security interest, adverse claim or any other restriction that would prevent such Consenting Party’s performance of its obligations contained in this Agreement at the time such obligations are required to be performed;

(g)    except to the extent prohibited by applicable law, notify the Company, the Ad Hoc Group Advisors, the Existing Lumen Tech Revolving Lender Advisors and the Specified Lumen Tech Consenting Parties Advisors as promptly as reasonably possible (but in no event later than three (3) Business Days after the applicable occurrence) as to:

(i)    any event or circumstance that such Consenting Party has actual knowledge of that has occurred, or that is reasonably likely to occur (and if it did so occur), that would permit any Consenting Party to terminate, or could reasonably be expected to result in the termination of, this Agreement and/or any Company Termination Event;

(ii)    any material representation or statement made or deemed to be made by such Consenting Party under this Agreement which is or proves to have been incorrect or misleading in any material respect when made or deemed to be made, to the extent actually known by such Consenting Party; and

(iii)    any breach of any of its obligations or covenants set forth in this Agreement;

(h)    not instruct the Existing Agents or the Existing Trustees to take any action, or to refrain from taking any action, that would be inconsistent in any respect with this Agreement or the Transactions;

(i)    upon the receipt of any necessary notices from the Company Parties in accordance with the Existing Lumen Tech Credit Agreement, timely effectuate the cancellation or termination of its Existing Revolver Exposure as part of the Revolver Transaction, including with respect to any Existing Revolver Exposure for which the Consenting Party serves (now or hereafter) as nominee, investment manager, or advisor for beneficial holders thereof;

(j)    if applicable, timely participate with respect to all of its Existing Level 3 Senior Unsecured Notes permitted to participate in the Level 3 Senior Unsecured Notes Transaction, including with respect to any Existing Level 3 Senior Unsecured Notes permitted to participate for which the Consenting Party serves (now or hereafter) as nominee, investment manager, or advisor for beneficial holders thereof and not withdraw or revoke its participation with respect to such Existing Level 3 Senior Unsecured Notes;

(k)    if applicable, timely assign (or cause to be assigned), to the extent permitted hereunder, to the Company for cancellation all of its Existing Level 3 Term Loans, Existing Lumen Tech Term A/A-1 Loans, and Existing Lumen Tech Term B Loans as part of the Term Loan Transactions, including with respect to any Existing Level 3 Term Loan or Existing Lumen Tech Term Loan for which the Consenting Party serves (now or hereafter) as nominee, investment manager, or advisor for beneficial holders thereof and not withdraw or revoke its assignment with respect to such Existing Level 3 Term Loan or Existing Lumen Tech Term Loan; and

(l)    if applicable, timely participate in, and provide consents under, the Level 3 2029 Exchange and Level 3 2030 Exchange, to the extent permitted hereunder, in accordance with the applicable procedures set forth in the related consent solicitation statement and any other documents related thereto (e.g., notices, ballots, or other election forms), including with respect to any Existing Level 3 Senior Secured Notes and the Existing Lumen Tech Senior Secured Notes for which the Consenting Party serves (now or hereafter) as nominee, investment manager, or advisor for beneficial holders thereof and not withdraw or revoke its consent with respect to such notes.

COMMITMENTS

6.    New Money Commitment; Backstop Commitment.

(a)    Each Consenting Party shall have a right, but not the obligation (the “New Money Subscription Right”), subject to the terms and conditions of this Agreement, to fund in cash on the Closing Date a portion of the aggregate principal amount of notes to be issued under the New Money First Lien Indenture.

(b)    Each such Consenting Party that exercises its New Money Subscription Right to subscribe to purchase (or to have any of its Affiliates subscribe to purchase) notes to be issued under the New Money First Lien Indenture, in a principal amount not to exceed $250 million at any time on or prior to the Agreement Effective Date (the “Election Date”) shall provide a duly executed written notice to the Company and the Ad Hoc Group Advisors in the form of Exhibit D to the Original Transaction Support Agreement (each, a “Subscription Notice” and each Consenting Party delivering such notice, a “Subscribing Party”). The Subscribing Parties and the amounts subscribed thereby are set forth on Schedule 2 hereto. By delivering a Subscription

Notice, the Subscribing Party is committing to purchase on the Closing Date, subject to the terms and conditions of this Agreement, up to the aggregate principal amount of notes to be issued under the New Money First Lien Indenture set forth in such Subscription Notice. In the event that any such Consenting Party fails to provide such written notice in accordance with this Section 6(b), such Consenting Party shall be deemed to have irrevocably waived its right to provide any portion of the aggregate principal amount of the New Money First Lien Indenture.

(c)    In the event that Subscription Notices are received by the Company and the Ad Hoc Group Advisors at or prior to the Agreement Effective Date in excess of the aggregate principal amount of the notes to be issued under the New Money First Lien Indenture, then the amounts allocated to the Consenting Parties who duly submitted Subscription Notices shall be reduced ratably by first giving priority to the amounts set forth in the Subscription Notices submitted by Consenting Parties based on holdings of Existing Level 3 Debt and, second, giving priority to the amounts set forth in the Subscription Notices submitted by other Consenting Parties based on holdings of Existing Debt other than Existing Level 3 Debt.

(d)    On the terms, subject to the conditions and limitations, and in reliance on the representations and warranties set forth in this Agreement and the Term Sheet, each of the Backstop Parties, severally and not jointly, hereby commits to purchase in cash on the Closing Date its Backstop Commitment of the notes issued under the New Money First Lien Indenture (with respect to each Backstop Party, the amount that it is required to purchase pursuant to this Section 6(d) is referred to herein as its “Backstop Commitment Amount”), which Backstop Commitment Percentage is set forth on Schedule 3 hereto. The commitments of the Backstop Parties are several, not joint, obligations of the Backstop Parties, such that no Backstop Party shall be liable or otherwise responsible for the Backstop Commitment Amount of any other Backstop Party.

(e)    [reserved]

(f)    Notwithstanding the foregoing or anything to the contrary herein, in the event any Subscribing Party (other than a Backstop Party) fails to fund all or any portion of its New Money Commitment on the Closing Date, the Backstop Parties shall, subject to the terms and conditions of this Agreement, in addition to funding their respective New Money Commitment Amount fund such defaulting Subscribing Party’s New Money Commitment Amount on the Closing Date ratably based on their respective Backstop Commitment Percentage.

(g)    As consideration for the commitments and agreements of the Backstop Parties hereunder, the Company Parties shall pay or cause to be paid to the Backstop Parties the Backstop Commitment Premium as set forth in the Term Sheet, which Backstop Commitment Premium shall be due and payable on, and subject to the occurrence of, the Closing Date and the funding of the New Money First Lien Indenture and the consummation of the Transactions. For the avoidance of doubt, subject to the prior sentence, the Backstop Commitment Premium will be deemed fully earned and payable regardless of the amount of the Uncommitted First Lien Amount (if any) actually funded by the Backstop Parties.

(h)    The Consenting Parties reserve the right to designate one or more Affiliates (including, without limitation, funds, entities, accounts and clients managed or advised by such

Consenting Party) to exercise all or a portion of their New Money Subscription Right or provide all or a portion of their Backstop Commitment Amount; provided, the foregoing shall not release any Consenting Party of its commitments or obligations hereunder and any failure of an Affiliate of a Consenting Party to fund (or cause to be funded) the applicable portion of the New Money First Lien Indenture on the Closing Date shall be deemed a breach of this Section 6 by such Consenting Party; provided, further, the Backstop Parties reserve the right to transfer all or a portion of their respective Backstop Commitment Premium or their respective Backstop Commitment, as applicable, to designated Affiliates in accordance with this paragraph.

(i)    Notwithstanding anything to the contrary in this Agreement, each Backstop Party may transfer all or any portion of its Backstop Commitment to any Related Fund of such Backstop Party (each, a “Related Purchaser”), or to another existing Backstop Party (or any of its Related Funds, collectively, “Existing Backstop Party Purchasers”), provided that such Backstop Party shall deliver to the Company, Wachtell Lipton, and Davis Polk a joinder to this Agreement, substantially in the form attached hereto as Exhibit E, executed by such transferee and the Company (to the extent such transferee is not already a party to this Agreement). A transfer of a Backstop Commitment made pursuant to this provision shall relieve such transferring Backstop Party from its obligations under this Agreement with respect to such Backstop Commitment.

(j)    Notwithstanding anything to the contrary in this Agreement, each Backstop Party shall have the right to transfer all or any portion of its Backstop Commitment to any Person that is not a Related Purchaser or an Existing Backstop Party Purchaser, (each of the Persons to whom such a transfer is made, a “New Purchaser”, and each such transfer, an “Outside Transfer”), provided that other than Outside Transfers for the purpose of complying with applicable tax or regulatory requirements that may preclude or prohibit a Backstop Party from fulfilling their Backstop Commitments hereunder, in whole or in part (any such Outside Transfer, a “Permitted Outside Transfer”), such Outside Transfer shall be subject to the prior written consent of Company (such consent not to be unreasonably withheld and shall be deemed to have been given if Company does not affirmatively object to a proposed Outside Transfer by such Backstop Party within five (5) Business Days following notification in writing to counsel to Wachtell Lipton, and the Davis Polk of such proposed Outside Transfer); provided, further, that such Backstop Party shall deliver to the Company, and Davis Polk a joinder to this Agreement, substantially in the form attached hereto as Exhibit E, executed by such transferee and the Company. A transfer of New Money Commitment made pursuant to this provision shall relieve such transferring Backstop Party from its obligations under this Agreement with respect to such Backstop Commitment.

(k)    Each Consenting Party agrees that this Section 6 is a binding and enforceable agreement with respect to its New Money Commitments and Backstop Commitments.

(l)    On the terms, subject to the conditions and limitations, and in reliance on the representations and warranties set forth in this Agreement and the Term Sheet, each of the Parties set forth on Schedule 2 hereto, severally and not jointly, hereby commits to purchase in cash on the Closing Date an amount of notes issued under the New Money First Lien Indenture as set forth on Schedule 2. The commitments of the Parties set forth in this Section 6(l) are several, not joint, obligations, such that no Party shall be liable or otherwise responsible for the commitment set forth in this Section 6(l) of any other Party.

TERMINATION

7.    Termination.

(a)    Termination by the Consenting Parties. This Agreement may be terminated by either the Majority Consenting Parties, the Majority Consenting Lumen Tech Revolving Lenders or the Majority Specified Lumen Tech Consenting Parties, in their respective sole and absolute discretion, upon three (3) days’ prior written notice thereof to all of the Parties, upon the occurrence of any of the following events (each, an “Consenting Parties Termination Event”):

(i)    a material breach by any Company Party of any of its representations, warranties, covenants, or obligations set forth in this Agreement or any other agreement to be entered into in connection with the Transactions that (if susceptible to cure) remains uncured for a period of five (5) Business Days after the receipt by the Ad Hoc Group Advisors and the Existing Lumen Tech Revolving Lender Advisors of written notice of such breach; provided that nothing in this Section 7(a)(i) shall impair the Consenting Parties’ ability to terminate this Agreement pursuant to the remaining provisions in this Section 7(a); provided, further, that the notice and cure period contained in this Section 7(a)(i) shall run concurrently with the notice period contained in Section 7(a) hereof;

(ii)    any Definitive Document does not comply with Section 2 of this Agreement;

(iii)    any Company Party (x) (1) publicly announces its intention to pursue, or (2) consummates, or enters into a binding agreement to consummate, in each case, an Alternative Transaction or (y) publicly announces its intention to not pursue the Transactions;

(iv)    solely in the event that both (x) the Company duly exercises its option to extend the date set forth in Section 7(d)(i) to a date after February 29, 2024 and (y) as a result thereof, closing occurs on or after March 1, 2024, there shall have occurred any event or condition that has had or would be reasonably expected to have, either individually or in the aggregate, a Material Adverse Effect as compared to the date hereof.

(v)    the issuance by any governmental authority, including any regulatory authority or court of competent jurisdiction of, any ruling or order making illegal or otherwise enjoining, preventing, or prohibiting the consummation of a material portion of the Transactions, which legal action, ruling or order has not been withdrawn or discharged after thirty (30) days; or

(vi)    the termination of this Agreement in accordance with its terms by the Company.

(b)    Termination by the Company. This Agreement may be terminated by the Company, in its sole and absolute discretion, on behalf of each of the Company Parties, as to all Parties, except with respect to clause (vii) below upon three (3) days’ prior written notice thereof to all of the Parties, upon the occurrence of any of the following events (each, a “Company Termination Event”):

(i)    the issuance by any governmental authority, including any regulatory authority or court of competent jurisdiction of, or the initiation or threatened initiation of any legal action by any governmental authority seeking, any ruling or order making illegal or otherwise enjoining, preventing, or prohibiting the consummation of a material portion of the Transactions, which legal action, threatened initiation of a legal action, ruling or order has not been withdrawn or discharged after thirty (30) days;

(ii)    the issuance by any governmental authority, including any regulatory authority or court of competent jurisdiction of, any ruling or order making illegal or otherwise enjoining, preventing, or prohibiting a Company Party or any affiliate of a Company Party from making any transfer or distribution, which legal action, ruling or order has not been withdrawn or discharged after thirty (30) days;

(iii)    the full amount of the New Money First Lien Indenture is not funded when required on the Closing Date;

(iv)    if as a result of the failure by the Consenting Parties to comply with Section 8 hereof the Consenting Parties do not, for a period of three (3) Business Days, hold Existing Debt in amounts that satisfy the Required Threshold under any tranche;

(v)    after the good faith attempt by the Parties, pursuant to Section 2(c), to structure and modify the terms of the Transactions to ensure that such Transactions do not cause a “significant modification” (within the meaning of Treasury Regulations Section 1.1001-3), a determination by the Company Parties that the Transactions would cause a “significant modification” (within the meaning of Treasury Regulations Section 1.1001-3) for U.S. federal income tax purposes of any of the (i) Existing Lumen Tech Term B Loans, (ii) Existing Lumen Tech Senior Secured Notes or (iii) Existing Level 3 Senior Unsecured Notes;

(vi)    with respect to any particular Consenting Party (but not as to all of the other Parties) upon three (3) days’ prior written notice thereof upon the occurrence of a breach by such Consenting Party of any of the representations, warranties, covenants or obligations with respect to such Consenting Party set forth in this Agreement that (if susceptible to cure) remains uncured for a period of five (5) Business Days after the receipt by all of the Consenting Parties of written notice of such breach (which notice periods shall run concurrently); provided that nothing in this Section 7(b)(vi) shall impair the Company’s ability to terminate this Agreement pursuant to the remaining provisions of this Section 7(b); provided, further, that the notice and cure period contained in this Section 7(b)(vi) shall run concurrently with the notice period contacted in Section 7(b) hereof; or

(vii)    at any time prior to the date on which the condition set forth in Section 3(b)(xiii) is satisfied in full and each of the Existing Lumen Tech Revolving Lenders has become a party to this Agreement.

(c)    Mutual Termination. This Agreement may be terminated as to all Parties at any time by mutual written consent of the Company Parties, the Majority Consenting Parties, the Majority Consenting Lumen Tech Revolving Lenders and the Majority Specified Lumen Tech Consenting Parties (such consent, a “Mutual Termination Event”).

(d)    Automatic Termination. This Agreement will automatically terminate as to all Parties upon (the occurrence of any such event, an “Automatic Termination Event”):

(i)    5:00 p.m., New York City time, on February 29, 2024 if the Closing Date has not occurred before such date, as such date may be extended from time to time by the Company at its election in its sole discretion upon two (2) Business Days’ prior notice to a date after February 29, 2024 but not later than March 31, 2024;

(ii)    any Company Party or any of its respective material subsidiaries commencing insolvency proceedings, including (A) voluntarily commencing any case or filing any petition seeking bankruptcy, winding up, dissolution, liquidation, administration, moratorium, reorganization or other relief under any federal, state or foreign bankruptcy, insolvency, administrative receivership or similar law now or hereafter in effect, (B) consenting to the institution of, or failing to contest in a timely and appropriate manner, any involuntary proceeding or petition described above, (C) filing an answer admitting the material allegations of a petition filed against it in any such proceeding, (D) applying for or consenting to the appointment of a receiver, administrator, administrative receiver, trustee, custodian, sequestrator, conservator or similar official for a Company Party for a substantial part of its assets or (E) making a general assignment or arrangement for the benefit of creditors;

(iii)    the entry of an order, judgment or decree adjudicating the Company Parties or any of their respective material subsidiaries bankrupt or insolvent, including the entry of any order for relief with respect to any of the Company Parties or any of their respective subsidiaries under the Bankruptcy Code;

(iv)    the taking of any binding corporate action by any of the Company Parties or any of their respective subsidiaries in furtherance of any action described in the foregoing clauses (ii) - (iii); or

(v)    the funding of the New Money First Lien Indenture in full, the extension of the new Lumen Tech Superpriority Revolving Facility and the consummation of the other Transactions on the Closing Date.

(e)    Termination Date and Survival. The date on which this Agreement is terminated in accordance with this Section 7 with respect to a Party shall be referred to as the “Termination Date” with respect to such Party and the provisions of this Agreement shall terminate on the Termination Date; provided that Sections 1, 4(e) (with respect to the fees, costs and out of pocket expenses incurred prior to the Termination Date), 7(e), 7(f), 10, 11, 12, 14, 15, 16, 17, 18, 19, 20, 21, 22, 23, 24, 25 and 26 hereof shall survive the Termination Date.

(f)    Effect of Termination.

(i)    Upon the Termination Date, this Agreement shall forthwith become null and void and have no further force or effect, each Party hereto shall be released from its commitments, undertakings and agreements under or related to this Agreement and there shall be no liability or obligation hereunder on the part of any Party hereto; provided that in no event shall any such termination relieve a Party hereto from (i) liability for its breach or non-performance of its obligations hereunder prior to such Termination Date, notwithstanding any termination of this Agreement by any other Party, and (ii) obligations under this Agreement which expressly survive any such termination pursuant to Section 7(e). Upon any Termination Event, unless the Closing Date has occurred, any and all consents, tenders, waivers, forbearances and votes delivered by a Consenting Party in connection with the Transactions automatically shall be deemed, for all purposes, to be null and void ab initio. Notwithstanding the foregoing or anything herein to the contrary, no Party may exercise any of its respective termination rights as set forth in this Section 7 if such Party has failed to perform or comply in all material respects with the terms and conditions of this Agreement unless such failure to perform or comply arises as a result of another Party’s actions or inactions or would not otherwise give rise to a Termination Event in favor of the other Party.

TRANSFERS

8.    Transfer of Claims and Interests.

(a)    Subject to the terms and conditions of this Agreement, each Consenting Party agrees, solely with respect to itself, as expressly identified and limited on its signature page, and not in any other manner with respect to any Affiliates, not to (i) sell, transfer, assign, hypothecate, pledge, grant a participation interest in, or otherwise dispose of, directly or indirectly, its right, title, or interest with respect to any of such Consenting Party’s Existing Debt that is subject to this Agreement (the “Applicable Existing Debt”), in whole or in part, or (ii) deposit any of such Consenting Party’s Applicable Existing Debt into a voting trust, or grant any proxies, or enter into a voting agreement with respect to any such Applicable Existing Debt (any of the actions described in clauses (i) and (ii) of this Section 8(a) is referred to herein as a “Transfer”; “Transferred” shall have a meaning correlative thereto; and the Consenting Party making such Transfer is referred to herein as the “Transferor”), unless the Transfer is to another Consenting Party, which shall include, for the avoidance of doubt, any Transfer to any fund, account or client managed, advised or sub-advised by an investment manager of a Consenting Party or any other entity consented to in writing by the Company (such consent in the case of Existing Debt in the form of loans or commitments not to be unreasonably withheld or delayed) that agrees in writing to be bound by the terms of this Agreement by executing and delivering to Wachtell Lipton and Davis Polk a joinder agreement in the form attached hereto as Exhibit E prior to the effectiveness of the relevant Transfer (any such transferee, a “Permitted Transferee”); provided that notwithstanding anything to the contrary, and except as otherwise permitted by the Company, only holdings of Existing Debt held by Consenting Parties as of the Original Agreement Effective Date (or (i) as to Existing Lumen Tech Senior Secured Notes, in the case of the Specified Lumen Tech Consenting Parties, as of the Agreement Effective Date and (ii) as to any note holdings of Consenting Lumen Tech Revolving Lenders Trading Desks as contemplated by the definition thereof, in the case of the Consenting Lumen Tech Revolving Lenders Trading Desks, as of the Agreement Effective Date) shall be permitted to exchange or transfer notes held thereby in the Transactions. Any Transfer in violation of this Section 8 shall be void ab initio. Notwithstanding anything to the contrary herein, the restrictions set forth on Transfers set forth in this Section 8(a) shall not apply to (i) Transfers made pursuant to Section 8(g) and (ii) the grant of any liens or encumbrances on Applicable Existing Debt in favor of a bank or broker-dealer holding custody of such Applicable Existing Debt in the ordinary course of business and which lien or encumbrance is released upon the Transfer of such Applicable Existing Debt.

(b)    Upon the consummation of a Transfer in accordance herewith, such Permitted Transferee shall be deemed to make all of the representations, warranties and covenants of a Consenting Party, as applicable, as set forth in this Agreement, and shall be deemed to be a Party and a Consenting Party for all purposes under this Agreement.

(c)    A Consenting Party that Transfers Applicable Existing Debt to a Permitted Transferee in accordance with the terms of this Section 8 shall (i) be deemed to relinquish its rights and be released from its obligations under this Agreement solely to the extent of such Transferred Applicable Existing Debt, (ii) not be liable to any Party to this Agreement for the failure of the Permitted Transferee to comply with the terms and conditions of this Agreement, provided that in no event shall any such Transfer relieve (x) a Consenting Party hereto from liability for its breach or non-performance of its obligations hereunder prior to the date of such Transfer or (y) an Initial Consenting Party or an Other Consenting Party from its obligations pursuant to Section 6 herein, and (iii) within two (2) Business Days of such Transfer, deliver written notice of the Transfer to the Wachtell Lipton and Davis Polk, which notice may be provided through counsel and shall include the amount and type of Applicable Existing Debt that was acquired.

(d)    This Agreement shall not limit, restrict, or otherwise affect in any way any right, authority, or power of any Consenting Party to acquire additional Existing Debt after the Original Agreement Effective Date. Any such acquired Existing Debt (including pursuant to an Open Trade) shall automatically and immediately upon acquisition by the Consenting Party be deemed to be subject to the terms of this Agreement; provided that notwithstanding anything to the contrary, but except as provided in Section 8(e) below, only holdings of Existing Debt held by Consenting Parties as of the Original Agreement Effective Date (or (i) as to Existing Lumen Tech Senior Secured Notes, in the case of the Specified Lumen Tech Consenting Parties, as of the Agreement Effective Date and (ii) as to any note holdings of Consenting Lumen Tech Revolving Lenders Trading Desks as contemplated by the definition thereof, in the case of the Consenting Lumen Tech Revolving Lenders Trading Desks, as of the Agreement Effective Date) shall be permitted to exchange or transfer notes held thereby in the Transactions without the Company Parties’ express prior written consent. Within two (2) Business Days of any acquisition (calculated based on the settled trade debt) of Existing Debt by a Consenting Party from a person that, to the acquiring party’s actual knowledge, is not a Consenting Party (including any Qualified Marketmaker (as defined below) that is not a Consenting Party), such Consenting Party shall deliver written notice of the acquisition to Wachtell Lipton and Davis Polk, which notice may be provided through counsel and shall include the amount and type of Existing Debt that was acquired.

(e)    Notwithstanding anything to the contrary herein, Applicable Existing Debt that is Transferred to or by a Consenting Party pursuant to an Open Trade, or as part of a short transaction, entered into by such Consenting Party prior to, and pending as of the date of, the Original Agreement Effective Date (or (i) as to Existing Lumen Tech Senior Secured Notes, in the case of the Specified Lumen Tech Consenting Parties, as of the Agreement Effective Date and (ii) as to any note holdings of Consenting Lumen Tech Revolving Lenders Trading Desks as contemplated by the definition thereof, in the case of the Consenting Lumen Tech Revolving Lenders Trading Desks, as of the Agreement Effective Date) shall be permitted to participate in the Transactions, shall be subject to the terms of this Agreement, as provided in Section 8(d), and shall be permitted to participate in the Transactions so long as such trade closes or Applicable Existing Debt is transferred prior to the consummation of the Transactions.

(f)    The Parties understand that the Consenting Parties may be engaged in a wide range of financial services and businesses, and, in furtherance of the foregoing, the Parties acknowledge and agree that, to the extent a Consenting Party expressly indicates on its respective signature page hereto that it is executing this Agreement solely on behalf of a specific trading desk(s) and/or business group(s) of the Consenting Party, the obligations set forth in this Agreement shall apply only to such trading desk(s) and/or business group(s) and shall not apply to any other trading desk, business group or Affiliate of the Consenting Party unless they separately become a party hereto.

(g)    Notwithstanding anything to the contrary herein, a (i) a Qualified Marketmaker2 that acquires any Existing Debt subject to this Agreement held by a Consenting Party with the purpose and intent of acting as a Qualified Marketmaker for such Existing Debt, shall not be required to become a party to this Agreement as a Consenting Party, if such Qualified Marketmaker transfers such Existing Debt (by purchase, sale, assignment, or other similar means) to a Permitted Transferee; provided that a Qualified Marketmaker’s failure to comply with this Section 8(g) shall result in the Transfer of such Existing Debt to such Qualified Marketmaker being deemed void ab initio, and (ii) to the extent any Consenting Party is acting solely in its capacity as a Qualified Marketmaker, it may acquire any ownership interests in Existing Debt from a holder of such Existing Debt that is not a Consenting Party and may transfer such Existing Debt to a transferee that is not a Consenting Party at the time of such transfer, in each case without the requirement that the transferee be a Permitted Transferee.

REPRESENTATIONS AND WARRANTIES

9.    Representations and Warranties.

(a)    Each Party (severally and not jointly), other than, with respect to Section 9(a)(i), Section 9(a)(ii), Section 9(a)(iii) and Section 9(b)(iii), any Party that is a managed account (or portion thereof) or any Party that has entered into this Agreement in its capacity as trustee, represents and warrants to each other Party that:

(i)    such Party is duly organized or incorporated, validly existing, and in good standing (where such concept is recognized) under the laws of the jurisdiction of its organization or incorporation, and has all requisite corporate, partnership, limited liability company or other organizational power and authority to enter into this Agreement and to carry out the Transactions contemplated herein, and to perform its respective obligations under this Agreement and the Definitive Documents;

[2]

“Qualified Marketmaker” means an entity that (a) holds itself out to the public, the syndicated loan market, or the applicable private markets as standing ready in the ordinary course of business to purchase from customers and sell to customers claims against the Company Parties (including Existing Debt), or enter with customers into long and short positions in claims against the Company Parties, in its capacity as a dealer or market maker in such claims and (b) is, in fact, regularly in the business of making a market in claims against issuers or borrowers (including term, loans, or debt or equity securities).

(ii)    the execution, delivery, and performance of this Agreement by such Party does not and shall not (A) violate any provision of law, rule, or regulation applicable to it or any of its subsidiaries or its organizational documents or those of any of its subsidiaries, or (B) conflict with, result in a breach of, or constitute (with due notice or lapse of time or both) a default under its organizational documents or any material contractual obligations to which it or any of its subsidiaries is a party;

(iii)    as of the Agreement Effective Date (or such later date that it delivers its signature page hereto to the other Parties), such Party has no actual knowledge of any event that, due to any fiduciary or similar duty to any other Person or entity, would prevent it from taking any action required of it under this Agreement; and

(iv)    this Agreement is a legally valid and binding obligation of such Party, enforceable against it in accordance with its terms, except as enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium, or other similar laws relating to or limiting creditors’ rights generally or by equitable principles relating to enforceability.

(b)    Each Consenting Party (severally and not jointly) represents and warrants to each Company Party that, as of the Agreement Effective Date (or the date of its joinder agreement delivered to the other Parties or their counsel, as applicable):

(i)    it (x) either (A) is the beneficial or record owner of the principal amount of the Existing Debt indicated on its respective signature page hereto (other than with respect to Existing Debt that is subject to an Open Trade) or (B) has sole investment or voting discretion with respect to the principal amount of the Existing Debt indicated on its respective signature page hereto and has the power and authority to bind the beneficial owner of such Existing Debt to the terms of this Agreement (other than with respect to Existing Debt that is subject to an Open Trade), (y) has full power and authority to act on behalf of, vote, and consent to matters concerning such Existing Debt and to dispose of, exchange, assign, and transfer such Existing Debt and (z) has made no Transfer of such Existing Debt;

(ii)    other than pursuant to this Agreement, the Existing Debt with respect to which it is the beneficial or record owner or has sole investment or voting discretion set forth on its respective signature page is free and clear of any lien, charge, encumbrance, participation, security interest, adverse claim or any other similar restriction, or any equity, option, proxy, voting restriction, right of first refusal, or other limitation on disposition of any kind that could reasonably be expected to adversely affect in any way such Consenting Party’s performance of its obligations contained in this Agreement at the time such obligations are required to be performed; and

(iii)    it has reviewed, or has had the opportunity to review, with the assistance of professional and legal advisors of its choosing, all information it deems necessary and appropriate for such Consenting Party to evaluate the financial and other risks inherent in the Transactions and has such knowledge and experience in financial and business matters of this type that it is capable of evaluating the merits and risks of entering into this Agreement and the Transactions and of making an informed investment decision in connection therewith, and its decision to execute this Agreement and participate in any of the Transactions contemplated hereby has been based upon such of its own independent review and analysis of the business and affairs of the Company Parties (and their respective subsidiaries) and the Transactions that it considers sufficient and reasonable for purposes of entering into this Agreement and the Transactions, and such decision is not in reliance upon any representations or warranties of any other Party (or any such other Party’s financial, legal or other professional advisors), other than such express representations and warranties of the Parties contained herein.

(c)    Each Consenting Party represents to each other Party that (A) it is (i) a “qualified institutional buyer” within the meaning of Rule 144A of the Securities Act, (ii) an institutional “accredited investor” within the meaning of Rule 501(a)(1), (a)(2), (a)(3) or (a)(7) of Regulation D under the Securities Act, or (iii) not a “U.S. person” as defined in Rule 902 under the Securities Act; (B) it understands that the securities contemplated by this Agreement and the Transactions have not been, and are not contemplated to be, registered under the Securities Act and may not be resold without registration under the Securities Act except pursuant to a specific exemption from the registration provisions of the Securities Act; (C) it is acquiring any securities of the Company in connection with the Transactions for investment and not with a view to distribution or resale in violation of the Securities Act; and (D) is not acquiring the securities contemplated by this Agreement and the Transactions as a result of any advertisement, article, notice or other communication regarding such securities published in any newspaper, magazine or similar media or broadcast over television or radio or presented at any seminar or any other general solicitation or general advertisement.

(d)    Each Party that is a managed account (or portion thereof) (severally and not jointly) represents and warrants that the manager or investment adviser executing this Agreement on behalf of such Party has the authority to execute, on behalf of such Party, this Agreement and any transactions that this Agreement requires such Party to execute, and each Party that has entered into this Agreement in its capacity as a trustee represents and warrants that it has the authority in such capacity to execute and perform this Agreement and any transactions that this Agreement requires such Party to execute.

RELEASES

10.    Releases.

(a)    Subject to the occurrence of, and effective from and after, the Closing Date, in exchange for the cooperation with, participation in, and entering into the Transactions by the Consenting Parties and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Company Parties (on behalf of themselves and each of their respective predecessors, successors, assigns, agents, subsidiaries, Affiliates, and representatives) hereby finally and forever release and discharge the Other Released Parties and their respective property, to the fullest extent permitted under applicable law, from any and all causes of action and any other claims, debts, obligations, duties, rights, suits, damages, actions, derivative claims, remedies, and liabilities whatsoever, whether known or unknown, foreseen or unforeseen, in law, at equity, or otherwise, sounding in tort, contract, or based on any other legal or equitable principle, including, without limitation, violation of any securities law (federal, state or foreign), misrepresentation (whether intended or negligent), breach of duty (including any duty of candor), or any domestic or foreign law similar to the foregoing, based in whole or in part upon any act or omission, transaction, or other occurrence or circumstance existing immediately prior to the occurrence of or before the Closing Date arising from, relating to, or in connection with the Existing Debt, the Existing Documents, the Transactions, or the negotiation, formulation, or preparation of this Agreement, the Definitive Documents or any related guarantees, security documents, agreements, amendments, instruments, or other documents, including those that the Company Parties and their respective subsidiaries or any holder of a claim against or interest in the Company Parties or any other entity could have been legally entitled to assert derivatively or on behalf of any other entity (collectively, the “Company Released Claims”). Further, subject to the occurrence of, and effective from and after, the Closing Date, the Company Parties (on behalf of themselves and each of their subsidiaries) hereby covenant and agree not to, directly or indirectly, bring, maintain, or encourage any cause of action or other claim or proceeding against an Other Released Party relating to or arising out of any Company Released Claim. The Company Parties (on behalf of themselves and each of their subsidiaries) further stipulate and agree with respect to all Claims, that, subject to the occurrence of, and effective from and after, the Closing Date, they hereby waive to the fullest extent permitted by applicable law, any and all provisions, rights, and benefits conferred by any applicable U.S. federal or state law, any foreign law, or any principle of common law, that would otherwise limit a release or discharge of any unknown Claims pursuant to this Section 10(a).

(b)    Subject to the occurrence of, and effective from and after, the Closing Date, in exchange for the cooperation with, participation in, and entering into the Transactions by the Company Parties and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Consenting Parties (on behalf of themselves and each of their respective predecessors, successors, assigns, agents, and representatives) hereby finally and forever release and discharge the Company Released Parties, the Other Released Parties and each of the foregoing’s property, to the fullest extent permitted under applicable law, from any and all causes of action and any other claims, debts, obligations, duties, rights, suits, damages, actions, derivative claims, remedies, and liabilities whatsoever, whether known or unknown, foreseen or unforeseen, in law, at equity, or otherwise, sounding in tort, contract, or based on any other legal or equitable principle, including, without limitation, violation of any securities law (federal, state or foreign), misrepresentation (whether intended or negligent), breach of duty (including any duty of candor), or any domestic or foreign law similar to the foregoing, based in whole or in part upon any act or omission, transaction, or other occurrence or circumstance existing immediately prior to the occurrence of or before the Closing Date arising from, relating to, or in connection with the Existing Debt (including any claims based upon alleged defaults or Event of Defaults in connection with such Existing Debt), the Existing Documents, the Transactions, or the negotiation, formulation, or preparation of this Agreement, the Definitive Documents or any related guarantees, security documents, agreements, amendments, instruments, or other documents, including those that a Consenting Party or any holder of a claim against or interest in the Consenting Party or any other entity could have been legally entitled to assert derivatively or on behalf of any other entity (collectively, the “Consenting Party Released Claims”). For the avoidance of doubt, the Consenting Parties understand and agree that the Consenting Party Released Claims encompass and include any and all claims or causes of action relating to or challenging the Transactions themselves (other than claims or causes of action to enforce the Definitive Documents), including any and all claims or causes of action alleging or contending that any aspect of the Transactions violates any Existing Document or other agreement, or that cooperation with, participation in, or entering into the Transactions violates any statute or other law, it being understood that the Consenting Parties are ratifying and approving all such Transactions to the maximum extent possible under applicable law. In addition, for the avoidance of doubt, the releases and discharges granted hereunder by the Consenting Parties are not limited to the loans, securities or other interests or positions that they hold as of Agreement Effective Date or as to which Consenting Parties vote in favor of or otherwise consent to the Transactions, but are granted by the Consenting Parties to the Company Released Parties and the Other Released Parties and with respect to all Existing Debt held or acquired at any time prior to the Closing Date; provided, however, nothing in this Agreement is intended to or shall be deemed to release any Company Released Party or Other Released Party from its obligations under any Secured Hedge Agreement or Secured Cash Management Agreement (each as defined in the Existing Lumen Tech Credit Agreement). Further, subject to the occurrence of, and effective from and after, the Closing Date, each Consenting Party hereby covenants and agrees not to, directly or indirectly, bring, maintain, or encourage any cause of action or other claim or proceeding against any Company Released Party relating to or arising out of any Consenting Party Released Claim. Each Consenting Party further stipulates and agrees with respect to all Claims, that subject to the occurrence of, and effective from and after, the Closing Date, it hereby waives, to the fullest extent permitted by applicable law, any and all provisions, rights, and benefits conferred by any applicable U.S. federal or state law, any foreign law, or any principle of common law, that would otherwise limit a release or discharge of any unknown Claims pursuant to this Section 10(b).

(c)    Each Consenting Party and each Company Party acknowledges that it is aware that it or its attorneys may hereafter discover claims or facts in addition to or different from those which they now know or believe to exist with respect to either the subject matter of this Agreement or any party hereto, but hereto further acknowledges that it is the intention of the Company Parties and each Consenting Party to hereby fully, finally, and forever settle and release all claims among them to the extent provided in this Agreement, whether known or unknown, suspected or unsuspected, which now exist, may now exist, or heretofore have existed.

(d)    Notwithstanding the foregoing Sections 10(a), 10(b) and 10(c), nothing in this Agreement is intended to, and shall not, (i) release any Party’s rights and obligations under this Agreement or any of the Definitive Documents (including, but not limited to, the indemnification contained in Section 11), (ii) bar any Party from seeking to enforce or effectuate this Agreement or any of the Definitive Documents, (iii) release any payment obligation of any Company Party (or its subsidiaries) under the Existing Documents or (iv) release any causes of action and any other claims, debts, obligations, duties, rights, suits, damages, actions, derivative claims, remedies, or liabilities arising out of or resulting from any act or omission of a Party occurring after the Agreement Effective Date that constitutes intentional common-law fraud, willful misconduct or gross negligence, each solely to the extent as determined by a final order of a court of competent jurisdiction; provided that (i) following the Closing Date, no Consenting Party shall bring any claim or cause of action against any Company Released Party or Other Released Party based on any theory to challenge or seek to invalidate or avoid any of the Transactions (or any component or aspect thereof); and (ii) following the Agreement Effective Date, unless and until the Termination Date has occurred, no Consenting Party shall bring any claim or cause of action against any Company Released Party of Other Released Party based on any theory to challenge or seek to invalidate or avoid any transfer or distribution of the proceeds of the EMEA Sale.

(e)    Each Consenting Party agrees to waive and release any default claims relating to the use of proceeds from the LatAm Sale under the Existing Level 3 Credit Agreement, Existing Level 3 Senior Secured Notes Indentures and Existing Level 3 Senior Unsecured Notes Indentures (or other agreements) upon the earlier of (x) the Closing Date or (y) the occurrence of a Specified Default. For the avoidance of doubt, no Specified Default shall occur due to a dispute regarding an open point in the Definitive Documents that causes a Consenting Party to refrain from taking any action it would otherwise be required to take under this Agreement. The Company shall be obligated to provide a Consenting Party with written notice of a Specified Default, and such Consenting Party shall have the right to cure such Specified Default within five (5) Business Days’ notice thereof. For the avoidance of doubt, the releases set forth in this Section 10(e) are in addition to, and shall not be construed to limit, the releases set forth in Sections 10(a)-10(c) hereof.

MISCELLANEOUS

11.    Indemnification.

(a)    Without limiting any Company Party’s obligations under the Existing Documents, the Definitive Documents or any related guarantees, security documents, agreements, amendments, instruments or other relevant documents, each Company Party hereby agrees to indemnify, pay and hold harmless each current or former Consenting Party and Existing Agent and each of their respective Affiliates and all of their respective officers, directors, members, managers, partners, employees, shareholders, advisors, agents, and other representatives of each of the foregoing and their respective successors and permitted assigns (each, an “Indemnified Party”) from and against any and all actual losses, claims, damages, actions, judgments, suits, costs, expenses, disbursements and liabilities, joint or several, of any kind or nature whatsoever (including the reasonable and documented out-of-pocket fees and disbursements of counsel for any Indemnified Party, and including any out-of-pocket costs associated with any discovery or other information requests), whether direct, indirect, special or consequential and whether based on any federal, state or foreign laws, statutes, rules or regulations (including securities and commercial laws, statutes, rules or regulations) on common law or equitable cause or on contract or otherwise, that may be imposed on, incurred by, or asserted against any Indemnified Party, in any manner relating to or arising out of, in connection with, or as a result of (i) this Agreement, the Transactions, the Definitive Documents or any related guarantees, security documents, agreements, instruments or other documents, (ii) the negotiation, formulation, preparation, execution, delivery or performance of the foregoing, or (iii) any actual claim, litigation, investigation or proceeding relating to the foregoing, regardless of whether any Indemnified Party is a party thereto and whether or not the transactions contemplated hereby are consummated (but limited, in the case of legal fees and expenses, to (x) those of (I) Davis Polk, Gibson, Cahill and Freshfields or (II) if Davis Polk, Gibson, Cahill and Freshfields do not represent any party due to an actual or potential conflict of interest, another law firm selected by the Majority Consenting Parties or the Majority Consenting Lumen Tech Revolving Lenders, as applicable, in each case as counsel to the Consenting Parties and the Existing Agents incurred in connection with any such claim, litigation, investigation or proceeding, and one local counsel in any relevant material jurisdiction, and (y) in the case of an actual or perceived conflict of interest where the Indemnified

Parties affected by such conflict inform the Company of such conflict and thereafter retain their own counsel with the Company’s prior written consent (not to be unreasonably withheld), additional counsel to such affected Indemnified Parties (and, if necessary, solely in the case of any such actual or perceived conflict of interest, additional local counsel to such affected Indemnified Parties, in each such relevant material jurisdiction)) (such foregoing amounts, “Losses” and such Company Party obligation, the “Indemnification Obligations”). The Company Parties shall reimburse each Indemnified Party reasonably promptly, but in no event later than 30 days following written demand therefor (together with reasonable backup documentation supporting such reimbursement request) for their reasonable and documented out-of-pocket costs and expenses (but limited, in the case of legal fees and expenses, to (x) those of Davis Polk, Gibson, Cahill and Freshfields and local counsel and (y) any conflicts counsel or local counsel retained by an Indemnified Party in accordance with the preceding sentence). No Indemnified Party shall be entitled to indemnity hereunder in respect of any Losses to the extent that it is found by a final, non-appealable judgment of a court of competent jurisdiction that such Losses arise from (i) the fraud, gross negligence or willful misconduct by such Indemnified Party (or any of its Related Parties), (ii) the willful and material breach of this Agreement by such Indemnified Party (or any of its Related Parties) or (iii) any disputes solely among Indemnified Parties and not arising out of or related to any act or omission of any of the Company Parties.

(b)    Notwithstanding anything to the contrary contained in this Agreement, the Indemnification Obligations set forth herein (i) shall survive the expiration or termination of this Agreement, (ii) shall remain operative and in full force and effect regardless of any investigation made by or on behalf of the Consenting Parties, the Existing Agents or any other Indemnified Party and (iii) shall be binding on any successor or assign of the Company Parties and the successors or assigns to any substantial portion of its business and assets.

12.    Tax Treatment. The Parties agree to treat, for U.S. federal income tax purposes, the Backstop Commitment Premium as a “put premium” paid to the Backstop Parties. Each Party shall file all tax returns consistent with, and take no position inconsistent with, such treatment (whether in audits, tax returns or otherwise) unless required to do so pursuant to a “determination” within the meaning of Section 1313(a) of the Code.

13.    Entire Agreement; Prior Negotiations. This Agreement, including all of the exhibits attached hereto, constitutes the entire agreement of the Parties with respect to the subject matter of this Agreement, and supersedes all other prior negotiations, agreements and understandings, whether written, oral, or implied, among the Parties with respect to the subject matter of this Agreement; provided, however, that any confidentiality agreement or non-disclosure agreement executed by any Party shall survive this Agreement and shall continue in full force and effect, subject to the terms thereof, irrespective of the terms hereof.

14.    Reservation of Rights. If the Transactions contemplated herein are not consummated, or if this Agreement is terminated in accordance with its terms (except as a result of the occurrence of the Closing Date), nothing shall be construed herein as a waiver by any Party of any or all of such Party’s rights, remedies or defenses and the Parties expressly reserve any and all of their respective rights, remedies or defenses. Except as provided in Section 10(e), (i) no Consenting Party hereby waives any default or event of default with respect to the Existing Debt and no provision of Section 5 shall require any Consenting Party to waive any default or event of default with respect to the Existing Debt, except as set forth in the Term Sheet or Definitive Documents after or simultaneous with the consummation of the Transaction and (ii) no Existing Lumen Tech Revolving Lender shall be required to fund any Revolving Facility Loans (as defined in the Existing Lumen Tech Credit Agreement) or issue, amend, extend or renew any Letters of Credit (as defined in the Existing Lumen Tech Credit Agreement) other than in accordance with the provisions of the Existing Lumen Tech Credit Agreement.

15.    FRE 408. To the extent provided in Federal Rule of Evidence 408 and any other applicable rules of evidence in any applicable jurisdiction, this Agreement and all negotiations relating hereto shall not be admissible into evidence in any proceeding other than a proceeding to enforce its terms.

16.    Counterparts; Execution; Capacity. This Agreement may be executed in one or more counterparts, each of which, when so executed, shall constitute one and the same instrument, and the counterparts may be delivered by facsimile transmission or by electronic mail in portable document format (PDF) or by DocuSign. This Agreement may be executed on behalf of one or more Consenting Parties by such Consenting Party’s investment manager or advisor, which is a signatory hereto solely in its capacity as the investment manager or advisor of such Consenting Party.

Notwithstanding anything herein to the contrary, (i) each Existing Lumen Tech Revolving Lender and each Existing Lumen Tech Term A/A-1 Lender that signs this Agreement is only signing in its capacity as such (and not in any other capacity and not in respect of any other Existing Debt), (ii) for the avoidance of doubt, no Consenting Lumen Tech Revolving Lender or Consenting Lumen Tech Term A/A-1 Lender is signing this Agreement with respect to any Existing Debt that such Consenting Party holds or acquires in its capacity as a Qualified Marketmaker, and (iii) any Affiliates or related parties of any Consenting Lumen Tech Revolving Lender or Consenting Lumen Tech Term A/A-1 Lender (including any separate branch of a Consenting Lumen Tech Revolving Lender or Consenting Lumen Tech Term A/A-1 Lender) shall not be deemed to be Consenting Lumen Tech Revolving Lenders or Consenting Lumen Tech Term A/A-1 Lenders themselves, unless such Affiliate or related party has itself signed this Agreement; provided that clause (iii) shall only apply to bona fide banks or affiliates thereof.

In addition, the Parties understand that the Consenting Lumen Tech Revolving Lenders or Consenting Lumen Tech Term A/A-1 Lenders are engaged in a wide range of financial services and businesses. In furtherance of the foregoing, and notwithstanding anything herein to the contrary, the Parties acknowledge and agree that, to the extent a Consenting Lumen Tech Revolving Lender or Consenting Lumen Tech Term A/A-1 Lender who is a bona fide bank or affiliate thereof expressly indicates on its signature page hereto that it is executing this Agreement on behalf of specific trading desk(s), funds, and/or business group(s) of the Consenting Lumen Tech Revolving Lender or Consenting Lumen Tech Term A/A-1 Lender, as applicable, the obligations set forth in this Agreement shall only apply to such trading desk(s), fund(s), and/or business group(s) and shall not apply to any other trading desk, fund, or business group of the Consenting Lumen Tech Revolving Lender or Consenting Lumen Tech Term A/A-1 Lender so long as they are not acting at the direction or for the benefit of such Consenting Lumen Tech Revolving Lender or Consenting Lumen Tech Term A/A-1 Lender or such Consenting Lumen Tech Revolving Lender’s or Consenting Lumen Tech Term A/A-1 Lender’s investment in the

Company Parties; provided, that the foregoing shall not diminish or otherwise affect the obligations and liability therefor of any legal entity that (i) executes this Agreement or (ii) on whose behalf this Agreement is executed by a Consenting Lumen Tech Revolving Lender or Consenting Lumen Tech Term A/A-1 Lender.

17.    Amendments and Waivers.

(a)    Except as otherwise provided herein, including, without limitation, the requirements set forth in Section 17(b) hereof, this Agreement may not be modified, amended, or supplemented, and no provision of this Agreement may be waived, without the prior written consent of the Company Parties and the Majority Consenting Parties;

provided that any modification or amendment to the definition of “Majority Consenting Parties” shall require the consent of each Consenting Party;

provided, further, that any modification or amendment to the Backstop Commitment Premium, including Section 6(d) and related definitions, and any modification or amendment to the definition of “Backstop Parties” or Schedule 3 hereto shall require the consent of each Backstop Party;

provided, further, that any modification or amendment to this Section 17(a), Section 17(b) or Section 7(d)(i) shall require the consent of the Company Parties and all Consenting Parties; provided, further, that to the extent such modification, amendment or supplement has a material, disproportionate and adverse effect, taken as a whole, on the Consenting Parties who hold a tranche of Existing Debt, in their capacity as holders of such tranche of Existing Debt, then the consent of Consenting Parties holding 66.7% of such tranche of Existing Debt held by all Consenting Parties shall also be required;

provided, further, that to the extent such modification, amendment or supplement has a material, disproportionate and adverse effect on a single Consenting Party, and such Consenting Party does not consent, such Consenting Party shall have the right to terminate this Agreement as to it. Prior to any funding of the New Money First Lien Indenture, (a) except as otherwise set forth in Section 6(d) hereto, any change, modification, or amendment to Schedule 2 hereto that affects the New Money Commitment Amount or commitment amount pursuant to Section 6(l) hereof of any Consenting Party shall require the consent of such Consenting Party and (b) any change, modification, or amendment of the maturity, interest rate, call protection or fees set forth in the Term Sheet with respect to the New Money First Lien Indenture shall require the consent of each Consenting Party and, if such consent is withheld, the commitment of any Consenting Party to provide its portion of the New Money First Lien Indenture may be terminated by such Consenting Party;

provided that to the extent such Consenting Party terminates its commitment portion of the New Money First Lien Indenture, the Company shall be free to solicit commitments to provide such New Money First Lien Indenture from any Person;

provided, however, that notwithstanding the foregoing or anything herein to the contrary, including in Section 17(b) below, amendments, modification or supplements to the terms of the Lumen Tech Superpriority Revolving Facility shall solely require the consent of (1) the Company and (2) the Majority Consenting Lumen Tech Revolving Lenders or each affected Consenting Lumen Tech Revolving Lenders as applicable otherwise required hereby, and shall not require the consent of any other Consenting Party, unless such amendment, modification or supplement would (x) increase the amount of the First-Out Superiority RCF or (y) provide for additional guarantees or collateral not contemplated by this Agreement as in effect on the date hereof.

(b)    In addition to the requirements set forth in Section 17(a) hereof, this Agreement may not be modified, amended, or supplemented, and no provision of this Agreement may be waived, without the prior written consent of the Majority Consenting Lumen Tech Revolving Lenders and the Majority Specified Lumen Tech Consenting Parties; provided that any modification or amendment to the definition of “Majority Consenting Lumen Tech Revolving Lenders” shall require the consent of each Consenting Lumen Tech Revolving Lender; and provided, further, that any modification or amendment to the definition of “Majority Specified Lumen Tech Consenting Parties” shall require the consent of each Specified Lumen Tech Consenting Party.

(c)    Prior to the extension of the Lumen Tech Superpriority Revolving Facility, any change, modification, or amendment of the aggregate or individual commitments or the priority of payments or collateral for the extension of credit thereunder, maturity, interest rate, commitment fees, participation fees, any other fees or amounts guaranteed by Level 3 and its subsidiaries set forth in the Term Sheet with respect to the Lumen Tech Superpriority Revolving Facility or the requirement that the Lumen Tech Superpriority Revolving Facility be subject to documentation separate from the documentation governing the Existing Lumen Tech Term B Loans (as defined in the Term Sheet) or the indebtedness exchanged for the Existing Lumen Tech Term B Loans shall require the consent of each Consenting Lumen Tech Revolving Lender and, if such consent is withheld, the obligation hereunder of any Consenting Lumen Tech Revolving Lender to provide its pro rata portion of the Lumen Tech Superpriority Revolving Facility may be terminated by such Consenting Lumen Tech Revolving Lender; provided that to the extent such Consenting Lumen Tech Revolving Lender terminates its obligation hereunder to provide its pro rata portion of the Lumen Tech Superpriority Revolving Facility, the Company shall be free to solicit commitments to provide such Lumen Tech Superpriority Revolving Facility from any Person that would be a permitted assignee of the Existing Lumen Tech Revolving Facility under Section 9.04 of the Existing Lumen Tech Credit Agreement.

(d)    No waiver of any of the provisions of this Agreement shall be deemed to constitute a waiver of any other provision of this Agreement, whether or not such provisions are similar, nor shall any waiver of a provision of this Agreement be deemed a continuing waiver of such provision.

18.    Headings. The headings of the sections, paragraphs, and subsections of this Agreement are included for convenience only and shall not affect the interpretation of the provisions contained herein.

19.    Acknowledgments; Obligations Several. Notwithstanding that this Agreement is being executed by multiple Consenting Parties, the obligations of the Consenting Parties under this Agreement are several and neither joint nor joint and several. No Consenting Party shall be responsible in any way for the performance of the obligations or any breach of any other

Consenting Party under this Agreement, and nothing contained herein, and no action taken by any Consenting Party pursuant hereto shall be deemed to constitute the Consenting Party as a partnership, an association or joint venture of any kind, or create a presumption that the Consenting Parties are in any way acting other than in their individual capacities. None of the Consenting Parties shall have any fiduciary duty or other duties or responsibilities in any kind or form to each other, the Company Parties or any of the Company’s other lenders, noteholders or stakeholders as a result of this Agreement or the transactions contemplated hereby. Each Consenting Party acknowledges that no other Consenting Party will be acting as agent of such Consenting Party in connection with monitoring such Consenting Party’s investment or enforcing its rights under this Agreement, the Definitive Documents, or any other documents to be entered into in connection with the consummation of the Transactions. Each Consenting Party acknowledges to each other Consenting Party that: (a) the Transactions described herein are arm’s-length commercial transactions between the Company and the Company’s Affiliates and each Consenting Party, (b) it has consulted its own legal, accounting, regulatory and tax advisors to the extent it has deemed appropriate, (c) it is capable of evaluating, and understands and accepts, the terms, risks and conditions of the Transactions contemplated hereby, and (d) the Consenting Parties and their respective Affiliates may be engaged in a broad range of transactions that involve interests that differ from the other Consenting Parties, the Company’s and those of the Company’s Affiliates or the Affiliates of other Consenting Parties, and the Consenting Parties have no obligation to disclose any of such interests to any other Consenting Party or the Affiliates of other Consenting Parties. Each Consenting Party acknowledges that it has, independently and without reliance upon any other Consenting Party and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement and that it has not relied on the credit analysis and decision or due diligence investigation of any other Consenting Party. The Consenting Parties have no agreement, arrangement, or understanding with respect to acting together for the purpose of acquiring, holding, voting, or disposing of any shares of common stock or other capital stock of the Company and are not intended to be, and shall not be deemed to be, a “Group” for purposes of Section 13(d) of the Exchange Act.

20.    Consenting Party Enforcement. A Consenting Party may only enforce this Agreement against the Company Parties and not against another Consenting Party.

21.    Specific Performance; Damages. It is understood and agreed by the Parties that money damages may be an insufficient remedy for any breach of this Agreement by any Party and each non-breaching Party shall be entitled to seek specific performance and injunctive or other equitable relief as a remedy for any such breach of this Agreement, including, without limitation, a court of competent jurisdiction requiring any Party to comply promptly with any of its obligations in this Agreement. Notwithstanding anything to the contrary in this Agreement, in no event shall any Party or their representatives be liable to any other Party hereunder for any punitive, incidental, consequential, special or indirect damages, including the loss of future revenue or income or opportunity, relating to the breach or alleged breach of this Agreement.

22.    Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York without regard to any choice of law provision that would require the application of the laws of another jurisdiction. By the execution and delivery of this Agreement, each of the Parties hereto hereby irrevocably and unconditionally agrees for itself that any legal action, suit, or proceeding against it with respect to any matter arising under or out of or in connection with this Agreement or for recognition or enforcement of any judgment rendered in any such action, suit, or proceeding may be brought in either a state or federal court of competent jurisdiction in the State and County of New York, Borough of Manhattan. By the execution and delivery of this Agreement, each of the Parties hereto hereby irrevocably accepts and submits itself to the exclusive jurisdiction of each such court, generally and unconditionally, with respect to any such action, suit, or proceeding. By executing and delivering this Agreement, each of the Parties hereto irrevocably and unconditionally submits to the personal jurisdiction of each such court described in this Section 22, solely for purposes of any action, suit, or proceeding arising out of or relating to this Agreement or for the recognition or enforcement of any judgment rendered or order entered in any such action, suit, or proceeding. EACH PARTY HERETO UNCONDITIONALLY WAIVES TRIAL BY JURY IN ANY ACTION, SUIT, OR PROCEEDING REFERRED TO ABOVE. Each Party (a) certifies that no representative, agent, or attorney of any other Party has represented, expressly or otherwise, that such other Party would not, in the event of litigation, seek to enforce the foregoing waiver and (b) acknowledges that it and the other Parties have been induced to enter into this Agreement by, among other things, the mutual waivers and certifications in this Section 22. Each Party hereto agrees that service of any process, summons, notice or document by registered mail addressed to such person shall be effective service of process against such person for any suit, action or proceeding arising out of or relating to this Agreement brought in any such court.

23.    Notices. All notices (including, without limitation, any notice of termination as provided for herein) and other communications from any Party given or made pursuant to this Agreement shall be in writing and shall be deemed to have been duly given upon the earliest of the following: (a) upon personal delivery to the Party to be notified; (b) when sent by confirmed electronic mail if sent during the normal business hours of the recipient, and if not so confirmed, on the next Business Day; (c) three (3) Business Days after having been sent by registered or certified mail, return receipt requested, postage prepaid; and (d) one (1) Business Day after deposit with a nationally recognized overnight courier, specifying next-day delivery (with an email upon sending to the Party to be notified), with written verification of receipt. All communications shall be sent:

(a)    If to the Company:

Lumen Technologies, Inc.

100 CenturyLink Drive

Monroe, Louisiana 71203

Attn: Chris Stansbury; Rahul Modi

Email: [Intentionally omitted]

With copies to:

Wachtell, Lipton, Rosen & Katz

51 West 52nd Street

New York, New York 10019

Attn:    John R. Sobolewski

            Mark Gordon

            Emil A. Kleinhaus

Email: JRSobolewski@wlrk.com

            MGordon@wlrk.com

            EAKleinhaus@wlrk.com

(b)    If to the Ad Hoc Group:

Davis Polk & Wardwell LLP

450 Lexington Avenue

New York, New York 10017

Attn:    Damian S. Schaible

            Elliot Moskowitz

            Adam L. Shpeen

            Stephen Ford

Email: damian.schaible@davispolk.com

            elliot.moskowitz@davispolk.com

            adam.shpeen@davispolk.com

            stephen.ford@davispolk.com

(c)    If to the Existing Lumen Tech Revolving Lenders:

Cahill Gordon & Reindel LLP

32 Old Slip

New York, New York 10005

Attn:    Jim Clark

            Stephen Harper

            Joel Moss

            Rich Stieglitz

Email: JClark@cahill.com

            SHarper@cahill.com

            JMoss@cahill.com

            RStieglitz@cahill.com

and:

Freshfields Bruckhaus Deringer LLP

601 Lexington Avenue

New York, New York 10022

Attn:    Mark Liscio

            Scott Talmadge

            Damian Ridealgh

            Samantha S. Braunstein

Email: mark.liscio@freshfields.com

            scott.talmadge@freshfields.com

            damien.ridealgh@freshfields.com

            samantha.braunstein@freshfields.com

(d)    If to the Specified Lumen Tech Consenting Parties:

Gibson, Dunn & Crutcher LLP

200 Park Avenue

New York, New York 10166

Attn: Scott J. Greenberg

          Joe Zujkowski

Email: SGreenberg@gibsondunn.com

            JZujkowski@gibsondunn.com

24.    No Third-Party Beneficiaries. Unless expressly stated herein, this Agreement shall be solely for the benefit of the Parties, and no other Person shall be a third-party beneficiary hereof; provided that it is acknowledged and agreed that (a) each Other Released Party is a third party beneficiary with respect to Section 10(a) hereof and shall be permitted to enforce such provision in accordance with its terms and (b) each Company Released Party is a third-party beneficiary with respect to Section 10(b) hereof and shall be permitted to enforce such provision in accordance with its terms.

25.    Publicity; Non-Disclosure.

(a)    Notwithstanding anything to the contrary in any confidentiality agreement or non-disclosure agreement between the Company and any Consenting Party, the Company will disclose this Agreement no later than 8:00 a.m. (EST) on January 26, 2024 by publicly filing a Form 8-K or any periodic report required or permitted to be filed by the Company under the Exchange Act with the SEC or, if the SEC’s EDGAR filing system is not available, on a press release that results in prompt public dissemination of such information (the “Public Disclosure”). The Company will deliver drafts to the Ad Hoc Group Advisors, the Specified Lumen Tech Consenting Parties Advisors and the Existing Lumen Tech Revolving Lender Advisors of such Public Disclosure at least one (1) calendar day before making any such disclosure. Any Public Disclosure shall be reasonably acceptable to the Company Parties and reasonably acceptable to the Majority Consenting Parties, the Majority Consenting Lumen Tech Revolving Lenders and the Majority Specified Lumen Tech Consenting Parties (such acceptance not to be unreasonably withheld, conditioned or delayed). Under no circumstances may any Party make any Public Disclosure of any kind that would disclose either: (a) the holdings of any current or former Consenting Party (including on the signature pages of the Consenting Parties, which shall not be publicly disclosed or filed) of any Existing Debt, or of any other debt obligations of the Company, whether prior to or after the consummation of the Transactions or (b) the identity of any current or former Consenting Party, in each case without the prior written consent of such Consenting Party or an order of a court with competent jurisdiction; provided, however, that, notwithstanding the foregoing, the Company Parties shall not be required to keep confidential the aggregate holdings of all Consenting Parties, and each Consenting Party hereby consents to the disclosure of the execution of this Agreement by the Company Parties, and the terms and contents hereof, to the administrative agents, collateral agents, or trustees under the Existing Documents, and in any filings required by applicable law or regulation or the rules of any applicable stock exchange or regulatory body.

(b)    Other than as may be required by applicable law and regulation or by any governmental or regulatory authority as determined by a Party based on reasonable advice of counsel, no Party shall issue any press release, make any filing with the SEC or make any other public announcement with respect to this Agreement or the Transactions without the consent of the Company Parties, the Majority Consenting Parties, the Majority Specified Lumen Tech Consenting Parties and the Majority Consenting Lumen Tech Revolving Lenders, which consent shall not be unreasonably delayed, conditioned, or withheld. The Company Parties shall be permitted to make any filing or publish, issue or file any public announcement or communication upon the failure of the Majority Consenting Parties and the Majority Consenting Lumen Tech Revolving Lenders (including by or through the Ad Hoc Group Advisors or the Existing Lumen Tech Revolving Lender Advisors, as applicable) to respond within one (1) Business Day of receipt of such consent request. Each supporting Party shall be permitted to make any filing or publish, issue or file any public announcement or communication upon the failure of the Company Parties to respond within one (1) Business Day of receipt of such consent request by the Company Parties. For the avoidance of doubt, each Party shall have the right, without any obligation to any other Party, to decline to comment to the press with respect to this Agreement.

26.    Successors and Assigns; Severability.

(a)    This Agreement is intended to bind and inure to the benefit of the Parties and their respective permitted successors, assigns, heirs, executors, estates, administrators, and representatives, provided that this Section 26 shall not be deemed to permit Transfers other than in accordance with the express terms of this Agreement.

(b)    The invalidity or unenforceability at any time of any provision hereof in any jurisdiction shall not affect or diminish in any way the continuing validity and enforceability of the remaining provisions hereof or the continuing validity and enforceability of such provision in any other jurisdiction; provided that, after excluding the provision that is declared to be invalid or unenforceable, the remaining terms provide for the consummation of the Transactions contemplated hereby in substantially the same manner as originally set forth at the later of the date hereof and the date this Agreement was last amended.

(c)    Notwithstanding any other provision of this Agreement, the Definitive Documents shall provide that: (1) if a court – in a final and unstayed order – finds the Level 3 Senior Unsecured Notes Transaction invalid for any reason, the liens securing the Level 3 Second Lien Notes shall be deemed not have been granted ab initio, and all other terms of the Level 3 Second Lien Indentures (including maturities) shall remain unchanged, (2) the Company Parties are obligated to use reasonable best efforts to contest any challenge to the Level 3 Senior Unsecured Notes Transaction, and (3) any finding that any aspect of the Level 3 Senior Unsecured Notes Transaction is invalid shall not (directly or indirectly) constitute a default or breach of the Level 3 Second Lien Notes or of any other Existing Documents or Definitive Documents of the Company.

27.    Error; Ambiguity. Notwithstanding anything to the contrary herein, to the extent counsel to the Company Parties, the Ad Hoc Group Advisors or the Existing Lumen Tech Revolving Lender Advisors identify, within four (4) Business Days following the Agreement Effective Date, any clear errors, material ambiguities or internally inconsistent provisions within or among this Agreement, each Party hereto covenants and agrees that it will endeavor in good faith to enter into reasonable and mutually satisfactory modifications to this Agreement to remedy such errors, ambiguities, or inconsistent provisions.

28.    Joinder. Additional holders of Existing Debt and/or investment advisors, sub-advisors, or managers of funds, clients and discretionary accounts (together with their respective successors and permitted assigns) that hold Existing Debt and that have authority to bind the beneficial owners of such Existing Debt to the terms of this Agreement, as applicable, may become party to this Agreement from time to time (solely with the consent of the Company) by agreeing in writing to be bound by the terms of this Agreement (any such person, an “Additional Consenting Party”) by executing and delivering to Wachtell Lipton and Davis Polk a joinder agreement in the form attached hereto as Exhibit F. Notwithstanding anything to the contrary herein, an Affiliate of a Consenting Party holding Existing Debt listed on a signature page hereto may become an Additional Consenting Party by executing a joinder agreement in the form attached as Exhibit F hereto, without requiring the consent of any other Party and, shall be entitled to participate in the Transactions. Upon the execution and delivery of such joinder agreement, such Additional Consenting Party shall be deemed to make all of the representations, warranties, and covenants of a Consenting Party, as applicable, as set forth in this Agreement, and shall be deemed to be a Party and a Consenting Party for all purposes under this Agreement as if they were originally party hereto.

[Signature Pages Follow]

IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be executed and delivered by their duly authorized officers, all as of the day and year first written above.

LUMEN TECHNOLOGIES, INC.

By:	/s/ Chris Stansbury
Name:	Chris Stansbury
Title:	Executive Vice President & Chief Financial Officer

LEVEL 3 FINANCING, INC.

By:	/s/ Chris Stansbury
Name:	Chris Stansbury
Title:	Executive Vice President & Chief Financial Officer

QWEST CORPORATION

By:	/s/ Chris Stansbury
Name:	Chris Stansbury
Title:	Executive Vice President & Chief Financial Officer

[Signature Page to Amended and Restated Transaction Support Agreement]

[Consenting Parties’ signature pages on file with the Company.]

[Signature Page to Amended and Restated Transaction Support Agreement]

SCHEDULE 1

Consenting Lumen Tech Revolving Lenders Trading Desks

[Intentionally omitted]

SCHEDULE 2

New Money Commitments

[Intentionally omitted]

SCHEDULE 3

Backstop Parties

[Intentionally omitted]

SCHEDULE 4

Specified Lumen Tech Consenting Parties

[Intentionally omitted]

SCHEDULE 5

Additional Specified Lumen Tech Consenting Parties

[Intentionally omitted]

SCHEDULE 6

Level 3 Senior Unsecured Notes Transaction

[Intentionally omitted]

EXHIBIT A

TERM SHEET

SUBJECT TO FRE 408 AND EQUIVALENTS

FINAL

Exhibit A-1

Lumen Technologies, Inc.

Summary of Terms and Conditions for

Potential Financing Transaction

Reference is made to certain existing debt as defined in Schedule II.

Terms used but not defined herein shall have the meanings ascribed to them in the Amended and Restated Transaction Support Agreement to which this term sheet is attached.

Level 3 New Money First Lien Indenture

Issuance

New notes issued under a new money senior secured first lien indenture (the “New Money First Lien Indenture”, and the notes issued thereunder, the “New Money First Lien Notes”), in an aggregate principal amount of $1.2 billion, plus an additional

(i) $50 million of New Money First Lien Notes issued in consideration for payment of the Tranche 1 Backstop Commitment Premium,

(ii) $200 million of New Money First Lien Notes issued to fund the Specified Lumen Tech Secured Notes Transaction and

(iii) $125 million of New Money First Lien Notes issued to certain Initial Consenting Parties in exchange for providing $125 million in cash to Level 3.

All of the New Money First Lien Notes described above shall be issued on the Closing Date.

Backstop Commitment

The New Money First Lien Notes will be backstopped in full, severally and not jointly, by the Backstop Parties, as set forth in the Amended and Restated Transaction Support Agreement.

If, after the Agreement Effective Date, a Backstop Party is prohibited or precluded by applicable tax or regulatory requirements from fulfilling, in whole or in part, its Backstop Commitment, the Backstop Party shall be permitted to transfer its Backstop Commitment, in whole or in part, to third-parties reasonably acceptable to the Company in accordance with the terms of the Amended and Restated Transaction Support Agreement.

Issuer	Level 3

Guarantors	Same as Level 3 First Lien Term Loan Facility.

Purchasers	The Initial Consenting Parties and Other Consenting Parties who properly elect to purchase New Money First Lien Notes pursuant to the Amended and Restated Transaction Support Agreement (collectively, the “First Lien Funding Parties”).

Exhibit A-1

Level 3 New Money First Lien Indenture

Backstop Commitment Premium

In consideration for their backstop commitment, the Backstop Parties will receive a Backstop Commitment Premium in an amount equal to (a) 5% of the $1.2 billion principal amount of the New Money First Lien Notes (the “Tranche 2 Backstop Commitment Premium”), which shall be due and payable on, and subject to the occurrence of, the Closing Date, paid in cash, plus (b) $200 million (the “Tranche 1 Backstop Commitment Premium”), which shall be due and payable on, and subject to the occurrence of, the Closing Date, paid $150 million in cash and $50 million in additional New Money First Lien Notes.

The Backstop Commitment and the Backstop Commitment Premium shall be allocated to the Backstop Parties as set forth on Schedule 3 to the Amended and Restated Transaction Support Agreement. The Backstop Commitment and the Backstop Commitment Premium shall be transferrable solely in accordance with the Amended and Restated Transaction Support Agreement.

Specified Lumen Tech Secured Notes Transaction

Following the purchase, at par in cash by Lumen, of an amount equal to 15% of their aggregate principal amount of the Existing Lumen Tech 4.000% Senior Secured Notes, the Specified Lumen Tech Consenting Parties identified on Schedule 4 of the Amended and Restated Transaction Support Agreement with holdings as and in the amount set forth on such Schedule 4 shall exchange with Level 3, at par, $200 million in aggregate principal amount of such Existing Lumen Tech 4.000% Senior Secured Notes for $200 million principal amount of New Money First Lien Notes issued by Level 3 under the New Money First Lien Indenture (such exchange, the “Specified Lumen Tech Secured Notes Transaction”); and any remaining Existing Lumen Tech 4.000% Senior Secured Notes held by the Specified Lumen Tech Consenting Parties listed on Schedule 4 of the Amended and Restated Transaction Support Agreement shall be exchanged at par for Lumen Tech 4.125% Superpriority Notes.

For the avoidance of doubt, as a result of and pursuant to the foregoing, the Specified Lumen Tech Consenting Parties identified on Schedule 4 of the Amended and Restated Transaction Support Agreement with holdings as and in the amount set forth on such Schedule 4 will exchange the full $426,606,000 in principal amount of Existing Lumen Tech 4.000% Senior Secured Notes held thereby for an aggregate of $63,990,900 of cash, $200,000,000 principal amount of New Money First Lien Notes, and $162,615,100 principal amount of Lumen Tech 4.125% Superpriority Notes.

All accrued and unpaid interest on Existing Lumen Tech 4.000% Senior Secured Notes that are exchanged in the Specified Lumen Tech Secured Notes Transaction shall be paid in full in cash on the Closing Date.

Trustee	A financial institution reasonably acceptable to the Majority Consenting Parties and the Company.

Collateral Agent	A financial institution reasonably acceptable to the Majority Consenting Parties and the Company.

Interest Rate	11.000% cash

Default Rate	2.0%

A-1-2

Exhibit A-1

Level 3 New Money First Lien Indenture

Maturity Date	November 15, 2029

Call Protection	Any optional prepayment from the Closing Date until the maturity date will be accompanied by the following prepayment premium (the “New Money First Lien Notes Prepayment Premium”) as set forth below opposite the relevant period from the Closing Date as indicated below:

Period New Money First Lien Notes Prepayment Premium

Months 1 – 36 Make-Whole Amount (to be defined)

Months 37 – 48 50% of Interest Rate;

Months 49 – 60 25% of Interest Rate; and

Thereafter None

The prepayment premium for any change of control offer will be 1%. There will be no prepayment premium in connection with any mandatory prepayment in connection with an asset sale offer. For the avoidance of doubt, no make-whole premium will be payable in connection with any change of control offer or asset sale offer.

In addition, for the avoidance of doubt, the New Money First Lien Notes Prepayment Premium will be payable in the event of a bankruptcy filing or other insolvency event by the Issuer or any of the Guarantors, any foreclosure, exercise of remedies and/or sale of the Collateral following an Event of Default, the sale of Collateral in an insolvency proceeding, any restructuring, reorganization or compromise of the obligations under the New Money First Lien Notes or any other termination of the New Money First Lien Notes documentation.

OID	None.

Collateral

First priority perfected security interest in and lien on the same assets securing the Existing Level 3 Credit Agreement and any additional assets as may be agreed upon by the Majority Consenting Parties and the Company (including all rights under and proceeds of the Intercompany Loan).

Such security interest and lien will be pari passu with the security interest and lien securing the Level 3 First Lien Term Loan Facility, the Level 3 10.500% First Lien Indenture, the Level 3 10.750% First Lien Indenture and the Level 3 Limited Lumen Guarantees and senior to any security interest and lien securing the Level 3 Second Lien Indentures.

Trustee	Same as New Money First Lien Indenture.

Collateral Agent	Same as New Money First Lien Indenture.

A-1-3

Exhibit A-1

Level 3 New Money First Lien Indenture

Documentation Principles	Definitive documentation will be in form and substance reasonably satisfactory to the Company, the Majority Consenting Parties and the Majority Specified Lumen Tech Consenting Parties based on the Existing Level 3 3.875% Indenture and the security and other ancillary documents entered into in connection with the Existing Level 3 3.875% Indenture, with revisions to reflect the terms of this term sheet (including Annex A and all other annexes hereto) and additional revisions to reflect the priority status of the New Money First Lien Indenture and in any event, except as expressly set forth on this Term Sheet, on terms substantially consistent with and not less favorable to the Issuer and its subsidiaries or the Consenting Parties than the Existing Level 3 3.875% Indenture (collectively, the “Level 3 Notes Documentation Principles”).

Ratings	Notwithstanding the foregoing, the affirmative covenants will include a requirement to use commercially reasonable efforts to (a) obtain a public corporate rating from both S&P and Moody’s within 60 days of the Closing Date and (b) maintain a public corporate rating from both S&P and Moody’s (but will not include a requirement to maintain any specific rating).

Use of Proceeds

$1.2 billion of cash proceeds of the New Money First Lien Notes shall be transferred to the Company pursuant to an intercompany loan, which shall rank pari passu with the Second-Out Superpriority RCF, Lumen Tech Superpriority Term Loans and Lumen Tech 4.125% Superpriority Notes and bear cash interest set equal to the amount and frequency equivalent to that which is set forth in the New Money First Lien Indenture (the “Intercompany Loan”) with the remainder available for general corporate purposes or transfers to Lumen.

The Intercompany Loan shall be set forth in a written document, the form and terms of which shall be reasonably satisfactory to the Company and to the Majority Consenting Parties, and no adverse modifications of, waivers under, or supplements to the Intercompany Loan or any documents entered into connection therewith, and other rights with respect thereto as set forth in the Definitive Documents, shall be permitted without the consent of the required holders.

Intercompany Loan

So long as any of the New Money First Lien Notes, Level 3 First Lien Term Loans, Level 3 10.500% First Lien Notes, Level 3 10.750% First Lien Notes, Existing Level 3 10.500% Senior Secured Notes and Level 3 Second Lien Notes (collectively, the “Level 3 First-Second Lien Debt”) remains outstanding, the Intercompany Loan shall benefit from the same lien securing the Second-Out Superpriority RCF, Lumen Tech Superpriority Term Loans and Lumen Tech 4.125% Superpriority Notes.

Upon the repayment in full of the Level 3 First-Second Lien Debt, the Intercompany Loan shall no longer be secured by such lien and such lien shall be released.

Upon (i) a separation of the mass market and enterprise businesses that entails a disposition or other transfer of either business to an unaffiliated third party for cash consideration at fair market value (the “Separation Event”) and (ii) Level 3 achieving a 1x deleveraging of its secured debt leverage ratio as of the Closing Date prior to and pro forma for the Separation Event, the Company may, in its discretion, elect to terminate the Intercompany Loan.

A-1-4

Exhibit A-1

Level 3 New Money First Lien Indenture

Upon the Separation Event, the Company may, in its discretion, elect to terminate the existing $1.5 billion unsecured intercompany loan.

Conditions Precedent to Closing	Subject to the Documentation Principles, the conditions to closing the New Money First Lien Indenture will include the conditions set forth in the Amended and Restated Transaction Support Agreement.

A-1-5

Exhibit A-2

Level 3 First Lien Term Loan Facility

Facility Type	A senior secured first lien term loan facility having the lien priority described under “Collateral” for the New Money First Lien Indenture (the “Level 3 First Lien Term Loan Facility” and, the loans thereunder, the “Level 3 First Lien Term Loans”). Once repaid, the Level 3 First Lien Term Loans may not be reborrowed.

Borrower	Same as the Issuer of New Money First Lien Notes.

Guarantors

All Guarantors under the Existing Level 3 Credit Agreement and all other wholly-owned material domestic subsidiaries of the Issuer, other than exceptions as set forth on Annex A and as otherwise agreed between the Company and the Majority Consenting Parties.

For the avoidance of doubt, any regulated subsidiaries required to become guarantors will become guarantors only after obtaining all authorizations and consents of federal and state governmental authorities.

Level 3 Term Loan Transaction

Each Consenting Party shall, and each other holder of Existing Level 3 Term Loans will have the opportunity to (in its capacity as a holder and subject in the case of such other holders to its acceptance of all relevant terms as reasonably determined by the Company), exchange 100% of the aggregate principal amount of their Existing Level 3 Term Loans for Level 3 First Lien Term Loans issued under a new credit agreement for the Level 3 First Lien Term Loan Facility (the “Level 3 First Lien Credit Agreement”) in an aggregate principal amount equal to 100% of the aggregate principal amount of the Existing Level 3 Term Loans so exchanged (such exchange, the “Level 3 Term Loan Transaction”). The mechanism for the Level 3 Term Loan Transaction shall be as reasonably determined by the Company in consultation with the Majority Consenting Parties.

Each Consenting Party that is a holder of Existing Level 3 Term Loans participating in the Level 3 Term Loan Transaction shall provide any and all consents, waivers, amendments, supplements or other modifications to or in connection with the Existing Level 3 Credit Agreement or any ancillary documents relating thereto in accordance with Section 2(a) of the Amended and Restated Transaction Support Agreement.

All accrued and unpaid interest on Existing Level 3 Term Loans that are exchanged shall be paid in full in cash on the Closing Date.

Each Consenting Party shall, solely in the event that such Consenting Party is legally prohibited from participating in the Transactions as a result of a reinvestment or similar limitation, have the option to elect not to participate in Level 3 Term Loan Transaction on the Closing Date; provided that, for the avoidance of doubt, any Consenting Party who elects not to participate shall provide any consents, waivers, amendments or other modifications in connection with the Level 3 Term Loan Transaction.

Any Existing Level 3 Term Loans held by such Consenting Party as of the Agreement Effective Date that are not so exchanged on the Closing Date may, on or prior to the date that is 90 days after the Closing Date, be exchanged (whether by such Consenting Party or any assignee of the applicable Existing Level 3 Term

Exhibit A-2

Level 3 First Lien Term Loan Facility

Loans) for Level 3 First Lien Term Loans in an aggregate principal amount equal to 100% of the principal amount of the Existing Level 3 Term Loans so exchanged; provided that if any such Existing Level 3 Term Loans are subject to an Open Trade on the date that is 90 days after the Closing Date, the assignee to such trade shall have the right to exchange such Existing Level 3 Term Loans into Level 3 First Lien Term Loans upon the closing of such open trade.

Administrative Agent	A financial institution reasonably acceptable to the Majority Consenting Parties and the Company.

Collateral Agent	A financial institution reasonably acceptable to the Majority Consenting Parties and the Company.

Interest Rate	SOFR + a margin set at close of transaction to imply a cash 10.625% all-in rate to maturity. SOFR floor will be 2.00%.

Default Rate	2.0%

Amortization	None

Maturity Date[1]	50% on April 15, 2029 50% on April 15, 2030

Call Protection	Any optional prepayment will be accompanied by the following prepayment premium (the “Level 3 First Lien Term Loan Prepayment Premium”) as set forth below opposite the relevant period from the Closing Date as indicated below:

Period Level 3 First Lien Term Loan Prepayment Premium

Months 1 – 12 2% of principal;

Months 13 – 24 1% of principal; and

Thereafter None

The prepayment premium for any change of control offer will be 1%. There will be no prepayment premium in connection with any mandatory prepayment in connection with an asset sale offer. For the avoidance of doubt, no make-whole premium will be payable in connection with any change of control offer or asset sale offer.

[1]

Loans with differing maturities shall be allocated ratably to each applicable participating Consenting Party; provided, however, to the extent an individual Initial Consenting Party or Affiliate thereof is prohibited or otherwise restricted from accepting longer dated loans pursuant to governing documentation that has been reviewed by counsel to the Ad Hoc Group, such Initial Consenting Party shall be allocated shorter dated loans only and other Initial Consenting Parties shall increase the allocation of their longer dated loans dollar for dollar; provided that the amount of such shorter dated loans in the aggregate subject to the foregoing shall be no more than $20 million.

A-2-2

Exhibit A-2

Level 3 First Lien Term Loan Facility

In addition, for the avoidance of doubt, the Level 3 First Lien Term Loan Prepayment Premium will be payable in the event of a bankruptcy filing or other insolvency event by the Borrower or any of the Guarantors, any foreclosure, exercise of remedies and/or sale of the Collateral following an Event of Default, the sale of Collateral in an insolvency proceeding, any restructuring, reorganization or compromise of the obligations under the Level 3 First Lien Term Loans or any other termination of the Level 3 First Lien documentation.

Collateral

First priority perfected security interest in and lien on the same assets securing the Existing Level 3 Credit Agreement and any additional assets as may be agreed upon by the Majority Consenting Parties and the Company (including all rights under and proceeds of the Intercompany Loan).

Such security interest and lien will be pari passu with the security interest and lien securing the New Money First Lien Indenture, the Level 3 10.500% First Lien Indenture, the Level 3 10.750% First Lien Indenture and the Level 3 Limited Lumen Guarantees and senior to any security interest and lien securing the Level 3 Second Lien Indentures.

Documentation Principles	Definitive documentation will be in form and substance reasonably satisfactory to the Company, the Majority Consenting Parties and the Majority Specified Lumen Tech Consenting Parties based on the Existing Lumen Tech Credit Agreement and the security and other ancillary documents entered into in connection with the Existing Level 3 Credit Agreement, with revisions to reflect the terms of this term sheet (including Annex A and all other annexes hereto) and additional revisions to reflect the priority status of the Level 3 First Lien Term Loan Facility and in any event, except as expressly set forth on this Term Sheet, on terms substantially consistent with and not less favorable to the Borrower and its subsidiaries or the Consenting Parties than the Existing Level 3 Credit Agreement.

A-2-3

Exhibit A-3

Level 3 10.500% First Lien Indenture

Issuance	A new senior secured first lien indenture having the lien priority described under “Collateral” for the New Money First Lien Indenture (the “Level 3 10.500% First Lien Indenture,” and the notes issued thereunder, the “Level 3 10.500% First Lien Notes”).

Issuer	Same as the Issuer of New Money First Lien Notes.

Guarantors	Same as New Money First Lien Indenture.

Level 3 2029 Exchange

Each Consenting Party that is a holder of Existing Level 3 3.400% Senior Secured Notes will exchange 100% of the aggregate principal amount of their Existing Level 3 3.400% Senior Secured Notes for Level 3 10.500% First Lien Notes issued under the Level 3 10.500% First Lien Indenture in an aggregate principal amount equal to 100% of the aggregate principal amount of the Existing Level 3 3.400% Senior Secured Notes so exchanged (such exchange, the “Level 3 2029 Exchange”). The mechanism for the Level 3 2029 Exchange shall be as reasonably determined by the Company in consultation with the Majority Consenting Parties.

Each Consenting Party that is a holder of Existing Level 3 3.400% Senior Secured Notes participating in the Level 3 2029 Exchange shall provide any and all consents, waivers, amendments, supplements or other modifications to or in connection with the Existing Level 3 3.400% Indenture through a supplemental indenture (the “Level 3 3.400% Supplemental Indenture”) or any ancillary documents relating thereto in accordance with Section 2(a) of the Amended and Restated Transaction Support Agreement.

All accrued and unpaid interest on Existing Level 3 3.400% Senior Secured Notes that are exchanged shall be paid in full in cash on the Closing Date.

Interest Rate	10.500% cash

Default Rate	2.0%

Maturity Date	April 15, 2029

Call Protection	Any optional prepayment from the Closing Date until the maturity date will be accompanied by the following prepayment premium (the “Level 3 10.500% First Lien Notes Prepayment Premium”) as set forth below opposite the relevant period from the Closing Date as indicated below:

Period Level 3 10.500% First Lien Notes Prepayment Premium

Months 1-36 Make-Whole Amount (to be defined)

Months 37 – 48 50% of Interest Rate;

Months 49 – 60 25% of Interest Rate; and

Thereafter None

Exhibit A-3

Level 3 10.500% First Lien Indenture

The prepayment premium for any change of control offer will be 1%. There will be no prepayment premium in connection with any mandatory prepayment in connection with an asset sale offer. For the avoidance of doubt, no make-whole premium will be payable in connection with any change of control offer or asset sale offer.

In addition, for the avoidance of doubt, the Level 3 10.500% First Lien Notes Prepayment Premium will be payable in the event of a bankruptcy filing or other insolvency event by the Issuer or any of the Guarantors, any foreclosure, exercise of remedies and/or sale of the Collateral following an Event of Default, the sale of Collateral in an insolvency proceeding, any restructuring, reorganization or compromise of the obligations under the Level 3 10.500% First Lien Notes or any other termination of the Level 3 10.500% First Lien Notes documentation.

OID	None.

Collateral

First priority perfected security interest in and lien on the same assets securing the Existing Level 3 Credit Agreement and any additional assets as may be agreed upon by the Majority Consenting Parties and the Company (including all rights under and proceeds of the Intercompany Loan).

Such security interest and lien will be pari passu with the security interest and lien securing the New Money First Lien Indenture, the Level 3 First Lien Term Loan Facility, the Level 3 10.750% First Lien Indenture and the Level 3 Limited Lumen Guarantees and senior to any security interest and lien securing the Level 3 Second Lien Indentures.

Trustee	Same as New Money First Lien Indenture

Collateral Agent	Same as New Money First Lien Indenture

Documentation Principles	Consistent with the Level 3 Notes Documentation Principles.

A-3-2

Exhibit A-4

Level 3 10.750% First Lien Indenture

Issuance	A new senior secured first lien indenture having the lien priority described under “Collateral” for the New Money First Lien Indenture (the “Level 3 10.750% First Lien Indenture,” and the notes issued thereunder, the “Level 3 10.750% First Lien Notes”).

Issuer	Same as the Issuer of New Money First Lien Notes.

Guarantors	Same as New Money First Lien Indenture.

Level 3 2030 Exchange

Each Consenting Party that is a holder of Existing Level 3 3.875% Senior Secured Notes will exchange 100% of the aggregate principal amount of their Existing Level 3 3.875% Senior Secured Notes for Level 3 10.750% First Lien Notes issued under the Level 3 10.750% First Lien Indenture in an aggregate principal amount equal to 100% of the aggregate principal amount of the Existing Level 3 3.875% Senior Secured Notes so exchanged (such exchange, the “Level 3 2030 Exchange”). The mechanism for the Level 3 2030 Exchange shall be as reasonably determined by the Company in consultation with the Majority Consenting Parties.

Each Consenting Party that is a holder of Existing Level 3 3.875% Senior Secured Notes participating in the Level 3 2030 Exchange shall provide any and all consents, waivers, amendments, supplements or other modifications to or in connection with the Existing Level 3 3.875% Indenture through a supplemental indenture (the “Level 3 3.875% Supplemental Indenture”) or any ancillary documents relating thereto in accordance with Section 2(a) of the Amended and Restated Transaction Support Agreement.

All accrued and unpaid interest on Existing Level 3 3.875% Senior Secured Notes that are exchanged shall be paid in full in cash on the Closing Date.

Interest Rate	10.750% cash

Default Rate	2.0%

Maturity Date	December 15, 2030

Call Protection	Any optional prepayment from the Closing Date until the maturity date will be accompanied by the following prepayment premium (the “Level 3 10.750% First Lien Notes Prepayment Premium”) as set forth below opposite the relevant period from the Closing Date as indicated below:

Period Level 3 10.750% First Lien Notes Prepayment Premium

Months 1-36 Make-Whole Amount (to be defined)

Months 37 – 48 50% of Interest Rate;

Months 49 – 60 25% of Interest Rate; and

Thereafter None

Exhibit A-4

Level 3 10.750% First Lien Indenture

The prepayment premium for any change of control offer will be 1%. There will be no prepayment premium in connection with any mandatory prepayment in connection with an asset sale offer. For the avoidance of doubt, no make-whole premium will be payable in connection with any change of control offer or asset sale offer.

In addition, for the avoidance of doubt, the Level 3 10.750% First Lien Notes Prepayment Premium will be payable in the event of a bankruptcy filing or other insolvency event by the Issuer or any of the Guarantors, any foreclosure, exercise of remedies and/or sale of the Collateral following an Event of Default, the sale of Collateral in an insolvency proceeding, any restructuring, reorganization or compromise of the obligations under the Level 3 10.750% First Lien Notes or any other termination of the Level 3 10.750% First Lien Notes documentation.

OID	None.

Collateral

First priority perfected security interest in and lien on the same assets securing the Existing Level 3 Credit Agreement and any additional assets as may be agreed upon by the Majority Consenting Parties and the Company (including all rights under and proceeds of the Intercompany Loan).

Such security interest and lien will be pari passu with the security interest and lien securing the New Money First Lien Indenture, the Level 3 First Lien Term Loan Facility, the Level 3 10.750% First Lien Indenture and the Level 3 Limited Lumen Guarantees and senior to any security interest and lien securing the Level 3 Second Lien Indentures.

Trustee	Same as New Money First Lien Indenture.

Collateral Agent	Same as New Money First Lien Indenture.

Documentation Principles	Consistent with the Level 3 Notes Documentation Principles.

A-4-2

Exhibit A-5

Existing Level 3 10.500% Supplemental Indenture

Certain Amendments

Each Consenting Party that is a holder of the Existing Level 3 10.500% Senior Secured Notes will consent to the trustee executing a supplemental indenture to the Existing Level 3 10.500% Indenture (the “Level 3 10.500% Supplemental Indenture”).

The Level 3 10.500% Supplemental Indenture shall modify the Existing Level 3 10.500% Indenture to conform to the covenants as set forth in Annex A and all other annexes hereto.

Consent Fee	5 bps cash consent fee.

Exhibit A-6

Level 3 Second Lien Indentures

Issuance/Collateral

(i) A new second lien secured indenture (the “Level 3 4.875% Second Lien Indenture,” and the notes issued thereunder, the “Level 3 4.875% Second Lien Notes”),

(ii) a new second lien secured indenture (the “Level 3 4.500% Second Lien Indenture,” and the notes issued thereunder, the “Level 3 4.500% Second Lien Notes”),

(iii) a new second lien secured indenture (the “Level 3 3.875% Second Lien Indenture,” and the notes issued thereunder, the “Level 3 3.875% Second Lien Notes”), and

(iv) a new second lien secured indenture (the “Level 3 4.000% Second Lien Indenture,” and together with the Level 3 4.875% Second Lien Indenture, Level 3 4.500% Second Lien Indenture and Level 3.875% Second Lien Indenture, the “Level 3 Second Lien Indentures,” and the notes issued thereunder, the “Level 3 4.000% Second Lien Notes,” together with the Level 3 4.875% Second Lien Notes, Level 3 4.500% Second Lien Notes and Level 3 3.875% Second Lien Notes, the “Level 3 Second Lien Notes”), in each case having the lien priority described under “Collateral” for the New Money First Lien Indenture.

Issuer	Same as the Issuer of the New Money First Lien Notes.

Guarantors	Same as New Money First Lien Indenture.

Level 3 Senior Unsecured Notes Transaction

The Initial Consenting Parties and the Consenting Lumen Tech Revolving Lenders Trading Desks with respect to the amounts set forth on Schedule 1 of the Amended and Restated Transaction Support Agreement that are holders of (i) Existing Level 3 4.625% Senior Unsecured Notes, (ii) Existing Level 3 4.250% Senior Unsecured Notes, (iii) Existing Level 3 3.625% Senior Unsecured Notes or (iv) Existing Level 3 3.750% Senior Unsecured ESG Notes (collectively, the “Level 3 Senior Unsecured Notes”) will exchange the Level 3 Senior Unsecured Exchange Amount in the aggregate of the principal amount of their Level 3 Senior Unsecured Notes for Level 3 Second Lien Notes issued under a new indenture in aggregate principal amount equal to the amount of Level 3 Unsecured Notes subject to such exchange (such exchange, the “Level 3 Senior Unsecured Notes Transaction”). To the extent the Company determines in its reasonable discretion that the conditions in 3(b)(v), (vi), (vii) or (viii) will not be met, the Company may in its sole discretion allow additional persons to participate in the Level 3 Senior Unsecured Notes Transaction in the amounts necessary to satisfy such conditions.

The mechanism for the Level 3 Senior Unsecured Notes Transaction shall be as reasonably determined by the Company in consultation with the Majority Consenting Parties.

Exhibit A-6

The “Level 3 Senior Unsecured Exchange Amount” means:

(a) TSA paper held by the Initial Consenting Parties on the Original Agreement Effective Date set forth on Schedule 6 to the Amended and Restated Transaction Support Agreement, which equals

(i) $563,663,000.00 of Existing Level 3 4.625% Senior Unsecured Notes,

(ii) $632,343,000.00 of Existing Level 3 4.250% Senior Unsecured Notes,

(iii) $390,727,000.00 of Existing Level 3 3.625% Senior Unsecured Notes and

(iv) $391,566,000.00 of Existing Level 3 3.750% Senior Unsecured ESG Notes, plus

(b) Level 3 Senior Unsecured Notes held by Consenting Lumen Tech Revolving Lenders Trading Desks as set forth on Schedule 1 to the Amended and Restated Transaction Support Agreement.

Additional amounts necessary with respect to each series to provide a majority of such series may be added by the Company in accordance with above.

Each Consenting Party that is a holder of the Level 3 Senior Unsecured Notes participating in the Level 3 Senior Unsecured Notes Transaction shall provide any and all consents, waivers, amendments, supplements or other modifications to or in connection with, as applicable, (i) the Existing Level 3 4.625% Indenture through a supplemental indenture (the “Level 3 4.625% Supplemental Indenture”), (ii) the Existing Level 3 4.250% Indenture through a supplemental indenture (the “Level 3 4.250% Supplemental Indenture”), (iii) the Existing Level 3 3.625% Indenture through a supplemental indenture (the “Level 3 3.625% Supplemental Indenture”) and (iv) the Existing Level 3 3.750% Indenture through a supplemental indenture (the “Level 3 3.750% Supplemental Indenture”) or any ancillary documents relating thereto in accordance with Section 2(a) of the Amended and Restated Transaction Support Agreement.

All accrued and unpaid interest on Level 3 Senior Unsecured Notes that are exchanged shall be paid in full in cash on the Closing Date.

Trustee	Same as New Money First Lien Indenture

Collateral Agent	Same as New Money First Lien Indenture

Interest Rate	Existing interest rate for each of the Level 3 Senior Unsecured Notes plus 25 bps cash.

Default Rate	Same as Existing Level 3 Senior Unsecured Notes Indentures.

A-6-2

Exhibit A-6

Level 3 Second Lien Indentures

Maturity Date	One (1) year and nine (9) months after the existing maturities for each of the Existing Level 3 Senior Unsecured Notes.

Call Protection	Same as Existing Level 3 Senior Unsecured Notes Indentures, updated for the new maturity dates.

Documentation Principles	Substantially consistent with the corresponding provisions set forth in the Existing Level 3 Senior Unsecured Notes Indentures with appropriate modifications to reflect the lien priority status of the Level 3 Second Lien Notes and this term sheet (including Annex A and all other annexes hereto).

A-6-3

Exhibit A-7

Lumen Tech Superpriority Revolving Credit Facility

Facility Type

A new senior secured superpriority revolving loan facility (the “Lumen Tech Superpriority Revolving Facility”) in a maximum aggregate principal amount of $1.0 billion.

The Lumen Tech Superpriority Revolving Facility shall be comprised of:

(i) a first-out facility in the amount of $500 million (the “First-Out Superpriority RCF”); and

(ii)  a second-out facility in the amount of $500 million (the “Second-Out Superpriority RCF”).

There shall be a letter of credit sublimit to be reasonably agreed by the Company and the Majority Consenting Lumen Tech Revolving Lenders.

Payment Priority

The First-Out Superpriority RCF shall be both “first out” in the collateral proceeds waterfall and senior in right of payment to the Second-Out Superpriority RCF, the Lumen Tech Superpriority Term Loans, the Lumen Tech 4.125% Superpriority Notes, the Intercompany Loan and all other debt issued by the Borrower and guaranteed by the Guarantors, including debt guaranteed by Qwest and all subsidiaries of Qwest (but for the avoidance of doubt pari with the existing Qwest debt solely at Qwest) (and governed by customary first-out intercreditor rights).

The Second-Out Superpriority RCF shall rank pari passu in the collateral proceeds waterfall with the Lumen Tech Superpriority Term Loans, the Lumen Tech 4.125% Superpriority Notes and the Intercompany Loan.

Borrower	Same as Existing Lumen Tech Credit Agreement.

Guarantors

(i) All Guarantors under the Existing Lumen Tech Credit Agreement,

(ii) all other wholly-owned material domestic subsidiaries of Lumen, including Qwest Corporation and any of its subsidiaries, other than (x) the Level 3 Entities (other than as set forth in clauses (iii) and (iv) below) and (y) exceptions as set forth on Annex A, and as otherwise agreed between the Company, the Majority Consenting Parties and the Majority Consenting Lumen Tech Revolving Lenders, provided that any guarantee by Qwest Corporation and its subsidiaries shall be a guarantee of collection and include savings language relating to Qwest Corporation and its subsidiaries taken as a whole (collectively, the “Lumen Tech Guarantors”),

(iii) solely with respect to $150 million in aggregate principal amount of the First-Out Superpriority RCF, the borrower and guarantors under the Level 3 First Lien Term Loan Facility; provided that

(x) such guarantee from such Level 3 guarantors shall provide that recovery must first be sought from Lumen or the Lumen Tech Guarantors prior to seeking any recovery from the loan parties under the Level 3 First Lien Term Loan Facility and

(y) such guarantee shall terminate automatically and concurrently with (1) the guarantee by Qwest and its subsidiaries of the Lumen Tech

Exhibit A-7

Lumen Tech Superpriority Revolving Credit Facility

Superpriority Revolving Facility and (2) the transfer of 24.5% of the fair market value of the assets of Qwest and its subsidiaries to any newly-formed subsidiaries of Qwest and the guarantee by such newly-formed subsidiary (and its subsidiaries) of the Lumen Tech Superpriority Revolving Facility, and

(iv) solely with respect to $150 million in aggregate principal amount of the Second-Out Superpriority RCF, the borrower and guarantors under the Level 3 First Lien Term Loan Facility; provided that

(x) such guarantee from such Level 3 guarantors shall not provide that recovery must first be sought from Lumen or the Lumen Tech Guarantors prior to seeking any recovery from the loan parties under the Level 3 First Lien Term Loan Facility and

(y) such guarantee shall be reduced to $100 million in aggregate principal amount of the Second-Out Superpriority RCF automatically and concurrently with (1) the guarantee by Qwest and its subsidiaries of the Lumen Tech Superpriority Revolving Facility and (2) the transfer of 49.0% of the fair market value of the assets of Qwest and its subsidiaries to any newly-formed subsidiaries of Qwest and the guarantee by such newly-formed subsidiaries (and their subsidiaries) of the Lumen Tech Superpriority Revolving Facility

(clauses (iii) and (iv), the “Level 3 Limited Lumen Guarantees”).

The Level 3 Limited Lumen Guarantees shall be secured on a first-priority basis pari passu with the security interest and lien securing the New Money First Lien Indenture, the Level 3 First Lien Term Loan Facility, the Level 3 10.500% First Lien Indenture and the Level 3 10.750% First Lien Indenture (including, for the avoidance of doubt, all rights in respect of the Intercompany Loan).

Administrative Agent& Collateral Agent	Bank of America, N.A.

Interest Rate	First-Out Superpriority RCF: SOFR + 400 bps cash (subject to a SOFR floor of 200 bps) Second-Out Superpriority RCF: SOFR + 600 bps cash (subject to a SOFR floor of 200 bps)

Maturity Date	Earlier of (i) June 1, 2028 and (ii) if more than $250 million in aggregate principal amount of any series debt of Lumen Tech or Qwest (but excluding Level 3) remains outstanding, 91 days prior to the date of any such debt maturities; provided that (i) the Qwest 7.250% notes due 2025, (ii) the Lumen 7.2% notes due 2025 and (iii) the Lumen 5.625% notes due 2025 shall each be excluded for purposes of the foregoing.

Closing Fee	First-Out Superpriority RCF: 200 bps

A-7-2

Exhibit A-7

Lumen Tech Superpriority Revolving Credit Facility

Second-Out Superpriority RCF: 300 bps

Collateral

First priority perfected security interest in and lien on substantially all assets of each Guarantor (subject to exclusions as agreed between the Company, the Majority Consenting Parties and the Majority Consenting Lumen Tech Revolving Lenders) and any additional assets as may be agreed upon by the Majority Consenting Lumen Tech Revolving Lenders and the Company, other than Qwest and its subsidiaries.

Subject to the header “Payment Priority” above, such security interest and lien will be pari passu with the security interest and lien securing the Lumen Tech Superpriority Term Loan A Facility, the Intercompany Loan and the Lumen Tech 4.125% Superpriority Indenture and senior to any security interest and lien securing the Existing Lumen Tech Credit Agreement.

Qwest Transaction	The Company shall use reasonable best efforts to transfer 49% of the assets of Qwest Corporation to subsidiaries thereof (which, for the avoidance of doubt, shall be Guarantors) by no later than June 30, 2025, in a manner permitted under the Existing Qwest Debt Documents and in any event subject to receipt of all required regulatory approvals. The assets to be transferred will be determined by the Company in its reasonable discretion. (“Qwest Transaction”)

Repayments & Prepayments

The borrower shall draw the First-Out Superpriority RCF prior to the Second-Out Superpriority RCF (and outstanding amounts under the Second-Out Superpriority RCF shall be repaid prior to outstanding amounts under the First-Out Superpriority RCF).

The borrower shall apply a pro rata amount of any mandatory prepayment (based upon the aggregate principal amount of debt entitled to receive such prepayment), other than excess cash flow, to the dollar-for-dollar permanent reduction of the Second-Out Superpriority RCF commitments (and repay any excess outstanding extensions of credit in connection therewith); provided that in no event shall any reduction of commitments and repayment of excess outstanding extensions cause any such mandatory prepayment amount to exceed the Second-Out Superpriority RCF’s pro rata share of such mandatory prepayment.

Revolver Transaction	The Existing Revolver Exposure shall be paid down in full on the Closing Date and the Company shall terminate any undrawn revolving commitments remaining thereunder prior to entering into the Lumen Tech Revolving / Term Loan A Credit Agreement (the “Revolver Transaction”).

A-7-3

Exhibit A-7

Lumen Tech Superpriority Revolving Credit Facility

Documentation Principles

Definitive documentation will be in form and substance reasonably satisfactory to the Company and the Majority Consenting Lumen Tech Revolving Lenders based on the Existing Lumen Tech Credit Agreement and the security and other ancillary documents entered into in connection with the Existing Lumen Tech Credit Agreement, with revisions to reflect the terms of this term sheet (including Annex A and all other annexes hereto) and in any event, except as expressly set forth on this term sheet, on terms substantially consistent with and not less favorable to Lumen and its subsidiaries or the Consenting Lumen Tech Revolving Lenders than the Existing Lumen Tech Credit Agreement; provided that the Lumen Tech Superpriority Revolving Facility (together with the Lumen Tech Superpriority Term A Loan) shall be documented in a credit agreement separate from the Lumen Tech Superpriority Term B Loan (the “Lumen Tech Superpriority Revolving/Term A Credit Agreement”). The agent for the First Out Superpriority RCF will be the controlling agent under the intercreditor agreements governing the indebtedness incurred at Lumen.

The documentation for the Lumen Tech Superpriority Revolving Facility shall provide that subsequent credit events shall be subject to the following conditions:

a)  The agent shall have received a customary borrowing request or letter of credit request;

b)  Each representation and warranty of the Company and each other loan party contained in the loan documents shall be true and correct in all material respects on and as of the date of such credit event (provided, that, to the extent that such representations and warranties specifically refer to an earlier date, they shall be true and correct in all material respects as of such earlier date; provided, further, that any representation and warranty that is qualified as to “materiality,” “Material Adverse Effect” or similar language shall be true and correct (after giving effect to any qualification therein) in all respects on such respective dates);

c)  No default or event of default shall have occurred and be continuing or would result therefrom.

For the avoidance of doubt, the only representations that shall be required at closing of the Transactions shall be the Specified Representations.

A-7-4

Exhibit A-8

Lumen Tech Superpriority Term Loan A and B Facilities

Facility Type

A senior secured superpriority term loan B facility (the “Lumen Tech Superpriority Term Loan B Facility” and, the loans thereunder, the “Lumen Tech Superpriority Term B Loans”) and a senior secured superpriority term loan A facility (the “Lumen Tech Superpriority Term Loan A Facility” and, the loans thereunder, the “Lumen Tech Superpriority Term A Loans”).

Once repaid, the Lumen Tech Superpriority Term A Loans and Lumen Tech Superpriority Term B Loans may not be reborrowed.

Borrower	Same as Lumen Tech Superpriority Revolving Credit Facility.

Guarantors	Same as Lumen Tech Superpriority Revolving Credit Facility.

Lumen Tech Term Loan A Transaction

Each Consenting Party that holds Existing Lumen Tech Term A/A-1 Loans will be repaid in full and will extend new Lumen Tech Superpriority Term A Loans in an amount equal to 33.3% of the Existing Lumen Tech Term A/A-1 Loans held by such Consenting Party prior to the paydown (the “Lumen Tech Term Loan A Transaction”) (i.e., in the event all holders of Existing Lumen Tech Term A/A-1 Loans participate in the Lumen Tech Term Loan A Transaction, the amount repaid will be approximately $800 million).

Any holder of Existing Lumen Tech Term A/A-1 Loans that is not otherwise a party hereto on the Agreement Effective Date may become a Consenting Party with respect to such Existing Lumen Tech Term A/A-1 Loans by executing and delivering to the Company Parties a joinder to the Amended and Restated Transaction Support Agreement after the Agreement Effective Date in accordance with the terms thereof, provided that notes held thereby will not be permitted to participate in the Level 3 Senior Unsecured Notes Transaction, the Level 3 2029 Exchange, the Level 3 2030 Exchange, the Lumen Tech Secured Exchange, or the Lumen Tech Unsecured Notes Transaction unless consented to by the Company in its sole discretion.

Lumen Tech Term Loan B Transaction

Each Consenting Party shall, and each other holder of Existing Lumen Tech Term B Loans will have the opportunity to (in its capacity as a holder and subject in the case of such other holders to its acceptance of all relevant terms as reasonably determined by the Company), exchange 100% of the aggregate principal amount of their Existing Lumen Tech Term B Loans for:

(i) Lumen Tech Superpriority Term B Loans issued under a new credit agreement for the Lumen Tech Superpriority Term Loan B Facility (the “Lumen Tech Superpriority Term B Credit Agreement”) in an aggregate principal amount equal to 85% of the aggregate principal amount of the Existing Lumen Tech Term B Loans so exchanged and

(ii) cash in an amount equal to 15% of the aggregate principal amount of the Existing Lumen Tech Term B Loans so exchanged (such exchanges, the “Lumen Tech Term Loan B Transaction”).

In accordance with Section 2(a) of the Amended and Restated Transaction Support Agreement, each Consenting Party that is a holder of Existing Lumen Tech Term Loans shall agree to amend the Existing Lumen Tech Credit Agreement (or any ancillary documents relating thereto) in a manner reasonably determined by the Company to ensure that the transaction contemplated by the term sheet can occur pursuant to the terms of the Existing Lumen Tech Credit Agreement as amended

Exhibit A-8

Lumen Tech Superpriority Term Loan A and B Facilities

(including to allow the company to conduct a modified Dutch auction or other purchase transaction under which all lenders are offered the opportunity to participate), and the Company will then determine the form of such modified Dutch auction or other transaction, provided the economic terms are consistent with the term sheet.

All accrued and unpaid interest on Existing Lumen Tech Term B Loans that are exchanged shall be paid in full in cash on the Closing Date.

Administrative Agent	Same as Lumen Tech Superpriority Revolving Credit Facility.

Collateral Agent	Same as Lumen Tech Superpriority Revolving Credit Facility.

Term Loan Interest Rate	Lumen Tech Superpriority Term A Loan: SOFR + 600 bps (subject to a SOFR floor of 200 bps) Lumen Tech Superpriority Term B Loan: Existing Lumen Tech Term Loan B Interest Rate + 10 bps cash

Term Loan Default Rate	Same as Existing Lumen Tech Credit Agreement.

Amortization

Lumen Tech Superpriority Term A Loan: 5% per annum of the pro forma balance of the Lumen Tech Superpriority Term A Loans outstanding on the Closing Date (after giving effect to the Lumen Tech Term Loan A Transaction).

Lumen Tech Superpriority Term B Loan: Same as Existing Lumen Tech Credit Agreement.

Term Loan Maturity Date[2]	Lumen Tech Superpriority Term A Loan: June 1, 2028 Lumen Tech Superpriority Term B Loan: 50% on April 15, 2029 50% on April 15, 2030

[2]

Loans with differing maturities shall be allocated ratably to each applicable participating Consenting Party; provided, however, to the extent an individual Initial Consenting Party or Affiliate thereof is prohibited or otherwise restricted from accepting longer dated loans pursuant to governing documentation that has been reviewed by counsel to the Ad Hoc Group, such Initial Consenting Party shall be allocated shorter dated loans only and other Initial Consenting Parties shall increase the allocation of their longer dated loans dollar for dollar; provided that the amount of such shorter dated loans in the aggregate subject to the foregoing shall be no more than $20 million.

A-8-2

Exhibit A-8

Lumen Tech Superpriority Term Loan A and B Facilities

Collateral

First priority perfected security interest in and lien on substantially all assets of each Guarantor (subject to exclusions as agreed between the Company and the Majority Consenting Parties), other than Qwest and its subsidiaries.

Subject to the header “Payment Priority” above, such security interest and lien will be pari passu with the security interest and lien securing the Second-Out Superpriority RCF, the Intercompany Loan and the Lumen Tech 4.125% Superpriority Indenture and senior to any security interest and lien securing the Existing Lumen Tech Credit Agreement.

Documentation Principles	Definitive documentation will be in form and substance reasonably satisfactory to the Company, the Majority Consenting Parties and the Majority Specified Lumen Tech Consenting Parties, and shall be substantially consistent with the Lumen Tech Superpriority Revolving Facility and in any event, except as expressly set forth on this term sheet, on terms substantially consistent with and not less favorable to Lumen and its subsidiaries or the Consenting Parties than the Existing Lumen Tech Credit Agreement; provided that the Lumen Tech Superpriority Term A Loan shall be documented in the same credit agreement as the Lumen Tech Superpriority Revolving Facility.

A-8-3

Exhibit A-9

Lumen Tech 4.125% Superpriority Indenture
Issuance	New senior secured superpriority indentures having the lien priority described under “Collateral” for the Lumen Tech Superpriority Revolving Facility and subject to the header “Payment Priority” above (the “Lumen Tech 4.125% Superpriority Indenture,” and the notes issued thereunder, the “Lumen Tech 4.125% Superpriority Notes”).

Issuer	Same as Lumen Tech Superpriority Revolving Credit Facility.

Guarantors	Same as Lumen Tech Superpriority Revolving Credit Facility.

Lumen Tech Secured Exchange

Subject to the Specified Lumen Tech Secured Notes Transaction, each Consenting Party and each holder set forth on Schedule 5 in the amount of such holdings will exchange 100% of the aggregate principal amount of their Existing Lumen Tech 4.000% Senior Secured Notes for

(a) Lumen Tech 4.125% Superpriority Notes issued under the Lumen Tech 4.125% Superpriority Indenture in an aggregate principal amount equal to 85% of the aggregate principal amount of the Existing Lumen Tech 4.000% Senior Secured Notes so exchanged and

(b) cash in an amount equal to 15% of the aggregate principal amount of the Existing Lumen Tech 4.000% Secured Notes so exchanged (such exchange, the “Lumen Tech Secured Exchange”). The mechanism for the Lumen Tech Secured Exchange shall be as reasonably determined by the Company in consultation with the Majority Consenting Parties.

Each Consenting Party that is a holder of Existing Lumen Tech 4.000% Senior Secured Notes participating in the Lumen Tech Secured Exchange, and each Specified Lumen Tech Consenting Party participating in the Specified Lumen Tech Secured Notes Transaction, shall provide any and all consents, waivers, amendments, supplements or other modifications to or in connection with the Existing Lumen Tech 4.000% Indenture through a supplemental indenture (the “Lumen Tech 4.000% Supplemental Indenture”) or any ancillary documents relating thereto in accordance with Section 2(a) of the Amended and Restated Transaction Support Agreement.

All accrued and unpaid interest on Existing Lumen Tech 4.000% Senior Secured Notes that are exchanged shall be paid in full in cash on the Closing Date.

Exhibit A-9

Lumen Tech 4.125% Superpriority Indenture
Lumen Tech Unsecured Notes Transaction

Certain Consenting Parties that are holders of Existing Lumen Tech 5.125% Senior Unsecured Notes (the “Lumen Tech Senior Unsecured Notes”) will (i) have $90 million in aggregate principal amount of the Lumen Tech Senior Unsecured Notes purchased or otherwise acquired by Lumen in cash and (ii) exchange $173 million of the aggregate principal amount of their Lumen Tech Senior Unsecured Notes for

(a) Lumen Tech 4.125% Superpriority Notes issued under the Lumen Tech 4.125% Superpriority Indenture in an aggregate principal amount equal to 85% of the aggregate principal amount of the Lumen Tech Senior Unsecured Notes so exchanged and

(b) cash in an amount equal to 15% of the aggregate principal amount of the Lumen Tech Senior Unsecured Notes so exchanged (such exchange, the “Lumen Tech Unsecured Notes Transaction”). The mechanism for the Lumen Tech Unsecured Notes Transaction shall be as reasonably determined by the Company in consultation with the Majority Consenting Parties.

All accrued and unpaid interest on Lumen Tech Senior Unsecured Notes that are exchanged shall be paid in full in cash on the Closing Date.

Interest Rate	4.125% cash

Default Rate	Same as Existing Lumen Tech 4.000% Indenture

Maturity Date	50% April 15, 2029 50% April 15, 2030

Collateral

First priority perfected security interest in and lien on substantially all assets of each Guarantor (subject to exclusions as agreed between the Company and the Majority Consenting Parties), other than Qwest and its subsidiaries.

Subject to the header “Payment Priority” above, such security interest and lien will be pari passu with the security interest and lien securing the Lumen Tech Superpriority Term Loan Facility and the Second-Out Superpriority RCF, the Intercompany Loan and senior to any security interest and lien securing the Existing Lumen Tech Credit Agreement.

Trustee	Same as New Money First Lien Indenture.

Collateral Agent	Same as Lumen Tech Superpriority Revolving Credit Facility.

Documentation Principles	Definitive documentation will be in form and substance reasonably satisfactory to the Company, the Majority Consenting Parties and the Majority Specified Lumen Tech Consenting Parties based on the Existing Lumen Tech 4.000% Indenture and the security and other ancillary documents entered into in connection with the Existing Lumen Tech 4.000% Indenture, with revisions to reflect the terms of this term sheet (including Annex A and all other annexes hereto) and additional revisions to reflect the priority status of the Lumen Tech 4.125% Superpriority Indenture and in any event, except as expressly set forth on this Term Sheet, on terms substantially consistent with and not less favorable to the Issuer and its subsidiaries or the Consenting Parties (in their capacity as holders of the Existing Lumen Tech 4.000% Notes) than the Existing Lumen Tech 4.000% Indenture.

A-9-2

Exhibit A-10

Schedule I

The following terms shall apply to the Transactions.

Additional Terms
Amendments

The (a) Consenting Parties that are holders of Existing Level 3 Term Loans and Existing Lumen Tech Term Loans, as applicable, will execute amendments to the Existing Level 3 Credit Agreement and Existing Lumen Tech Credit Agreement and (b) the Consenting Parties that are holders of the applicable notes will consent to the applicable trustee executing the Supplemental Indentures (the amendments and supplemental indentures referred to in clauses (a) and (b) collectively, the “Amendments”).

In accordance with Section 2(a) of the Amended and Restated Transaction Support Agreement, the Amendments may, if the Company so determines, among other things:

(i) allow the Transactions to be consummated,

(ii) amend or remove any provisions or protections, including negative covenants, mandatory prepayment provisions, or other provisions, or implement other matters as set forth in Section 2(a) of the Amended and Restated Transaction Support Agreement, that may be amended or removed with the consent of the Required Lenders (as defined in the applicable Existing Credit Agreement, and such applicable term in the Existing Indentures), or other applicable thresholds,

(iii) add provisions to the Existing Lumen Tech Credit Agreement consistent with the terms set forth under the heading “Lumen Tech Term Loan B Transaction” that permit any purchase transaction that is open to all holders of Existing Lumen Tech Term B Loans on the same terms, and

(iv) if applicable, direct the applicable administrative agent, trustee and collateral agent to enter into one or more intercreditor agreements in form and substance reasonably satisfactory to the Company and the Majority Consenting Parties.

The Consenting Parties shall, pursuant to the documentation implementing the Amendments, waive any and all defaults or events of default (if any) under the Existing Debt (other than any such default or event of default that requires a waiver from 100% of applicable holders or lenders).

Paydowns

The Transactions will include the following paydowns:

(a)   The Company shall repay or cause to be repaid (with no premium or penalty) the Existing Lumen Tech Term Loan A and Existing Lumen Tech Term Loan A-1 that participate in this Transaction pursuant to the Lumen Tech Term Loan A Transaction; and

(b)   The Company shall repay or cause to be repaid the Existing Qwest Term Loans in full at Closing (the “Qwest Term Loan Paydown”).

Exhibit A-10

Implementation

The Transactions will be implemented as follows:

(a)   The applicable Consenting Parties, the Company and the agents and/or trustees under the Existing Level 3 Credit Agreement, Existing Lumen Tech Credit Agreement, Existing Level 3 3.400% Indenture, Existing Level 3 3.875% Indenture, Existing Level 3 10.500% Indenture, Existing Level 3 4.625% Indenture, Existing Level 3 4.250% Indenture, Existing Level 3 3.625% Indenture, Existing Level 3 3.750% Indenture and Existing Lumen Tech 4.000% Indenture, will enter into the Amendments.

(b)   Prior to the closing of the Transactions, the Company shall have completed the Level 3 2029 Exchange, Level 3 2030 Exchange, Specified Lumen Tech Secured Notes Transaction, Level 3 Senior Unsecured Notes Transaction and Lumen Tech Secured Exchange.

(c)   Following the effectiveness of the amendments to the Existing Level 3 Credit Agreement and the Existing Lumen Tech Credit Agreement, the Company will cause the Level 3 Term Loan Transaction, Revolver Transaction and/or Lumen Tech Term Loan Transaction, as applicable, to occur on the terms set forth herein.

(d)   Substantially concurrently with the closing of the Level 3 Term Loan Transaction, Revolver Transaction, Lumen Tech Term Loan Transaction, Level 3 2029 Exchange, Level 3 2030 Exchange, Level 3 Senior Unsecured Notes Transaction and Lumen Tech Secured Exchange, the Specified Lumen Tech Secured Notes Transaction, the Lumen Tech Unsecured Notes Transaction, the First Lien Funding Parties will purchase the New Money First Lien Notes and the Company will execute the Intercompany Loan on the terms and conditions set forth herein and in the applicable debt documents.

(e)   Substantially concurrently with the closing of the Transactions, the Company shall execute the Lumen Tech Term Loan A Transaction and Qwest Term Loan Paydown.

Fees and Expenses & Indemnification

The Company and the Guarantors under the New Money First Lien Indenture will indemnify the Consenting Parties and their representatives (including their counsel and financial advisor) for all claims related to or arising from the Transactions on terms reasonably acceptable to the Majority Consenting Parties and the Company.

The fees and expenses incurred by the Ad Hoc Group (including the fees and expenses of Davis Polk & Wardwell LLP and Houlihan Lokey Capital, Inc.), the Consenting Lumen Tech Revolving Lenders (including the fees and expenses of Lazard, Freshfields LLP, FTI Consulting and Cahill Gordon & Reindel LLP) and the Specified Lumen Tech Consenting Parties (including the fees and expenses of Evercore Group LLC and Gibson Dunn & Crutcher LLP) in connection with the Transactions will be paid by the Company, whether incurred prior to, on, or following the Closing Date in accordance with and subject to the terms of the fee and engagement letters (if any) between the Company and each advisor.

A-10-2

Exhibit A-10

Supplemental Indentures

(i) The Level 3 3.400% Supplemental Indenture,

(ii) the Level 3 3.875% Supplemental Indenture,

(iii) the Level 3 4.625% Supplemental Indenture,

(iv) the Level 3 4.250% Supplemental Indenture,

(v) the Level 3 3.625% Supplemental Indenture,

(vi) the Level 3 10.500% Supplemental Indenture,

(vii) the Level 3 3.750% Supplemental Indenture and

(viii) the Lumen Tech 4.000% Supplemental Indenture.

Tax Treatment

Section 2(c) of the Amended and Restated Transaction Support Agreement is incorporated herein by reference.

Notwithstanding anything to the contrary herein, the Consenting Parties and the Company will cooperate in good faith to structure the Transactions in a mutually acceptable tax efficient manner, including with respect to income tax and withholding tax consequences of the Transactions to holders and the Company, and support mutually acceptable tax positions, provided such positions are reasonable.

Specified Representations

Notwithstanding anything to the contrary herein, only the Specified Representations shall need to be true and accurate in all material respects for purposes of closing any Transaction that requires the making of representations by the Company.

For purposes hereof and for any applicable Definitive Documents, “Specified Representations” shall mean the representations and warranties of the Company and any guarantors relating (i) to corporate or other organizational existence, power and authority, due authorization, execution and delivery (in each case, related to the entering into and performance of the Definitive Documents by the Company and the other applicable guarantors), (ii) Federal Reserve margin regulations, (iii) the Investment Company Act of 1940, (iv) the PATRIOT Act, (v) use of proceeds not violating OFAC regulations, FCPA, the PATRIOT Act and laws against sanctioned persons, (vi) enforceability and no violation of, or conflict with (a) organizational documents of the Company and the other applicable guarantors and (b) other material applicable law, in each case, related to the entering into and performance of the Definitive Documents, (vii) solvency (after giving effect to the Transactions) of the Company and its subsidiaries on a consolidated basis and (viii) creation, validity and perfection of security interests.

In no event shall any inaccuracy, purported or otherwise, of representation made at closing, other than a Specified Representation, result in a default or event of default under any Definitive Document.

A-10-3

Exhibit A-10

Legal Opinions	Closing legal opinions shall be on company counsel’s standard form and shall cover solely customary (1) corporate opinions (including enforceability), (2) collateral grant and perfection matters, (3) no conflicts with organizational documents, applicable laws and no consents, (4) company not required to register as “investment company” under the Investment Company Act of 1940 and (5) use of proceeds not in violation of Regulations U or X. For the avoidance of doubt, no other securities law opinions and no “no conflicts” opinions as to any other agreements or documents will be provided.

Level 3 Unsecured Notes Transaction	For the avoidance of doubt, Section 26 of the Amended and Restated Transaction Support Agreement is incorporated herein by reference.

Participation	For the avoidance of doubt, the provisions in the Amended and Restated Transaction Support Agreement as to participating Existing Debt (including Sections 8(a) and the proviso thereto, 8(d), and 8(e) thereof) are incorporated herein by reference. Without limiting the foregoing, for the avoidance of doubt, the Initial Consenting Parties will not be permitted to exchange or transfer notes acquired thereby after the Original Agreement Effective Date in the Level 3 Senior Unsecured Notes Transaction, the Level 3 2029 Exchange, the Level 3 2030 Exchange, the Lumen Tech Secured Exchange or the Lumen Tech Unsecured Notes Transaction without the consent of the Company in its sole discretion.

A-10-4

Exhibit A-11

Schedule II

Existing Debt Definitions
Term	Definition
Existing Level 3 3.400% Indenture	That certain Senior Secured Notes Indenture, dated as of November 29, 2019, by and among Level 3 Parent, Level 3, as issuer, the Bank of New York Mellon Trust Company, N.A., as the trustee, and Level 3’s subsidiary guarantors party thereto (as amended, restated, amended and restated, supplemented or otherwise modified prior to the Closing Date).

Existing Level 3 3.400% Senior Secured Notes	The notes, due 2027, issued pursuant to the Existing Level 3 3.400% Indenture.

Existing Level 3 3.625% Indenture	That certain Senior Notes Indenture, dated as of August 12, 2020, by and among Level 3 Parent, Level 3, as issuer and the Bank of New York Mellon Trust Company, N.A., as the trustee, and Level 3’s subsidiary guarantors thereto (as amended, restated, amended and restated, supplemented or otherwise modified prior to the Closing Date).

Existing Level 3 3.625% Senior Unsecured Notes	The notes, due 2029, issued pursuant to the Existing Level 3 3.625% Indenture.

Existing Level 3 3.750% Indenture	That certain Senior Notes Indenture, dated as of January 13, 2021, by and among Level 3 Parent, Level 3, as issuer and the Bank of New York Mellon Trust Company, N.A., as trustee, and Level 3’s subsidiary guarantors party thereto (as amended, restated, amended and restated, supplemented or otherwise modified prior to the Closing Date).

Existing Level 3 3.750% Senior Unsecured ESG Notes	The notes, due 2029, issued pursuant to the Existing Level 3 3.750% Indenture.

Existing Level 3 3.875% Indenture	That certain Senior Secured Notes Indenture, dated as of November 29, 2019, by and among Level 3 Parent, Level 3, as issuer, the Bank of New York Mellon Trust Company, N.A., as the trustee, and Level 3’s subsidiary guarantors party thereto (as amended, restated, amended and restated, supplemented or otherwise modified prior to the Closing Date).

Existing Level 3 3.875% Senior Secured Notes	The notes, due 2029, issued pursuant to the Existing Level 3 3.875% Indenture.

Existing Level 3 4.250% Indenture	That certain Senior Notes Indenture, dated as of June 15, 2020, by and among Level 3 Parent, Level 3, as issuer and the Bank of New York Mellon Trust Company, N.A., as the trustee, and Level 3’s subsidiary guarantors party thereto (as amended, restated, amended and restated, supplemented or otherwise modified prior to the Closing Date).

Exhibit A-11

Existing Debt Definitions
Term	Definition
Existing Level 3 4.250% Senior Unsecured Notes	The notes, due 2028, issued pursuant to the Existing Level 3 4.250% Indenture.

Existing Level 3 4.625% Indenture	That certain Senior Notes Indenture, dated as of September 25, 2019, by and among Level 3 Parent, Level 3, as issuer and the Bank of New York Mellon Trust Company, N.A., as the trustee, and Level 3’s subsidiary guarantors party thereto (as amended, restated, amended and restated, supplemented or otherwise modified prior to the Closing Date).

Existing Level 3 4.625% Senior Unsecured Notes	The notes, due 2027, issued pursuant to the Existing Level 3 4.625% Indenture.

Existing Level 3 10.500% Indenture	That certain Senior Secured Notes Indenture, dated as of March 31, 2023, by and among Level 3 Parent, Level 3, as issuer, the Bank of New York Mellon Trust Company, N.A., as the trustee, and Level 3’s subsidiary guarantors party thereto (as amended, restated, amended and restated, supplemented or otherwise modified prior to the Closing Date).

Existing Level 3 10.500% Senior Secured Notes	The notes, due 2030 issued pursuant to the Existing Level 3 10.500% Indenture.

Existing Level 3 Credit Agreement	That certain Amended and Restated Credit Agreement, dated as of November 29, 2019, by and among Level 3 Parent LLC (“Level 3 Parent”), Level 3 Financing, Inc. (“Level 3”), as borrower, the lenders from time to time party thereto and Merrill Lynch Capital Corporation, as administrative agent and collateral agent (as amended, amended and restated, supplemented or otherwise modified prior to the Closing Date).

Existing Level 3 Secured Debt	The Existing Level 3 Term Loans and the Existing Level 3 Senior Secured Notes.

Existing Level 3 Senior Secured Notes Indentures	The Existing Level 3 3.400% Indenture, the Existing Level 3 3.875% Indenture, and the Existing Level 3 10.500% Indenture.

Existing Level 3 Senior Secured Notes	The Existing Level 3 3.400% Senior Secured Notes, the Existing Level 3 3.875% Senior Secured Notes, and the Existing Level 3 10.500% Senior Secured Notes.

Existing Level 3 Senior Unsecured Notes	The Existing Level 3 3.625% Senior Unsecured Notes, the Existing Level 3 3.750% Senior Unsecured ESG Notes, the Existing Level 3 4.250% Senior Unsecured Notes, and the Existing Level 3 4.625% Senior Unsecured Notes.

Exhibit A-11

Existing Debt Definitions
Term	Definition
Existing Level 3 Senior Unsecured Notes Indentures	The Existing Level 3 3.625% Indenture, the Existing Level 3 3.750% Indenture, the Existing Level 3 4.250% Indenture, and the Existing Level 3 4.625% Indenture.

Existing Level 3 Term Loans	The term loans issued pursuant to the Existing Level 3 Credit Agreement.

Existing Lumen Tech 4.000% Indenture	That certain Senior Secured Notes Indenture, dated as of January 4, 2020, by and among the Company, as issuer, Wells Fargo Bank, National Association, as the trustee, and the Company’s subsidiary guarantors thereto (as amended, restated, amended and restated, supplemented or otherwise modified prior to the Closing Date).

Existing Lumen Tech 4.000% Senior Secured Notes	The notes, due 2027, issued pursuant to the Existing Lumen Tech 4.000% Indenture.

Existing Lumen Tech 5.125% Indenture	That certain Senior Notes Indenture, dated as of December 16, 2019, by and among the Company, as issuer and Regions Bank (successor-in-interest to First American Bank & Trust of Louisiana and Regions Bank of Louisiana), as the trustee, and the Company’s subsidiary guarantors party thereto (as amended, restated, amended and restated, supplemented or otherwise modified prior to the Closing Date).

Existing Lumen Tech 5.125% Senior Unsecured Notes	The notes, due 2026, issued pursuant to the Existing Lumen Tech 5.125% Indenture.

Existing Lumen Tech 5.625% Indenture	That certain Senior Notes Indenture, dated as of March 31, 1994, by and among the Company, as issuer and Regions Bank (successor-in-interest to First American Bank & Trust of Louisiana and Regions Bank of Louisiana), as the trustee, and the Company’s subsidiary guarantors party thereto (as amended, restated, amended and restated, supplemented or otherwise modified prior to the Closing Date).

Existing Lumen Tech 5.625% Senior Unsecured Notes	The notes, due 2025, issued pursuant to the Existing Lumen Tech 5.625% Indenture.

Existing Lumen 7.200% Indenture	That certain Senior Notes Indenture, dated as of March 31, 1994, by and among the Company, as issuer and Regions Bank (successor-in-interest to First American Bank & Trust of Louisiana and Regions Bank of Louisiana), as the trustee, and the Company’s subsidiary guarantors party thereto (as amended, restated, amended and restated, supplemented or otherwise modified prior to the Closing Date).

Existing Lumen Tech 7.200% Senior Unsecured Notes	The notes, due 2025, issued pursuant to the Existing Lumen Tech 7.200% Indenture.

Exhibit A-11

Existing Debt Definitions
Term	Definition
Existing Lumen Tech Credit Agreement	That certain Amended and Restated Credit Agreement, dated as of January 31, 2020, by and among Centurylink, Inc. (“Centurylink” now known as Lumen Technologies, Inc., together with its subsidiaries, the “Company”), as borrower, the lenders from time to time party thereto and bank of America, N.A. as administrative agent and collateral agent (as amended, amended and restated, supplemented, or otherwise modified prior to the Closing Date).

Existing Lumen Tech Senior Secured Notes	The Existing Lumen Tech 4.000% Senior Secured Notes.

Existing Lumen Tech Senior Secured Notes Indentures	The Existing Lumen Tech 4.000% Indenture.

Existing Lumen Tech Senior Unsecured Notes	The Existing Lumen Tech 5.125% Senior Unsecured Notes, the Existing Lumen Tech 5.625% Senior Unsecured Notes, and the Existing Lumen Tech 7.200% Senior Unsecured Notes.

Existing Lumen Tech Senior Unsecured Notes Indentures	The Existing Lumen Tech 5.125% Indenture, the Existing Lumen Tech 5.625% Indenture, and the Existing Lumen Tech 7.200% Indenture.

Existing Lumen Tech Term A/A-1 Loans	The “Term A Loans” and “Term A-1 Loans,” as defined in the Existing Lumen Tech Credit Agreement.

Existing Lumen Tech Term B Loans	The “Term B Loans” as defined in the Existing Lumen Tech Credit Agreement.

Existing Lumen Tech Term Loans	The Existing Lumen Tech Term A/A-1 Loans and the Existing Lumen Tech Term B Loans.

Existing Qwest 7.250% Indenture	That certain Senior Notes Indenture, dated as of April 15, 1990, by and among US West Communications, Inc., as issuer and The First National Bank of Chicago, as the trustee (as amended, restated, amended and restated, supplemented, or otherwise modified prior to the Closing Date).

Existing Qwest 7.250% Unsecured Notes	The notes, due 2025, issued pursuant to the Existing Qwest 7.250% Indenture.

Exhibit A-11

Existing Debt Definitions
Term	Definition
Existing Qwest Credit Agreement	That certain Amended and Restated Credit Agreement, dated as of October 23, 2020, by and among Qwest Corporation (“Qwest”), as borrower, the lenders from time to time party thereto and CoBank, ACB, as administrative agent and collateral agent (as amended, amended and restated, supplemented or otherwise modified prior to the Closing Date).

Existing Qwest Debt	The Existing Qwest Term Loans.

Existing Qwest Term Loans	The term loans issued pursuant to the Existing Qwest Credit Agreement.

Existing Revolver Exposure	The same meaning as “Revolving Facility Credit Exposure” as defined in the Existing Lumen Tech Credit Agreement.

Exhibit A-12

Annex A

Other Terms and Covenants

[attached]

Subject to FRE 408 and State Law Equivalents	FINAL

Annex A

Other Terms and Covenants

Level 3 Select Covenants1, 2

Level 3 Select Covenants
Description		Covenants

Level 3 Parent Debt Capacity

1.	Level 3 Parent Debt Capacity	To consolidate “Parent” and “Borrower” debt covenants under a single covenant applicable to Parent and its subsidiaries (see below section)

Level 3 Borrower Debt Capacity[3]

2.	Ratio Debt Basket	5.0x CCFAFC; 5.75x if B rating

3.	Credit Facilities Basket	Separate “Credit Facilities” Basket (Greater of $5,011MM and 4.0x CCFAFC) to be removed

4.	Incremental L3 1L Debt Basket	1L capacity at Level 3 equal to (1) a free and clear amount equal to the sum of (x) existing 1L + (y) $1,575M, plus (2) unlimited subject to first lien leverage ratio of 3.25x until June 30, 2025, 3.50x thereafter

5.	Foreign Restricted Subsidiary Debt Basket	To be removed

6.	Capital Leases / Purchase Money Debt Basket	Amount existing at Closing plus greater of $250MM and applicable % of EBITDA

7.	Subordinated Debt Basket	$1,000MM Subordinated Debt

8.	General Debt Basket	$75MM

9.	Securitization Debt

Minimum of 50% of proceeds to be applied to 1L or 2L debt, at Level 3’s option

Pro forma 1L / 2L Level 3 gross leverage shall be no worse following securitization incurrence and use of proceeds thereof. 2L debt reductions may be consummated in a manner determined by the Company including by way of below par repurchases. Securitization debt will not count against ratios so long as incurred on customary limited recourse basis

[1]	The items set forth in this covenant grid shall supplement (and not replace) the terms set forth in the transaction term sheet attached to the Amended and Restated Transaction Support Agreement.
[2]

Items not set forth in this grid or in the Amended and Restated Transaction Support Agreement shall be as set forth in the applicable Definitive Documents, subject to the terms of the Amended and Restated Transaction Support Agreement; provided that baskets referred to in this Annex will replace or modify the equivalent baskets in the existing credit documents.

[3]

Debt instruments will each include customary carveout specifying that any paid-in-kind interest shall not count as incurrence of indebtedness for purposes of indebtedness and lien covenants and leverage ratio calculations.

Subject to FRE 408 and State Law Equivalents
Level 3 Select Covenants (cont’d)

Level 3 Select Covenants
Description		Covenants
10.	Intercompany Debt

All intercompany debt owed by Level 3 loan parties to Level 3 non-loan parties must be subordinated on customary terms to be reasonably agreed

Additional basket to include guarantees by Level 3 in respect of the Lumen Tech Superpriority revolving credit facility as contemplated in the term sheet (as refinanced or replaced)

11.	Acquired/Assumed Debt	Closing date leverage or PF no worse on acquired / assumed debt

12.	A/R Facility or Other A/R Securitization Realization	$250MM free and clear, subject to an additional $100MM upon one notch upgrade for Level 3 secured debt from 2 out of 3 rating agencies

Lien Capacity[4]

13.	Credit Facilities Lien Basket	Removed and replaced with basket for Incremental L3 1L debt

14.	Incremental L3 1L Lien Basket	1L capacity at Level 3 equal to (1) a free and clear amount equal to the sum of (x) existing 1L + (y) $1,575M, plus (2) unlimited subject to first lien leverage ratio of 3.25x until June 30, 2025, 3.50x thereafter

15.	Non-Collateral Lien Basket	Removed

16.	Foreign Restricted Subsidiary Basket	Removed

17.	Capital Leases / Purchase Money Lien Basket	No change from Existing Level 3 Credit Agreement

18.	Junior Liens	$500MM of 2L lien capacity, provided that there shall be no junior lien debt capacity in addition to the $500MM basket in the event that 2L is unwound.

19.	General Liens	$75MM general liens

20.	Securitization Debt

Minimum of 50% of proceeds to be applied to 1L / 2L debt

Pro forma 1L / 2L Level 3 gross leverage shall be no worse following securitization incurrence and use of proceeds thereof. 2L debt reductions may be consummated in a manner determined by the Company including by way of below par repurchases. Securitization debt will not count against ratios so long as incurred on customary limited recourse basis

[4]	Additional basket to include guarantees by Level 3 in respect of the Lumen Tech Superpriority revolving credit facility as contemplated in the term sheet (as refinanced or replaced).

2

Subject to FRE 408 and State Law Equivalents
Level 3 Select Covenants (cont’d)

Level 3 Select Covenants
Description		Covenants
Restricted Payments Capacity[5]

21.	“Grower” CCFAFC Builder Basket	$175MM starter amount increased by the amount of cash interest paid on any intercompany loan owed to Level 3 or any other loan party (secured or unsecured), plus excess cash flow after debt service, plus the amount of any investments and RPs made by Lumen/Qwest to Level 3

22.	“Grower” Cash Equity / Conversion Builder Basket	To be removed

23.	4.25x CCFAFC Ratio Basket	To be removed

24.	Pari Passu Incurrence Basket	Proceeds of any permitted pari passu Level 3 1L incurrence may be distributed

25.	EMEA Asset Sale Proceeds	Ability to dividend net proceeds from EMEA asset sale

26.	Securitization	Up to 50% of securitization proceeds may be distributed so long as pro forma Level 3 1L and 2L net leverage remains neutral. Securitization debt will not count against ratios so long as incurred on customary limited recourse basis. Test applies only to securitization proceeds remaining after the required paydown of 1L / 2L debt in connection with the Securitization Debt Basket (see row 20)

27.	Intercompany Loans	Ability to create InterCo secured loan from Level 3 to Lumen for amount that aligns with the transaction term sheet

28.	General Basket	No other general dollar basket

Permitted Investments Capacity[6]

29.	General Basket	$200MM

30.	Telecommunications/IS Business Permitted Investments	Limited to $200MM, subject to an additional $200MM if the Company achieves ratings trigger (one notch upgrade for Level 3 secured debt from 2 out of 3 rating agencies)

Other

31.	Serta	To include customary Serta protection (which will (x) require all affected lender consent under applicable facility to subordinate the applicable loans in right of payment or lien priority (subject to any such senior debt being offered to all lenders on a pro rata basis) or to release all or substantially all the collateral (except as provided in Section 9.18 of the Level 3 Credit Agreement, as amended in accordance with the Documentation Principles) or all or substantially all of the value of the guarantees and (y) require all affected holder consent under the applicable issuance to subordinate the applicable notes in right of payment and consent of holders of at least 2/3 of the outstanding notes of the applicable issuance of notes to subordinate such notes in lien priority or to release all or substantially all the collateral or all or substantially all the value of the guarantees)

[5]	Capacity limited to RPs made in cash (i.e., no asset transfers).
[6]	Capacity to include InterCo secured loan from Level 3 to Lumen for amount that aligns with the transaction term sheet

3

Subject to FRE 408 and State Law Equivalents
Level 3 Select Covenants (cont’d)

Level 3 Select Covenants
Description		Covenants
32.	Chewy	To include customary Chewy protection (which will require all affected lender consent under applicable facility to amend or waive such protection)

33.	J. Crew	To include customary J. Crew protection, which, for the avoidance of doubt will include material assets in addition to material intellectual property (which will require all affected lender consent under the applicable facility to amend or waive such protection ad consent of holders of at least 2/3 of the outstanding notes of the applicable issuance of notes to amend or waive such protection)

34.	DACAs	To be required in customary form and subject to customary exclusions and a minimum threshold to be agreed

35.	Digital Product Flexibility

Flexibility on digital products, including NaaS/ExaSwitch/Edge, but ability to raise funding for digital products to be akin to, and treated consistently with, securitization financings

Level 3 to retain flexibility over assets (including IP) which are bona fide related to ExaSwitch and Black Lotus Labs prior to or after closing, including ability to transfer such assets to one or more unrestricted subsidiaries (that are direct or indirect subsidiaries of any Guarantor) and/or to Lumen as determined by Level 3

36.	Unrestricted Subsidiaries	Unrestricted subsidiaries permitted for bona fide reasons and not for liability management, subject to unrestricted subsidiaries being a direct or indirect subsidiary of a loan party (which will require all affected lender consent under applicable facility to amend or waive such requirements and consent of holders of at least 2/3 of the outstanding notes of the applicable issuance of notes to amend or waive such requirements)

37.	Double- Dip / Pari-plus	No double-dip / pari-plus structure except as contemplated by the transaction

38.	Asset Sale	Asset sale / 75% cash consideration, FMV, no designated non-cash consideration concept, 100% of the proceeds are swept, and no reinvestment right, applies to all assets; sweep threshold $37.5MM per transaction, plus $75MM per year in the aggregate; subject in each case to other customary exceptions (dispositions or obsolete equipment, etc.)

39.	Sale Leasebacks	Must use purchase money/capital lease debt basket for capacity, with proceeds subject to asset sale sweep

40.	Existing Intercompany Debt	Treatment to be set forth in the definitive documentation

41.	Reorganization Subsidiaries	Treatment to be set forth in the definitive documentation

42.	Financial Statements	Company shall continue to file financial statements (the filing of which will be consistent with past practice)

43.	Collateral and Subsidiary Definitions	Excluded collateral / excluded subsidiaries concepts and other guaranty/collateral definitions to be set forth in the definitive documentation and, in any event, to be substantially consistent with the Existing Documents with revisions to include additional collateral and guarantees as may be agreed.

4

Subject to FRE 408 and State Law Equivalents
Level 3 Select Covenants (cont’d)

Level 3 Select Covenants
Description		Covenants

44.	Securitization	To include customary carveouts to enable Company to effect a securitization (provided that the securitization is permitted by the debt covenants per above)

45.	2L Document Language	2L to receive same covenants as existing unsecured bonds (before covenant revisions)

5

Subject to FRE 408 and State Law Equivalents

Lumen Select Covenants1

Lumen Select Covenants
Description		Covenants
Debt Capacity
1.	Incremental Lumen Superpriority Debt	Amount equal to incremental Lumen superpriority debt that would have been issued had 100% of applicable lenders participated in proposed transaction on terms provided to the parties to the Amended and Restated Transaction Support Agreement pursuant to the terms thereof; plus amount equivalent to outstanding principal amount of Qwest unsecured debt due 2025; plus any future increase in revolver commitment subject to item #7 below. Lumen superpriority debt incurred under this basket may only be incurred as SOSP debt and may not be incurred to finance any acquisition or investment by Level 3 or Qwest Corp or their respective subsidiaries.

2.	Capital Leases Debt	Consolidated with Purchase Money Debt basket in item #3 below

3.	Capital Leases / Purchase Money Debt	Existing plus $250MM, increasing to the greater of $500MM and applicable % of EBITDA if company achieves ratings trigger (to be defined as B3 / B- from 2 out of the 3 rating agencies), may be secured to the extent permitted in the existing

4.	General / Other Debt Basket	To be removed

5.	Junior Debt	Unlimited junior lien or unsecured debt if incurred solely by obligors (other than any Level 3 guarantor or any Qwest guarantor) and, if secured, fully junior to new superpriority debt; negative pledge on Qwest secured debt

6.	Incremental Equivalent Debt Dollar Basket	See item #1 above

7.	Incremental Revolving Facility	The Company shall only be permitted to increase the Second-Out Superpriority RCF in an aggregate principal amount not to exceed $750M (in addition to the existing Second-Out Superpriority RCF at closing) subject to Required Revolving Lender consent (and there will be no increase/incremental First-Out Superpriority RCF capacity under the Lumen Tech Superpriority Revolving/Term A Credit Agreement or the Lumen Tech Superpriority Term B Credit Agreement).

8.	Incremental / Incremental Equivalent Debt Ratio Basket	Ratio to be aligned with pro forma leverage as of the TSA Transaction closing date, provided that, solely for purposes of the First-Out Superpriority RCF and Second-Out Superpriority RCF, (i) for the purposes of calculating closing date leverage and leverage for the purposes of incurrence of ratio debt, EBITDA will be calculated without giving effect to any adjustments related to cost savings, synergies, operating improvements, etc. described in the definition of “Pro Forma Basis” and (ii) ratio debt may not be incurred to finance any acquisition or investment by Level 3 or Qwest Corp or their respective subsidiaries.

[1]

For the avoidance of doubt, all covenant capacity shown under the “Lumen Select Covenants” grid is incremental to the capacity agreed upon at Level 3 (i.e., use of capacity at Level 3 will not count against any baskets under the Lumen debt agreements – e.g., Level 3 debt, liens, investments, assets sales, etc., will not count against Lumen baskets). Debt instruments will each include customary carveout specifying that any paid-in-kind interest shall not count as incurrence of indebtedness for purposes of indebtedness and lien covenants and leverage ratio calculations. Further, Level 3, Qwest Corp and their respective subsidiaries will be “Restricted Subsidiaries” for purposes of the Lumen Tech Superpriority Revolving/Term A Credit Agreement and Lumen Tech Superpriority Term B Credit Agreement and subject to each of the affirmative covenants, negative covenants and events of default contained therein (subject to the baskets as described in this Annex A).

Subject to FRE 408 and State Law Equivalents
Lumen Select Covenants (cont’d)

Lumen Select Covenants
Description		Covenants

Leverage for purposes of debt and lien baskets equal to (a) Level 3 debt, Lumen SP debt and any debt at subsidiaries that is not securitization debt (excluding A/R financings), divided by (b) total company EBITDA less EBITDA attributable to securitized assets (excluding A/R financing assets); company required to deliver compliance certificates for leverage ratio calculation in connection with reliance thereon.

Lumen superpriority debt incurred under this basket may only be incurred as SOSP debt.

9.	Lumen Secured Intercompany Loan

The $1.2B intercompany loan made by Level 3 to Lumen and incurred upon closing of the TSA Transactions as superpriority debt will cease to constitute superpriority debt (i.e., will no longer benefit from the liens granted by Lumen) to the extent that secured first lien and second lien debt at Level 3 (together with any secured refinancing thereof) is repaid in full (or receives distributions in respect thereof in an insolvency proceeding).

There shall be no increase in the amount of the $1.2B intercompany and any prepayments thereof shall result in a permanent reduction thereof.

To the extent Lumen makes any voluntary prepayments in cash on the intercompany loan while such loan is outstanding, Lumen will have the ability to reborrow from Level 3 in the amount of any such voluntary prepayments.

10.	Level 3 Debt

All debt permitted to be incurred under Level 3 credit agreement at closing will be permitted under separate baskets under the Lumen debt documents and will not reduce the capacity of other baskets under the Lumen debt documents.

For the avoidance of doubt, subject to footnote 1 above, Level 3, Qwest Corp and their respective subsidiaries will be Restricted Subsidiaries for the purposes of the Lumen credit agreement and subject to each of the affirmative covenants, negative covenants and events of default (subject to the baskets described in this Annex A).

11.	Qualified Receivables Facilities	$500MM Qualified Receivables Facilities

12.	Securitization Debt

Minimum of 50% of proceeds to be applied to superpriority debt, with such proceeds to be applied to repay (to the extent amounts are outstanding) and permanently reduce the commitments under the Second-Out Superpriority RCF pro rata with other superpriority debt; otherwise Lumen to retain proceeds. For the avoidance of doubt, to the extent the applicable pro rata Second-Out Superpriority RCF amount is not drawn, the Company retains the applicable proceeds but reduces the commitments by such pro rata amount.

Pro forma superpriority gross leverage shall be no worse following securitization incurrence and use of proceeds thereof. Securitization debt will not count against ratios so long as incurred on customary limited recourse basis.

13.	Acquired/Assumed Debt	Limit on acquired/assumed debt at a leverage level that is no worse than leverage pro forma for the transaction (and liens limited to assets acquired)

14.	Qwest Corp Debt	Prior to the consummation of the Qwest Transaction, Qwest Corporation and its subsidiaries (the “Qwest Entities”) will be permitted to incur any debt (or guarantees in respect of debt) permitted under the terms of the Lumen debt documents, except:

7

Subject to FRE 408 and State Law Equivalents
Lumen Select Covenants (cont’d)

Lumen Select Covenants
Description		Covenants

•  debt incurred by the Qwest Entities pursuant to (x) the ratio basket set forth above in row 8 and (y) for the avoidance of doubt, rows 1 and 6 above; provided that incurrence of pari passu (with SOSP) debt at Lumen with pari passu credit support from any of the Qwest Entities pursuant to the ratio basket set forth above is permitted;

•  debt incurred by the Qwest Entities pursuant to the junior debt basket set forth above in row 5 (except to the extent incurred after the guarantee by Qwest Corporation for the benefit of Lumen is put in place and such debt is subordinate in right of payment to such guarantee); and

•  acquisition debt incurred at Qwest Corporation.

Following the consummation of the Qwest Transaction, Qwest Corporation and its subsidiaries may incur unsecured debt in reliance upon a ratio basket subject to pro forma leverage of Qwest Corporation and its subsidiaries as of the Closing Date (provided that no payment-in-kind debt shall be permitted to be incurred by Qwest Corporation; provided further that such payment-in-kind restriction shall not apply to guarantees of Lumen debt)

15.	Lumen Senior Unsecured Notes due 2026 Basket	Superpriority amount (incurred only as SOSP debt) equivalent to outstanding principal amount of Lumen Senior Unsecured Notes due 2026.

Lien Capacity

16.	Non-Loan Party Liens	To be removed

17.	General Lien Basket	De minimis and not used to secure debt for borrowed money

18.	Other Liens	Liens permitted to secure applicable secured debt baskets set forth above

Restricted Payments[2]

19.	Restricted Payments Dollar Basket	$175MM

20.	Restricted Payments Ratio Basket	Total leverage ratio <3.25x; increases to <3.50x, subject to achieving ratings trigger (B3 / B- (or greater) from 2 out of 3 rating agencies)

[2]	Lumen RP capacity to include customary basket for payments in relation to preferred stock and existing long term incentive / executive compensation programs.

8

Subject to FRE 408 and State Law Equivalents
Lumen Select Covenants (cont’d)

Lumen Select Covenants
Description		Covenants
Permitted Investments
21.	Non-Guarantor Subsidiaries

Equal to the cumulative excess cash flow swept from Level 3; provided that there shall be additional carveouts to permit investments in non-loan parties:

•  Consisting of intercompany liabilities incurred in connection with the cash management, tax and accounting operations of the company and its subsidiaries, or of intercompany loans, advances or indebtedness having a term not exceeding 364 days and made in the ordinary course of business;

•  In an amount equal to the amount of aggregate cash distributions received by Lumen loan parties from non-loan parties; provided that investments made pursuant to this carveout shall be limited to cash investments used for scheduled debt service, working capital and capital expenditures in each case paid in the ordinary course of business; and

•  In an amount in cash sufficient to redeem the Qwest notes due 2025.

For purposes of the Lumen Tech Revolving/Term Loan A Credit Agreement only, Level 3 and its subsidiaries that guarantee the Lumen superpriority debt will be deemed to be a non-guarantor for purposes of the Investments covenant. For purposes of the Lumen Tech Revolving/Term Loan A Credit Agreement, the Lumen Tech Term Loan B Credit Agreement, and the Lumen Tech 4.125% Superpriority Indenture, Qwest Corporation and its subsidiaries that guarantee the Lumen superpriority debt will be deemed to be a non-guarantor for purposes of the Investments covenant.

22.	Investment Dollar Basket	$300MM free and clear, plus $200MM subject to achieving ratings trigger (B3 / B- (or greater) from 2 out of 3 rating agencies)

23.	Investment Ratio Basket	Total leverage ratio <3.25x; increases to <3.50x subject to achieving ratings trigger (B3 / B- (or greater) from 2 out of 3 rating agencies)

Asset Sales

24.	Unlimited Intercompany Dispositions to Non-Loan Party Subsidiaries

$250MM; provided that there shall be additional carveout to permit dispositions in the form of cash investments in non-loan parties consisting of intercompany liabilities incurred in connection with the cash management, tax and accounting operations of Lumen and its subsidiaries, or of intercompany loans, advances or indebtedness having a term not exceeding 364 days and in each case made in the ordinary course of business.

For purposes of the Lumen Tech Revolving/Term Loan A Credit Agreement only, Level 3 and its subsidiaries that guarantee the Lumen superpriority debt will be deemed to be a non-guarantor for purposes of the dispositions covenant. For purposes of the Lumen Tech Revolving/Term Loan A Credit Agreement, the Lumen Tech Term Loan B Credit Agreement, and the Lumen Tech 4.125% Superpriority Indenture, Qwest Corporation and its subsidiaries that guarantee the Lumen superpriority debt will be deemed to be a non-guarantor for purposes of the dispositions covenant.

25.	Uncapped Basket[3]

Minimum of 50% of proceeds to be applied to superpriority debt

Pro forma superpriority gross leverage shall be no worse following asset sale and use of proceeds thereof. Securitization debt will not count against ratios so long as incurred on customary limited recourse basis. Proceeds (together with any casualty proceeds and securitization proceeds) to be applied to the superpriority debt on a pro rata basis, including the Second-Out Superpriority RCF (with a permanent reduction in commitments and the reduction of unfunded commitments prior to repaying outstanding Second-Out Superpriority RCF loans); otherwise Lumen to retain the proceeds. For the avoidance of doubt, to the extent the applicable pro rata Second-Out Superpriority RCF amount is not drawn, the Company retains the applicable proceeds but reduces the commitments by such pro rata amount.

[3]

All other provisions of existing covenants apply (Net proceeds must be applied in accordance with sweep, no EOD, Borrower may not dispose of all / substantially all of the assets in a single transaction / series of transactions and at least 75% of proceeds must be cash or equivalents (75% cash consideration does not apply to disposition of assets with FMV <$150MM). Designated Non-Cash Consideration equals 2.0% of CTA).

9

Subject to FRE 408 and State Law Equivalents
Lumen Select Covenants (cont’d)

Lumen Select Covenants
Description		Covenants
26.	General Dollar Basket (<$150MM FMV)	$150MM (no change)

Financial Covenants

27.	Financial Covenants	Financial covenants to be set forth in the definitive documentation (and to comprise (1) a total net leverage ratio not to exceed 5.75x through and including 4Q24, stepping down to (i) 5.50x through and including 4Q25 and (ii) 5.25x thereafter and (2) a minimum interest coverage ratio of 2.00x)

Other

28.	Immaterial Subsidiary Definition	Definition of Immaterial Subsidiary to be set forth in the definitive documentation with thresholds to be agreed

29.	Serta	To include customary Serta protection (which will require (x) all affected lender consent under applicable facility to subordinate the applicable loans in right of payment or lien priority (subject to, with respect to the Lumen Tech Superpriority Term B Credit Agreement only, any such senior debt being offered to all lenders on a pro rata basis) or to release all or substantially all the collateral (except as provided in Section 9.18 of the Existing Lumen Tech Credit Agreement) or all or substantially all of the value of the guarantees) and which will require all affected lender consent under applicable facility to amend or waive such protection and (y) require all affected holder consent under the applicable issuance to subordinate the applicable notes in right of payment and consent of holders of at least 2/3 of the outstanding notes of the applicable issuance of notes to subordinate such notes in lien priority or to release all or substantially all the collateral or all or substantially all the value of the guarantees)

30.	Chewy	To include customary Chewy protection (which will require all affected lender consent under applicable facility to amend or waive such protection)

31.	J. Crew	To include customary J. Crew protection, which, for the avoidance of doubt will include material assets in addition to material intellectual property (which will require all affected lender consent under applicable facility to amend or waive such protection and consent of holders of at least 2/3 of the outstanding notes of the applicable issuance of notes to amend or waive such protection)

32.	DACA/SACAs	To be required in customary form and subject to customary exclusions and a minimum threshold to be agreed

33.	Digital Product Flexibility

Flexibility on digital products, including NaaS/ExaSwitch/Edge, but ability to raise funding for digital products to be akin to, and treated consistently with, securitization financings

Lumen to retain flexibility over assets (including IP) which are bona fide related to ExaSwitch and Black Lotus Labs prior to or after closing, including ability to transfer such assets to one or more unrestricted subsidiaries (that are direct or indirect subsidiaries of any Guarantor) as determined by Lumen

10

Subject to FRE 408 and State Law Equivalents
Lumen Select Covenants (cont’d)

Lumen Select Covenants
Description		Covenants
34.	Unrestricted Subsidiaries	Same documentation with respect to Unrestricted Subsidiaries set forth in item 36 for Level 3 above

35.	Double- Dip / Pari-plus	No double-dip / pari-plus structure except as contemplated by the transaction

36.	Sale Leaseback Capacity	Subject to capital lease basket / not for liability management; proceeds shall be subject to asset sale sweep

37.	Existing Intercompany Debt	Treatment to be set forth in the definitive documentation, with maturity to be extended beyond extended Lumen debt

38.	Securitization	To include customary carveouts to enable Company to effect a securitization (provided that the securitization is permitted by the debt covenants per above)

11

EXHIBIT E

FORM OF PERMITTED TRANSFEREE JOINDER

The undersigned (the “Transferee”) hereby (a) acknowledges that it has read and understands the Transaction Support Agreement (together with the exhibits and attachments thereto (including the Term Sheet (as defined therein)), as each may be amended, restated, supplemented, or otherwise modified from time to time in accordance with the terms thereof, the “Agreement”), dated as of October 31, 2023 (as amended and restated on January 22, 2024), entered into by and among (i) Lumen Technologies, Inc., a Louisiana corporation (“Lumen”), Level 3 Financing, Inc., a Delaware corporation (“Level 3”) and Qwest Corporation, a Colorado corporation (“Qwest”, and collectively with Lumen and Level 3, the “Company”), (ii) [Transferor’s Name] (the “Transferor”) and (iii) other holders of Existing Debt (as defined in the Agreement); and (b) with respect to the Applicable Existing Debt to be acquired from the Transferor, agrees from and after such acquisition to be bound to the terms and conditions of the Agreement to the extent that Transferor was thereby bound, without modification, and shall be deemed a “Consenting Party” under the terms of the Agreement. The Transferee hereby makes as of the date hereof all representations and warranties made therein by all other Consenting Parties. All Existing Debt held by the Transferee (now or hereafter) shall be subject in all respects to the Agreement. All notices and other communications given or made pursuant to the Agreement shall be sent to the Transferee at the address set forth below in the Transferee’s signature below.

The undersigned Transferee represents that it has not been solicited by the Transferor to purchase the Applicable Existing Debt in the United States by means of any form of general solicitation or general advertising within the meaning of Rule 502(c), including, but not limited to (i) any advertisement, article, notice or other communication published in any newspaper, magazine or similar media or broadcast over television or radio, or (ii) any seminar or meeting whose attendees have been invited by any general solicitation or general advertising, or by means of any directed selling efforts within the meaning of Rule 902(c) of Regulation S.

Capitalized terms used but not defined herein shall have the meanings given to such terms in the Agreement.

Date Executed: _____________, [•]

[Name of Transferee]

By:
Name:
Title:

Notice Information:

Acknowledged and agreed to by:

Lumen Technologies, Inc.

By:
Name:
Title:

Holdings:

Tranche	Beneficial/Record Ownership			Open Trade Acquisitions			Open Trade Sales
Existing Level 3 Term Loans	$	[___	]	$	[___	]	$	[___	]
Existing Level 3 3.400% Senior Secured Notes	$	[___	]	$	[___	]	$	[___	]
Existing Level 3 3.875% Senior Secured Notes	$	[___	]	$	[___	]	$	[___	]
Existing Level 3 10.500% Senior Secured Notes	$	[___	]	$	[___	]	$	[___	]
Existing Level 3 3.625% Senior Unsecured Notes	$	[___	]	$	[___	]	$	[___	]
Existing Level 3 3.750% Senior Unsecured ESG Notes	$	[___	]	$	[___	]	$	[___	]
Existing Level 3 4.250% Senior Unsecured Notes	$	[___	]	$	[___	]	$	[___	]
Existing Level 3 4.625% Senior Unsecured Notes	$	[___	]	$	[___	]	$	[___	]
Existing Revolver Exposure	$	[___	]	$	[___	]	$	[___	]
Existing Lumen Tech Term A/A-1 Loans	$	[___	]	$	[___	]	$	[___	]
Existing Lumen Tech Term B Loans	$	[___	]	$	[___	]	$	[___	]
Existing Lumen Tech 4.000% Senior Secured Notes	$	[___	]	$	[___	]	$	[___	]
Existing Lumen Tech 5.125% Senior Unsecured Notes	$	[___	]	$	[___	]	$	[___	]
Existing Lumen Tech 5.625% Senior Unsecured Notes	$	[___	]	$	[___	]	$	[___	]
Existing Lumen Tech 7.200% Senior Unsecured Notes	$	[___	]	$	[___	]	$	[___	]
Existing Qwest 7.250% Unsecured Notes	$	[___	]	$	[___	]	$	[___	]

EXHIBIT F

FORM OF ADDITIONAL CONSENTING PARTY JOINDER

The undersigned (the “Additional Consenting Party”) hereby (a) acknowledges that it has read and understands the Transaction Support Agreement (together with the exhibits and attachments thereto (including the Term Sheet (as defined therein)), as each may be amended, restated, supplemented, or otherwise modified from time to time in accordance with the terms thereof, the “Agreement”), dated as of October 31, 2023 (as amended and restated on January 22, 2024), entered into by and among Lumen Technologies, Inc., a Louisiana corporation (“Lumen”), Level 3 Financing, Inc., a Delaware corporation (“Level 3”) and Qwest Corporation, a Colorado corporation (“Qwest”, and collectively with Lumen and Level 3, the “Company”) and other holders of Existing Debt (as defined in the Agreement), (b) represents that it either (A) is the beneficial or record owner of the principal amount of Existing Debt indicated on its respective signature page hereto or (B) has sole investment or voting discretion with respect to the principal amount of Existing Debt indicated on its respective signature page hereto and has the power and authority to bind the beneficial owner of such Existing Debt to the terms of this Agreement, (c) represents that it has not been solicited to purchase the New Money First Lien Notes in the United States by means of any form of general solicitation or general advertising within the meaning of Rule 502(c), including, but not limited to (i) any advertisement, article, notice or other communication published in any newspaper, magazine or similar media or broadcast over television or radio, or (ii) any seminar or meeting whose attendees have been invited by any general solicitation or general advertising, or by means of any directed selling efforts within the meaning of Rule 902(c) of Regulation S, and (d) with respect to the Existing Debt held by such Additional Consenting Party, agrees from and after the date of this joinder to be bound to the terms and conditions of the Agreement, and shall be deemed a “Consenting Party” under the terms of the Agreement; provided, the Additional Consenting Party shall not be entitled to subscribe to provide any portion of the New Money First Lien Notes unless otherwise agreed to in writing by the Majority Consenting Parties and the Company. The Additional Consenting Party hereby makes as of the date hereof all representations and warranties made therein by all other Consenting Parties. All Existing Debt held by the Additional Consenting Party (now or hereafter) shall be subject in all respects to the Agreement. All notices and other communications given or made pursuant to the Agreement shall be sent to the Additional Consenting Party at the address set forth below in the Additional Consenting Party’s signature below.

Capitalized terms used but not defined herein shall have the meanings given to such terms in the Agreement.

Date Executed: _____________, [•]

[Name of Additional Consenting Party]

By:
Name:
Title:

Notice Information:

Acknowledged and agreed to by:

Lumen Technologies, Inc.

By:
Name:
Title:

Holdings:

Tranche	Beneficial/Record Ownership			Open Trade Acquisitions			Open Trade Sales
Existing Level 3 Term Loans	$	[___	]	$	[___	]	$	[___	]
Existing Level 3 3.400% Senior Secured Notes	$	[___	]	$	[___	]	$	[___	]
Existing Level 3 3.875% Senior Secured Notes	$	[___	]	$	[___	]	$	[___	]
Existing Level 3 10.500% Senior Secured Notes	$	[___	]	$	[___	]	$	[___	]
Existing Level 3 3.625% Senior Unsecured Notes	$	[___	]	$	[___	]	$	[___	]
Existing Level 3 3.750% Senior Unsecured ESG Notes	$	[___	]	$	[___	]	$	[___	]
Existing Level 3 4.250% Senior Unsecured Notes	$	[___	]	$	[___	]	$	[___	]
Existing Level 3 4.625% Senior Unsecured Notes	$	[___	]	$	[___	]	$	[___	]
Existing Revolver Exposure	$	[___	]	$	[___	]	$	[___	]
Existing Lumen Tech Term A/A-1 Loans	$	[___	]	$	[___	]	$	[___	]
Existing Lumen Tech Term B Loans	$	[___	]	$	[___	]	$	[___	]
Existing Lumen Tech 4.000% Senior Secured Notes	$	[___	]	$	[___	]	$	[___	]
Existing Lumen Tech 5.125% Senior Unsecured Notes	$	[___	]	$	[___	]	$	[___	]
Existing Lumen Tech 5.625% Senior Unsecured Notes	$	[___	]	$	[___	]	$	[___	]
Existing Lumen Tech 7.200% Senior Unsecured Notes	$	[___	]	$	[___	]	$	[___	]
Existing Qwest 7.250% Unsecured Notes	$	[___	]	$	[___	]	$	[___	]